UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CAMBREX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Voting common stock, par value $.10 per share (“Class A common stock”); and Non-voting common stock, par value $.10 per share (“Class B common stock”)

(2)

Aggregate number of securities to which transaction applies:

As of the close of business on September 4, 2019, there were 33,686,564 shares of Class A common stock outstanding; no shares of Class B common stock outstanding; 1,132,649 shares of Class A common stock issuable upon the exercise of outstanding stock options with an exercise price less than $60.00 per share (each, a “Company Option”); 40,729 shares of Class A common stock underlying Company restricted stock units subject solely to time-vesting conditions (each, a “Company RSU”); and 162,000 shares of Class A common stock underlying Company restricted stock units subject to performance-vesting conditions (each, a “Company PSU”), assuming performance-based vesting conditions deemed achieved at maximum-level performance.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 33,686,564 shares of Class A common stock multiplied by the cash merger consideration of $60.00 per share; (B) 1,132,649 shares of Class A common stock issuable upon the exercise of outstanding stock options with an exercise price less than $60.00 per share multiplied by $18.20925 (the difference between the cash merger consideration of $60.00 per share and the weighted average exercise price of $41.79075 per share); (C) 40,729 shares of Class A common stock underlying Company RSUs multiplied by the cash merger consideration of $60.00 per share; and (D) 162,000 shares of Class A common stock underlying Company PSUs multiplied by the cash merger consideration of $60.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $2,053,982,270
(5)

Total fee paid:

$248,942.65

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $2,053,982,270 (the proposed maximum aggregate value of the transaction) by 0.0001212.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2019

CAMBREX CORPORATION

One Meadowlands Plaza

East Rutherford, New Jersey 07073

[●], 2019

Dear Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Cambrex Corporation (the “Company”) to be held on [●], 2019, at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073, at [●], Eastern time.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2019 (the “Merger Agreement”), by and among Catalog Intermediate Inc. (“Parent”), Catalog Merger Sub Inc. (“Merger Sub”) and the Company, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Parent and Merger Sub are controlled by investment funds advised by Permira Advisers LLC (“Permira”). Permira is a global investment firm. Founded in 1985, Permira advises funds with a total committed capital of approximately US$48 billion (€41.5 billion) and makes long-term investments, including majority control investments as well as strategic minority investments, in companies with the objective of transforming their performance and driving sustainable growth. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $60.00 in cash, without interest thereon and net of any required withholding of taxes, for each share of the Company’s Class A common stock, par value $.10 per share, and each share of Class B common stock, par value $.10 per share (collectively, the “Company Common Stock”), that you own (unless you have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and have properly exercised your statutory rights of appraisal in respect of such shares of Company Common Stock under Delaware law), which represents a premium of approximately: (1) 47.1% to the closing price of the Company Common Stock on August 6, 2019, the last trading day prior to the Company’s announcement of the Merger, and (2) 37.3% to the 60-day volume weighted average closing price leading up to the announcement of the Merger.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery by the Company of the Merger Agreement and the Fee Funding Agreement described further in the accompanying proxy statement, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware; and (iv) directed that the adoption of the

Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person at the Special Meeting, you must obtain a “legal proxy.”

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Samantha Hanley

Corporate Secretary

The accompanying proxy statement is dated [●], 2019 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2019.

CAMBREX CORPORATION

One Meadowlands Plaza

East Rutherford, New Jersey 07073

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Cambrex Corporation, a Delaware corporation (the “Company”), will be held on [●], 2019, at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073, at [●], Eastern time, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 7, 2019 (the “Merger Agreement”), by and among Catalog Intermediate Inc. (“Parent”), Catalog Merger Sub Inc. (“Merger Sub”) and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”);

2. To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only stockholders of record as of the close of business on [●], 2019, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By Order of the Board of Directors,

Samantha Hanley

Corporate Secretary

Dated: [●], 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the proposal to adjourn the Special Meeting.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

i

Annexes

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Catalog Merger Sub Inc. with and into Cambrex Corporation (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”) without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Cambrex,” the “Company,” “we,” “our,” “us” and similar words refer to Cambrex Corporation. Throughout this proxy statement, we refer to Catalog Intermediate Inc. as “Parent” and Catalog Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of August 7, 2019, by and among Parent, Merger Sub and the Company, as the “Merger Agreement,” our voting common stock, par value $.10 per share, as “Class A Common Stock,” our non-voting common stock, par value $.10 per share, together with the Class A Common Stock, as “Company Common Stock” and the holders of Company Common Stock as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger (Page [●])

Cambrex Corporation

Cambrex Corporation, a Delaware corporation, began business in December 1981. Cambrex is a life sciences company that provides products and services that accelerate and improve the development and commercialization of new and generic therapeutics. The Company primarily supplies its products and services worldwide to innovator and generic pharmaceutical companies. The Company Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CBM.”

Catalog Intermediate Inc.

Parent was formed on August 2, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Catalog Merger Sub Inc.

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on August 2, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Parent and Merger Sub are controlled by investment funds advised by Permira Advisers LLC (“Permira”). Permira is a global investment firm. Founded in 1985, Permira advises funds with a total committed capital of approximately US$48 billion (€41.5 billion) and makes long-term investments, including majority control investments as well as strategic minority investments, in companies with the objective of transforming their performance and driving sustainable growth. The Permira funds have made over 250 private equity investments in five key sectors: Technology, Consumer, Financial Services, Industrial Tech and Services, and Healthcare. Permira employs over 250 people in 14 offices across Europe, North America, and Asia.

In connection with the transactions contemplated by the Merger Agreement, Permira VII L.P.1 and Permira VII L.P.2 SCSp (collectively, the “Permira Funds”), funds affiliated with Permira, have provided Parent with an equity commitment in an aggregate amount in euro equal to $1,382 million in cash (the “Equity Commitment”). The Equity Commitment will be available to fund a portion of the amounts required to be funded by Parent to pay the aggregate purchase price and the fees and expenses required to be paid at the closing of the Merger, as contemplated by, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter (as defined below). For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger (Page [●])

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, the Company Common Stock will no longer be publicly traded, and will be delisted from the NYSE. In addition, the Company Common Stock will be deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger becomes effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration (Page [●])

The Company Common Stock

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (collectively, the “Excluded Shares”) that are (A) owned or held in treasury by the Company, (B) owned by Parent or any of its subsidiaries, (C) owned by stockholders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect to such shares in accordance with, and who have complied with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically cancelled, extinguished and converted into the right to receive an amount in cash equal to $60.00 (the “Per Share Merger Consideration”), without interest thereon and net of any applicable withholding of taxes.

At or immediately prior to the Effective Time, Parent will deposit (or cause to be deposited) with a designated payment agent an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (other than holders of Excluded Shares) become entitled pursuant the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Options, Company RSUs and Company PSUs

The Merger Agreement provides that at the Effective Time:

•

each option to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of $60.00 (less the exercise price per share attributable to such Company Option), multiplied by the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option, provided that if the exercise price per share of any such Company Option is equal to or greater than $60.00, such Company Option will be cancelled for no consideration;

•

each Company restricted stock unit subject solely to time-vesting conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of $60.00, multiplied by the total number of shares of Company Common Stock subject to such Company RSU; and

•

each Company restricted stock unit subject to performance-vesting conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of $60.00, multiplied by the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at the greater of (x) target levels of performance and (y) actual levels of performance, without pro-ration.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Options, Company RSUs and Company PSUs.”

Material U.S. Federal Income Tax Consequences of the Merger (Page [●])

The receipt of cash by the Company’s stockholders in exchange for shares of Company Common Stock in the Merger will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes. Such receipt of cash by each stockholder that is a U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Appraisal Rights (Page [●])

If the Merger is consummated and certain conditions are met, the Company’s stockholders who continuously hold shares of Company Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that stockholders may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock.

To exercise appraisal rights, stockholders must: (1) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of Company Common Stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger (Page [●])

Under the Merger Agreement and as agreed by the parties, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated, and until the requisite approvals under European Commission Merger Regulation have been obtained. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

On August 21, 2019, the Company and Permira made the filings required to be made under the HSR Act and made a request for early termination of the HSR Act waiting period, and on September 3, 2019, early termination of such waiting period was granted.

On August 27, 2019, Permira made a referral request to the European Commission (the “Commission”) requesting that the Commission assume jurisdiction to review the Merger in lieu of certain Member States of the European Union (“Member States”). Following a pre-notification period and the formal filing of the referral request, the Member States have 15 working days within which to state their objection (the “Non-Opposition Period”). The Non-Opposition Period ends on [●].

Unless a Member State objects during the Non-Opposition Period (in which case the Merger will remain subject to review by certain Member States), the Commission will assume jurisdiction. Following a pre-notification period, the Commission has 25 working days to clear the Merger, either unconditionally or subject to accepted remedies (in which case the review period will be extended to 35 working days), or to open an in-depth investigation.

Closing Conditions (Page [●])

The obligations of the Company, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act and the requisite approvals under European Commission Merger Regulation;

•

the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited or prevented by any law or order issued by any court of competent jurisdiction or other governmental authority;

•

the accuracy of the representations and warranties of the Company, Parent and Merger Sub in the Merger Agreement, in some respects subject to certain materiality qualifiers, as of the date of the Merger Agreement, the date of the closing of the Merger, or an earlier date if such representation or warranty expressly speaks as of such earlier date;

•

the performance in all material respects by the Company, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger; and

•

since the date of the Merger Agreement, there has not been any change, event, effect, condition, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Financing of the Merger (Page [●])

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. It is anticipated that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $2,560 million in cash. In connection with the financing of the Merger, the Permira Funds, Parent, Merger Sub and certain affiliates of Parent and Merger Sub have entered into an equity commitment letter, dated August 7, 2019 (the “Equity Commitment Letter”), in respect of the Equity Commitment. The Equity Commitment is an amount in euro which is equal to $1,382 million in cash.

In connection with the financing of the Merger, Merger Sub also has obtained a Commitment Letter (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) from Royal Bank of Canada (the “Arranger”), pursuant to which the Arranger has committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, a senior secured first lien term loan facility in an amount equal to $875 million and a $135 million senior secured first lien revolving credit facility (collectively, the “First Lien Credit Facilities”), and a senior secured second lien term loan facility in an amount equal to $250 million (the “Second Lien Facility” and, together with the First Lien Credit Facilities, the “Facilities” and each, a “Facility”).

The Debt Financing (as defined below) contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions.

The Equity Commitment, the Debt Financing, and unrestricted cash at the Company will be available (i) to fund the aggregate purchase price, (ii) to repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to the Company’s existing credit agreement, (iii) for working capital and other general corporate purposes and (iv) to pay all fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to enforce the Equity Commitment Letter against the Permira Funds and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the Debt Financing. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Specific Performance.”

Pursuant to the Fee Funding Agreement, dated as of August 7, 2019 (the “Fee Funding Agreement”), delivered by the Permira Funds in favor of the Company, the Permira Funds have agreed to fund the following payment obligations of Parent and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations: (i) monetary damages, including all or a portion of the $123,200,859 Parent Termination Fee (as defined below) if required, on the terms and subject to the limitations set forth in the Merger Agreement; (ii) any amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement (the “Reimbursement Obligations”); (iii) any interest on the Parent Termination Fee required to be paid by Parent to the Company, as specified in the Merger Agreement (“Interest Expenses”); and (iv) any amounts in respect of certain out-of-pocket costs and expenses (including attorneys’ fees) related to the Company’s efforts to obtain payment of the Parent Termination Fee, as specified in the Merger Agreement (“Enforcement Expenses”). For more information about the Equity Commitment, Debt Financing and the Fee Funding Agreement, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Required Stockholder Approval (Page [●])

The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting (as defined below) is required to adopt the Merger Agreement. As of the Record Date, [●] shares constitute a majority of the outstanding shares of Company Common Stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present). The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

Approval of the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. For more information, please see the section of this proxy statement captioned “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of the shares of Company Common Stock outstanding as of the Record Date and entitled to vote at the Special Meeting (and approximately [●]% of the shares of Company Common Stock outstanding and entitled to vote when taking into account Company Options, Company RSUs and Company PSUs held by our directors and executive officers). Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Common Stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The Special Meeting (Page [●])

Date, Time and Place

A special meeting of the Company’s stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [●], 2019, at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073, at [●], Eastern time (the “Special Meeting”).

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Class A Common Stock at the close of business on [●], 2019 (the “Record Date”). Each holder of Class A Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were [●] shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Company Common Stock entitled to vote at the Special Meeting, present in person or by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Company’s Board of Directors (Page [●])

After considering various factors described in this proxy statement under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors of the Company (the “Board of Directors”): (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the Fee Funding Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting.

The Board of Directors recommends that the Company’s stockholders vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by stockholders, under certain circumstances, the Board of Directors may withhold, withdraw or modify the foregoing recommendation if it determines in good faith (after consultation with its financial advisors and its outside legal counsel) that failure to do so would be inconsistent with its directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withhold, withdraw or modify the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a specified number of days to enable Parent to adjust the terms and conditions of the Merger Agreement, the Debt Commitment Letter and the Equity Commitment Letter in such a manner that would obviate the need to effect a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”). The termination of the Merger Agreement by Parent following a Company Board Recommendation Change will result in the payment by the Company of a termination fee to Parent in the amount of $61,600,430. The termination of the Merger Agreement by the Company following the Board of Directors’ authorization for the Company to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by the Company of a termination fee to Parent of (a) if payable in connection with the Company’s entry into a definitive agreement prior to 12:01 a.m. on October 7, 2019 (the “Cut-Off Time”) with respect to a Superior Proposal made by an Excluded Party, $25,666,846 or (b) if payable in any other circumstance, $61,600,430. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Opinion of the Company’s Financial Advisor (Page [●])

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by the Board of Directors to act as its financial advisor in connection with a potential sale of the Company. The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the Company’s industry and its knowledge and understanding of the business and affairs of the Company. On August 6, 2019, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Per Share Merger Consideration to be received by the holders of shares, of Company Common Stock other than holders of the Excluded Shares, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Morgan Stanley delivered to the Board of Directors, dated August 6, 2019, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board of Directors and addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of shares of Company Common Stock, other than holders of the Excluded Shares, pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the Merger Agreement and did not address any other aspects or implications of the Merger. Morgan

Stanley’s opinion was not intended to, and does not constitute advice or a recommendation as to how stockholders should vote at any stockholders’ meeting to be held in connection with the Merger or to take any other action with respect to the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For a description of the opinion that our Board of Directors received from Morgan Stanley, see the section of this proxy statement captioned “The Merger—Opinion of the Company’s Financial Advisor.”

Interests of the Company’s Directors and Executive Officers in the Merger (Page [●])

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, the Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed or were contemplated at the time. These interests include, among others:

•

accelerated vesting and cash out, at the Effective Time, of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Options, Company RSUs and Company PSUs”;

•

the eligibility of certain of our executive officers to receive, in the event of a qualifying termination of employment, severance payments and benefits under an employment agreement between such executive officer and the Company, as more fully described below in the sections of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control” and “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Potential Change-In-Control Payments to Named Executive Officers”;

•	the eligibility of certain of our directors to receive compensation for service on the ad hoc transaction committee of the Board of Directors; and

•

continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers.”

Due to his role as an advisor for Permira and the chairman of one of Permira’s portfolio companies, Mr. Claes Glassell recused himself from board discussions regarding the Merger and abstained from voting as a member of the Board of Directors to approve the Merger Agreement and the Merger.

If the proposal to adopt the Merger Agreement is approved, the shares of Company Common Stock held by the Company’s directors and executive officers will be treated in the same manner as outstanding shares of the Company Common Stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration.”

Alternative Acquisition Proposals (Page [●])

The “Go-Shop” Period—Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until 12:01 a.m., New York City time, on September 22, 2019 (the “No-Shop Period Start Date”), the Company and its affiliates and their respective representatives have the right to, among other things and subject to certain conditions: (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop” Period—Solicitation of Other Offers”); and (2) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons with respect to any Acquisition Proposal and cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, as further described under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop” Period—Solicitation of Other Offers.”

The “No-Shop” Period—No Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company is subject to certain “no-shop” obligations (“no-shop obligations”) that prohibit the Company from, among other things: (1) soliciting, initiating, proposing or inducing the making, submission or announcement of, or knowingly encouraging, facilitating or assisting, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (2) furnishing to any person any non-public information relating to the Company or any of its subsidiaries, with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (3) participating or engaging in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal).

Notwithstanding these restrictions, the Company and its Representatives may continue to engage in the activities described above under the caption “—The “Go Shop” Period—Solicitation of Other Offers” with respect to any Excluded Party (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “Go-Shop” Period—Solicitation of Other Offers”) until the earlier of 12:01 am on October 7, 2019 and the time that such Excluded Party ceases to be an Excluded Party. In addition, under certain circumstances and notwithstanding these restrictions, after the No-Shop Period Start Date and prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company and the Board of Directors and their respective representatives may participate or engage in negotiations or discussions with, or provide information to, a person in respect of an unsolicited Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from a breach of the Company’s obligations, as described in the immediately preceding paragraph) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The “No-Shop” Period—No Solicitation of Offers.”

Prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a three-business-day period in an effort to adjust the terms and conditions of the Merger Agreement, the Debt Commitment Letter and the Equity Commitment Letter in such a manner that would obviate the need to effect a Company Board Recommendation Change.

If the Company terminates the Merger Agreement prior to the Cut-Off Time for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the adoption of the Merger Agreement by stockholders, the Company must substantially concurrently with such termination pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal under any other circumstance, the Company must pay a termination fee of $61,600,430 to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement (Page [●])

In addition to the circumstances described above, Parent and the Company have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual written agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., New York City time, on May 7, 2020 (the “Termination Date”), and if the Company’s stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). If the Company terminates the Merger Agreement prior to the Cut-Off Time for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the adoption of the Merger Agreement by stockholders, the Company must substantially concurrently with such termination pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal under any other circumstance, the Company must pay a termination fee of $61,600,430 to Parent. If Parent terminates the Merger Agreement due to the occurrence of a Parent Breach Termination or a Closing Failure Termination (each as defined below) or if the Merger Agreement is terminated because it has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Closing Failure Termination, Parent must pay a termination fee of $123,200,859. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Effect on the Company if the Merger is Not Completed (Page [●])

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

ii.

(A) the Company will remain an independent public company, (B) the Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and (C) the Company will continue to file periodic reports with the SEC; and

iii.

if the Company terminates the Merger Agreement prior to the Cut-Off Time for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the adoption of the Merger Agreement by stockholders, the Company must substantially concurrently with such termination pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal under any other circumstance, the Company must pay a termination fee of $61,600,430 to Parent. If Parent terminates the Merger Agreement due to the occurrence of a Parent Breach Termination or a Closing Failure Termination or if the Merger Agreement is terminated because it has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Closing Failure Termination, Parent must pay a termination fee of $123,200,859. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the documents we file with the SEC without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	What is the proposed transaction and what effects will it have on the Company?

A:

The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

Q:	Why am I receiving these materials?

A:

The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Class A Common Stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 2019, at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073, at [●], Eastern time.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned direct subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders of Class A Common Stock as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each such stockholder shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share of Class A Common Stock owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders of Class A Common Stock as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of

Class A Common Stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration, without interest thereon and net of any applicable withholding of taxes, for each share of Company Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights, and followed the procedures in the manner prescribed by Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $6,000.00 in cash in exchange for your shares of Company Common Stock, without any interest, and net of any applicable withholding of taxes.

Q:	How does the Per Share Merger Consideration compare to the market price of Company Common Stock prior to announcement of the Merger?

A:

The per share merger consideration represents a premium of approximately 47.1% to the closing share price of Company Common Stock on August 6, 2019, the last trading day prior to the announcement of the Merger, a premium of approximately 37.3% to the 60-day volume weighted average closing price leading up to the announcement of the Merger.

Q:	What are the U.S. federal income tax consequences of the Merger?

A:

The receipt of cash by the Company’s stockholders in exchange for shares of Company Common Stock in the Merger will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”) of Company Common Stock who receives cash in exchange for such U.S. holder’s shares of Company Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) such U.S. holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor.

A stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

For a more complete description of the U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page [●].

This proxy statement contains a discussion of the material U.S. federal income tax consequences of the Merger. This discussion does not address any non-U.S. tax consequences, nor does it pertain to state or local income or other tax consequences. You should consult your own tax advisors regarding the particular U.S. federal income tax consequences of the Merger to you in light of your particular circumstances, as well as the particular tax consequences to you of the Merger under any state, local or non-U.S. income or other tax laws.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, the Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

If the Company terminates the Merger Agreement prior to the Cut-Off Time for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the adoption of the Merger Agreement by stockholders, the Company must substantially concurrently with such termination pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal under any other circumstance, the Company must pay a termination fee of $61,600,430 to Parent. If Parent terminates the Merger Agreement due to the occurrence of a Parent Breach Termination or a Closing Failure Termination or if the Merger Agreement is terminated because it has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Closing Failure Termination, Parent must pay a termination fee of $123,200,859, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, (ii) “FOR” the Compensation Proposal, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:

The Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed or were contemplated at the time. These interests include, among others:

•

Accelerated vesting and cash out, at the Effective Time, of certain equity-based awards held by our executive officers and members of our Board of Directors immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Options, Company RSUs and Company PSUs”;

•

the eligibility of certain of our executive officers to receive, in the event of a qualifying termination of employment, severance payments and benefits under an employment agreement between such executive officer and the Company, as more fully described below in the sections of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control” and “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Potential Change-In-Control Payments to Named Executive Officers”;

•

the eligibility of certain of our directors to receive compensation for service on the ad hoc transaction committee of the Board of Directors, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Ad Hoc Committee Compensation”; and

•

continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers.”

If the proposal to adopt the Merger Agreement is approved, the shares of Company Common Stock held by the Company’s directors and executive officers will be treated in the same manner as outstanding shares of the Company Common Stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration.”

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require the Company to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:

The affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present) is required for approval of the Compensation Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on the Company. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to the Company’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What will the holders of Company Options, Company RSUs and Company PSUs receive in the Merger?

A:	The Merger Agreement provides that at the Effective Time:

•

each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of $60.00 (less the exercise price per share attributable to such Company Option), multiplied by the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option, provided that if the exercise price per share of any such Company Option is equal to or greater than $60.00, such Company Option will be cancelled for no consideration;

•

each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of $60.00, multiplied by the total number of shares of Company Common Stock subject to such Company RSU; and

•

each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of $60.00, multiplied by the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at the greater of (x) target levels of performance and (y) actual levels of performance, without pro-ration.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Options, Company RSUs and Company PSUs.”

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my shares now?

A:

No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Company Common Stock represented by such holder’s book-entry shares for the Per Share Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting, if applicable. Even if you sell or otherwise transfer your shares of Company Common Stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company or its representatives.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:

If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the United States or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to grant your proxy, and to confirm that your voting instructions have been properly recorded when granting your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares or granting your proxy, if you grant your proxy electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Company Common Stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to Samantha Hanley, Vice President, General Counsel and Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a quorum?

A:

The holders of a majority of the shares of Company Common Stock outstanding at the close of business on the Record Date and entitled to vote, present in person or represented by proxy, at the Special Meeting constitutes a quorum for the purposes of the Special Meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	How are votes counted?

A:

For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the Compensation Proposal.

For the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have no effect on the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” Steven M. Klosk, Gregory P. Sargen and Samantha M. Hanley are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Special Meeting at a cost of approximately $25,000 plus certain expenses. The Company will also indemnify Innisfree against losses arising out of its provision of these services on its behalf. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by the Company’s directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Per Share Merger Consideration for my shares of Company Common Stock?

A:

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of Company Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Company Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. For a more complete description, please refer to the section entitled “Appraisal Rights” beginning on page [●].

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, the Company may announce preliminary voting results at the conclusion of the Special Meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger during the fourth quarter of 2019. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

FORWARD-LOOKING STATEMENTS

Information set forth in this proxy statement, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction between the Company and Permira, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements may be identified by the fact that they use words such as “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “intend,” “estimate,” “believe” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements may include, but are not limited to, statements about the anticipated benefits of the Merger, including future financial and operating results, expected synergies and cost savings related to the Merger, the plans, objectives, expectations and intentions of the Company, Permira and the combined company, the expected timing of the completion of the Merger, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company or Permira, as applicable, and are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither the Company nor Permira, nor any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the risk that the Company’s stockholders may not adopt the Merger Agreement;

•	the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

•	risks that any of the closing conditions to the Merger may not be satisfied or waived in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the Merger;

•

the effect of the announcement of the Merger on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with its suppliers and other business partners, and on the Company’s operating results and businesses generally;

•

the risk that potential litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability and transaction costs.

The forward-looking statements are based on the beliefs and assumptions of Company management and the information available to Company management as of the date of filing of this proxy statement. The Company cautions investors not to place undue reliance on expectations regarding future results, levels of activity, performance, achievements or other forward-looking statements. The information contained in this proxy statement is provided by the Company as of the date hereof, and, unless required by law, the Company does not undertake and specifically disclaims any obligation to update these forward-looking statements contained in this document as a result of new information, future events or otherwise.

Discussions of additional risks and uncertainties are and will be contained in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You can obtain copies of the Company’s filings with the SEC for free at the SEC’s website (www.sec.gov).

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2019 at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073, at [●], Eastern time.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement; and (3) adjourn the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting. Stockholders may make arrangements for such inspection by contacting Samantha Hanley, Vice President, General Counsel and Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

As of the Record Date, there were [●] shares of Company Common Stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the shares of Company Common Stock entitled to vote at the Special Meeting, present in person or by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. As of the Record Date, [●] shares of Company Common Stock constitute a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

The affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter (provided a quorum is present) is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any Adjournment Proposal.

Each “broker non-vote” (if any) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or any Adjournment Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. A bank, broker or other nominee generally has discretion to vote on “routine” matters but cannot vote on “non-routine” matters. As long as there is at least one “routine” matter to be voted upon at a meeting, “broker non-votes” will be counted as present for the purpose of determining whether a quorum is present. All of the matters to be voted upon at the Special Meeting are “non-routine” matters. “Broker non-votes,” if any, will not be counted for the purpose of determining whether a quorum is present.

Shares Held by the Company’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of the shares of Company Common Stock outstanding as of the Record Date and entitled to vote at the Special Meeting (and approximately [●]% of the shares of Company Common Stock outstanding and entitled to vote when taking into account Company Options, Company RSUs and Company PSUs held by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Common Stock: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” any Adjournment Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to Samantha Hanley, Vice President, General Counsel and Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

After careful consideration, and after considering various factors described under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the Fee Funding Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting.

Accordingly, the Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by the Company. We have retained Innisfree, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus reasonable out-of-pocket expenses. We will also indemnify Innisfree against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated during the fourth quarter of 2019.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of Company Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Company Common Stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be fair value (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (1) submit a written demand for appraisal to the Company before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy, or otherwise vote, in favor of the proposal to adopt the Merger Agreement; (3) continue to hold your shares of Company Common Stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the shares of Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company Common Stock will no longer be publicly traded.

Other Matters

Pursuant to the Company’s bylaws, the business to be conducted at the Special Meeting is limited exclusively to the matters set forth in the Notice of Special Meeting of Stockholders that accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [●], 2019

The proxy statement is available at ir.cambrex.com.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if the stockholders have the same last name. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact Investor Relations at 201-804-3000. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Cambrex Corporation

One Meadowlands Plaza

East Rutherford, New Jersey 07073

(201) 804-3000

Cambrex Corporation, a Delaware corporation, began business in December 1981. Cambrex is a life sciences company that provides products and services that accelerate and improve the development and commercialization of new and generic therapeutics. The Company primarily supplies its products and services worldwide to innovator and generic pharmaceutical companies. The Company Common Stock is listed on the NYSE under the symbol “CBM.”

Catalog Intermediate Inc.

c/o Permira Advisers LLC

320 Park Avenue, 28th Floor

New York, NY 10022

(212) 386-7480

Parent was formed on August 2, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Catalog Merger Sub Inc.

c/o Permira Advisers LLC

320 Park Avenue, 28th Floor

New York, NY 10022

(212) 386-7480

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on August 2, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and the debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with the Permira Funds, and Parent, Merger Sub and the Permira Funds are each affiliated with Permira. Permira is a global investment firm. Founded in 1985, Permira advises funds with a total committed capital of approximately US$48 billion (€41.5 billion) and makes long-term investments, including majority control investments as well as strategic minority investments, in companies with the objective of transforming their performance and driving sustainable growth. The Permira funds have made over 250 private equity investments in five key sectors: Technology, Consumer, Financial Services, Industrial Tech and Services, and Healthcare. Permira employs over 250 people in 14 offices across Europe, North America, and Asia.

In connection with the transactions contemplated by the Merger Agreement, the Permira Funds have provided Parent with the Equity Commitment in an aggregate amount in euro equal to $1,382 million in cash. The Equity

Commitment will be available to fund a portion of the amounts required to be funded by Parent to pay the aggregate purchase price required to be paid at the closing of the Merger, as contemplated by, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the Company Common Stock will no longer be publicly traded, and will be delisted from the NYSE. In addition, the Company Common Stock will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

ii.

(A) the Company will remain an independent public company, (B) the Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and (C) the Company will continue to file periodic reports with the SEC;

iii.

we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, customer and product concentration, the Company’s ability to secure new customer contracts and renew existing contracts on favorable terms, significant declines in sales of products to customers, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of the Company’s customers’ products, government legislation and regulations (including those pertaining to environmental issues), the possibility that the benefits from the acquisitions of Halo Pharma and Avista Pharma Solutions may not be as anticipated, the ability to successfully integrate acquisitions, tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing and/or volume of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products;

iv.

the price of the Company Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the Company Common Stock would return to the price at which it trades as of the date of this proxy statement; and

v.

if the Company terminates the Merger Agreement prior to the Cut-Off Time for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the adoption of the Merger Agreement by stockholders, the Company must substantially concurrently with such termination pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal under any other circumstance, the Company must pay a termination fee of $61,600,430 to Parent. If Parent terminates the Merger Agreement due to the occurrence of a Parent Breach Termination or a Closing Failure Termination or if the Merger Agreement is terminated because it has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Closing Failure Termination, Parent must pay a termination fee of $123,200,859. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock owned or held in treasury by the Company or owned by Parent or any of its subsidiaries and Company Common Stock owned by stockholders who have properly exercised appraisal rights pursuant to Delaware law) will be automatically converted into the right to receive the Per Share Merger Consideration in an amount in cash equal to $60.00, without interest thereon and net of any applicable withholding of taxes.

At or immediately prior to the Effective Time, Parent will deposit (or cause to be deposited) with a designated payment agent cash sufficient to pay the aggregate consideration to which holders of Company Common Stock (other than stockholders who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect to such shares in accordance with, and who have complied with, Section 262 of the DGCL) become entitled pursuant to the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”

Background of the Merger

The Board of Directors, together with the Company’s management and with the assistance of the Company’s advisors, periodically reviews and considers various strategic and other opportunities available to the Company, potential operational changes and other ways to enhance stockholder value. These reviews have, from time to time, included discussions as to whether the continued execution of the Company’s strategy as a stand-alone company (including possible acquisition opportunities) or the possible sale of the Company to, or combination of the Company with, a third party offered a better avenue to enhance stockholder value, and the potential benefits and risks of any such alternative or initiative.

As part of these periodic reviews, from December 2017 to April 2018, the Board of Directors held Board meetings to discuss with the Company’s management and its advisors the Company’s strategic plan, financial projections and the potential opportunities and challenges facing the Company and considered potential strategic alternatives available to the Company. In connection with these reviews, the Board of Directors engaged Kirkland & Ellis LLP (“Kirkland”) as legal counsel and Morgan Stanley as financial advisor.

During this strategic review process, following deliberation and discussion with the Company’s management and advisors, the Board of Directors determined that, while the Company’s management should continue to execute and enhance the Company’s strategic plan, the Company should at the same time explore the possibility of a strategic transaction, including a potential sale of the Company or a significant acquisition by the Company. With respect to a potential sale of the Company, the Board of Directors considered the risks associated with pursuing a sale transaction, including possible leaks and management distraction. In order to explore a potential sale of the

Company while mitigating the risks of conducting such an exploration, the Board discussed with its advisors and management the possibility of soliciting initial indications of value from a limited number of potential acquirers who would be most likely interested in transacting with the Company. In connection with this discussion, the Board of Directors also discussed with the Company’s management and advisors whether, based on industry conditions and the strategic focus of other participants in the industry, financial sponsors would be more likely to be interested in transacting with the Company than strategic buyers. The Board of Directors also considered certain additional risks associated with holding discussions regarding a potential sale transaction with strategic buyers, noting the possibility of a post-signing go-shop process if a transaction were to be entered into. Following these discussions and deliberations, the Board concluded that the Company should pursue a limited market check involving a targeted list of financial sponsors in order to check the market and determine whether there would be interest in a transaction at pricing levels acceptable to the Board of Directors. To assist the Board of Directors in managing the process of exploring strategic alternatives, the Board of Directors determined to form an ad hoc committee of convenience consisting of Louis Grabowsky, Ilan Kaufthal and Shlomo Yanai (the “ad hoc committee”).

Consistent with the mandate of the Board of Directors and at the direction of the ad hoc committee, Morgan Stanley reached out to determine potential interest in a sale transaction with four financial sponsors, including Permira, between February 2018 and April 2018. To facilitate these financial sponsors’ evaluation of a potential transaction, the Company held a management meeting with each of these financial sponsors. Following the management meetings, two of the financial sponsors indicated that they would not be in a position to submit a proposal with a value representing a premium to the Company’s trading price, and the other two financial sponsors, Permira and another party which we refer to as Party A, submitted initial indications of interest. After conducting additional due diligence on the Company, each of Permira and Party A indicated to representatives of the Company that it did not intend to further proceed because it did not believe it could submit a proposal at a sufficient price level for a transaction.

Following the conclusion of the 2018 strategic review process described above the Company, at the direction of the Board of Directors, continued to execute on its strategic plan, including to grow its Innovator product category and to engage in strategic growth acquisitions. Consistent with its strategic plan, on July 20, 2018, the Company entered into an agreement to acquire Halo Pharma for $425 million, and on November 19, 2018, the Company entered into an agreement to acquire Avista Pharma Solutions, Inc. for $252 million.

In October 2018, the Company received an inquiry from another participant in the pharmaceutical industry (which we refer to as “Party B”), to explore a strategic transaction involving the Company. In light of the operational overlap between the Company and Party B, the Board of Directors determined that it would not be advisable to provide non-public information of the Company to Party B until Party B had submitted an initial indication of value and instructed the Company’s management to convey this message to Party B. After receiving the message, Party B did not submit any indication of value.

On May 6, 2019, at the request of Party B, representatives of the Company participated in a meeting with representatives of Party B, during which Party B made a presentation, including regarding its own business.

On May 17 and 20, 2019, respectively, representatives of Permira contacted Steven Klosk, President and Chief Executive Officer of the Company, and Mr. Kaufthal, in each case indicating that, following discussions with the Company the year before, Permira would be interested in further exploring an acquisition of the Company and that in order to enable the Board of Directors to better evaluate this opportunity, Permira would send a written indication of interest.

On May 20, 2019, Mr. Kaufthal informed the other members of the ad hoc committee of his conversation with Permira, noting that a written indication of interest from Permira would be forthcoming and proposed that the Board of Directors discuss this proposal after its receipt.

Later on May 20, 2019, the Company received a written indication of interest, subject to further due diligence, from Permira for an acquisition of the Company at $58 per share (the “May 20 Proposal”).

On May 23, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland, the Company’s financial advisor and legal counsel, respectively, to review the May 20 Proposal. Claes Glassell, a member of the Board of Directors, disclosed to the Board of Directors that he was an advisor for Permira and the chairman of one of Permira’s portfolio companies and, therefore, that he would recuse himself from future board discussions regarding a potential transaction with Permira. Morgan Stanley reviewed with the Board of Directors the May 20 Proposal, noting that Permira’s strategic rationale for acquiring the Company included using it as a platform for further acquisitions in the industry. Morgan Stanley also described its preliminary financial analysis of the Company. Following these discussions, the Board of Directors concluded that the May 20 Proposal did not take into account the full value of the Company but that the Company should allow Permira to conduct additional due diligence with the message that Permira would be expected to submit a higher proposal following such diligence. In light of the receipt of the May 20 Proposal, the Board of Directors, with the assistance of Morgan Stanley, also discussed the interest previously expressed by Party B in exploring a potential transaction involving the Company, the identities of other potential interested parties and whether the Company, with the assistance of Morgan Stanley, should conduct a broader outreach to additional parties. Following these discussions, taking into account the risks associated with such an outreach and the feedback received from certain third parties during the process conducted by the Company in early 2018, the Board of Directors determined that, as the next step, the Company should inform Party B that the Company had received interest from another party and again invite Party B to provide an indication of value for a potential transaction involving the Company. The Board of Directors further determined that the ad hoc committee, which had been formed in connection with the 2018 strategic review process, should assist the Board of Directors to manage any process arising from the May 20 Proposal under its prior delegation of authority.

On May 24, 2019, Mr. Klosk informed a representative of Party B that the Company had received an inbound offer for a strategic transaction and invited Party B to provide an indication of value for a potential transaction involving the Company if Party B so desired.

Also on May 24, 2019, at the direction of the Board of Directors, Morgan Stanley contacted Permira and invited Permira to conduct additional due diligence on the Company, with the expectation of Permira improving the May 20 Proposal.

In the weeks following May 24, 2019, the Company and its representatives provided due diligence information to Permira, including the Case B Projections, and Permira participated in a meeting with the Company’s management held at the offices of Kirkland on June 17, 2019.

On June 20, 2019, the Company received a revised indication of interest, subject to further diligence, from Permira for an acquisition of the Company at $61 per share (the “June 20 Proposal”).

On June 22, 2019, in response to a previous request from Party B for financial projections, consistent with the instructions of the Board of Directors, a representative of Morgan Stanley contacted a representative of Party B and indicated that the Company would provide its financial projections and schedule follow-up discussions to facilitate Party B’s evaluation of a potential transaction, with the expectation that Party B would respond shortly thereafter and submit an indication of interest. The representative of Party B indicated willingness to proceed under this approach.

On June 25, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland to review the June 20 Proposal. The Board of Directors reviewed and discussed with the Company’s management and Morgan Stanley in detail the two cases of Management Projections that are further described in the section of this proxy statement captioned “—Management

Projections,” including their respective drivers and assumptions. Representatives of Kirkland reviewed with the Board of Directors its fiduciary duties and relevant legal considerations in the context of a potential strategic transaction. The Board then discussed different alternatives for conducting a market check in connection with a potential sale transaction, including reaching out to parties in addition to Permira and Party B in advance of signing or using a post-signing “go-shop” structure. The Board of Directors considered a number of factors in discussing what type of process to conduct, including (1) the business risk associated with involving strategic buyers and potential disclosure of confidential information to industry participants, (2) the risk that contacting additional potential bidders could increase the possibility of a leak and damage to the business, (3) the potential for increased management distraction and (4) the fact that the Company had conducted a strategic alternatives process previously and only Permira and Party B had approached the Company for a potential transaction since the conclusion of that process. In this context, the Board of Directors discussed with the Company’s management and advisors the identities of other parties which would likely be interested in pursuing a strategic transaction with the Company. Following extensive discussions, the Board of Directors determined that having pre-signing discussions only with Permira and Party B, followed by a post-signing go-shop process, was the right course of action under the circumstances. The Board of Directors then instructed Morgan Stanley to inform Permira that the Company was willing to provide it a short period of time for additional due diligence, with the expectation that Permira would submit a higher proposal thereafter.

Following June 25, 2019, Permira conducted additional due diligence on the Company, including multiple site visits, meetings and calls with the Company’s management.

On June 27, 2019, consistent with the instruction of the Board of Directors and at the direction of the ad hoc committee, representatives of Morgan Stanley provided the Case B Projections and certain other due diligence information to Party B.

On July 2, 2019, the Company held a management meeting with Party B, attended by both parties’ financial advisors, in which the Company’s management reviewed the Company’s strategic plans and discussed other due diligence questions with Party B.

On July 3, 2019, the ad hoc committee held a meeting attended by the Company’s management and representatives of Kirkland. Representatives of Kirkland reviewed with the ad hoc committee terms of the initial draft of the Merger Agreement that Kirkland had prepared for a potential transaction, which included a go-shop provision. The ad hoc committee then discussed the background of the interactions with Permira and the possibility of sending the Merger Agreement to Permira as a way to encourage Permira to put its best proposal forward. Following these discussions, the ad hoc committee instructed Morgan Stanley and Kirkland to send a draft Merger Agreement to Permira once the draft was finalized.

On July 8, 2019, Party B informed a representative of Morgan Stanley that, following further evaluation, it would not proceed to explore a strategic transaction with the Company, including in light of perceived integration risks associated with acquiring a business the size of the Company.

On July 9, 2019, Morgan Stanley sent the Kirkland draft Merger Agreement to Permira. Kirkland’s initial draft of the Merger Agreement contemplated, among other things, (1) a termination fee payable by the Company of 2% of the equity value of the Company in the event of entry by the Company into a superior proposal, among other fee triggers, and a termination fee of 0.75% of the equity value of the Company in the event of entry by the Company into a superior proposal with any bidder making a qualified proposal during the go-shop period, (2) a “reverse” termination fee payable by Parent of 7.5% of the equity value of the Company in the event Parent did not complete the transaction at the time it would otherwise be required to or the Merger Agreement were to be terminated based on other material breaches by Parent, and (3) a 60-day go-shop period, with the Cut-Off Time ending 15 days thereafter.

On July 18, 2019, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to Permira, held a telephonic discussion with Kirkland to convey Permira’s initial perspectives on the Kirkland draft of the Merger

Agreement, noting, among other things, that Skadden’s markup would remove the “go-shop” provision in light of the process conducted previously and the ability of the Company to terminate the Merger Agreement for a superior proposal, seek a lower “reverse” termination fee and seek higher termination fees in the event of entry by the Company into a superior proposal.

Later on July 18, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland. Morgan Stanley reported to the Board of Directors its July 8, 2019 conversation with Party B in which Party B informed Morgan Stanley that it would not proceed to explore a strategic transaction with the Company. Kirkland reviewed with the Board of Directors the feedback it had received from Skadden on the draft Merger Agreement. The Board of Directors discussed potential next steps for evaluating the transaction with Permira, including reviewing financial analysis with Morgan Stanley and understanding the terms of any Merger Agreement markup and financing commitments proposed by Permira after its submission of a revised proposal.

On July 25, 2019, Permira contacted Morgan Stanley and indicated that based on findings in its additional due diligence on the Company, Permira was planning to lower its proposed per share price to between $55 and $58 per share from the previously proposed $61 per share.

Later on July 25, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland and discussed alternatives for responding to Permira’s proposal. Following discussion during which each of the Board members noted that they would be unwilling to engage in a transaction at the $55 to $58 price per share level Permira had indicated to Morgan Stanley, the Board of Directors determined to reconvene the following day after the revised written proposal had been received from Permira.

Subsequently on July 25, 2019, the Company received a revised indication of interest from Permira for an acquisition of the Company at a price level in line with the May 20 Proposal (the “June 25 Proposal”) and a markup of the Merger Agreement prepared by Skadden. Skadden’s markup of the Merger Agreement contemplated, among other things, (1) a termination fee payable by the Company of 4% of the equity value of the Company in the event of entry by the Company into a superior proposal, among other fee triggers, (2) a “reverse” termination fee payable by Parent of 4.5% of the equity value of the Company in the event Parent did not complete the transaction at the time it would otherwise be required to or the Merger Agreement were to be terminated based on other material breaches by Parent, and (3) no “go-shop” structure.

On July 26, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland to discuss the July 25 Proposal. Morgan Stanley reviewed with the Board of Directors the recent discussions with Permira, a summary of the most recent proposal from Permira and Morgan Stanley’s preliminary financial analysis of the Company. A representative of Kirkland discussed with the Board of Directors a memo which had been provided by Morgan Stanley describing Morgan Stanley’s prior relationships or engagements with Permira. The Board of Directors discussed the risks and opportunities facing the Company, including with respect to integration of its recent acquisitions and general execution risks, noting that an offer at the right price level would eliminate execution risk for the Company’s stockholders. Following discussions, the Board of Directors determined that the Company should not move forward at the $58 per share price level and instructed representatives of Kirkland to convey to Permira this message and inform Permira that, if Permira could not come to an agreement with the Company on price in relative short order, the Board of Directors would direct the Company’s management to focus exclusively on operating the business and executing on the Company’s strategic plan.

Later on July 26, 2019, a representative of Kirkland and a representative of Morgan Stanley conveyed the message to representatives of Permira, as instructed by the Board of Directors and as described above. In response to this message, representatives of Permira indicated that they would reach out to Mr. Kaufthal for a follow-up discussion.

Later on July 26, the ad hoc committee held a meeting attended by Kirkland. Kirkland updated the ad hoc committee on its conversation with Permira’s representatives, noting that Permira was planning to reach out to Mr. Kaufthal for a follow-up discussion.

On July 27, 2019, Mr. Kaufthal held a discussion with a representative of Permira, during which the representative of Permira provided its rationale for reducing the proposed purchase price. Mr. Kaufthal reiterated the position that the Board of Directors would not engage in a transaction at the $58 per share price level. The representative of Permira and Mr. Kaufthal discussed a possible approach where Kirkland and Skadden would work to resolve the remaining issues in the Merger Agreement, after which Permira would seek to come back with a higher proposal.

On July 28, 2019, the ad hoc committee held a meeting attended by Kirkland. Mr. Kaufthal reported his conversation from July 27 with the representative of Permira to the other members of the ad hoc committee. Following discussion, the other members of the ad hoc committee expressed support for the approach outlined during Mr. Kaufthal’s July 27 discussion with the representative of Permira and directed Kirkland to engage with Skadden to seek to resolve the remaining issues in the Merger Agreement.

Subsequently on July 28, 2019, Kirkland and Skadden negotiated the issues raised in Skadden’s revised draft of the merger agreement, with the understanding that Skadden would discuss those issues with Permira and provide an updated markup of the Merger Agreement.

On July 29, 2019, a representative of Permira contacted Mr. Kaufthal and informed him that Permira would not raise its price above $58 per share.

Subsequently on July 30, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland. Mr. Kaufthal reviewed with the Board of Directors the Company’s and its advisors recent discussions with Permira. Mr. Kaufthal also noted that he had worked in consultation with the ad hoc committee to guide Permira to increase its proposal price, but that Permira had last informed Mr. Kaufthal that it would not raise its proposal price above $58 per share. The Board of Directors discussed Permira’s latest proposal, including in the context of the potential risks and opportunities facing the business. Following these discussions, the Board of Directors determined that it was not willing to proceed with Permira at the $58 per share level and instructed Kirkland to work with the Company to prepare and send a “return or destroy letter” under the terms of the Company’s confidentiality agreement with Permira as a way to terminate discussions with Permira. Later on July 30, 2019, the Company sent Permira a “return or destroy letter” requiring Permira to return or destroy all confidential information received from the Company.

On July 31, 2019, a representative of Morgan Stanley received an inbound inquiry from another financial sponsor, which we refer to as Party C, which inquired whether the Company was conducting a sale process. In light of the fact that the call from Party C was received after the Company’s delivery of the “return or destroy letter” to Permira to terminate the discussions, the representative of Morgan Stanley informed Party C that the Company was not conducting a process at that time.

On August 1, 2019, a representative of Permira contacted Mr. Kaufthal and informed him that, after further analysis, Permira was preparing to submit a revised written proposal of $60 per share.

Later on August 1, 2019, the Company received a revised proposal from Permira for an acquisition of the Company at a price of $60 per share (the “August 1 Proposal”) and a revised markup of the Merger Agreement prepared by Skadden. The August 1 Proposal indicated that Permira would be ready to execute a definitive agreement within a few days. Skadden’s revised markup of the Merger Agreement contemplated, among other things, (1) a termination fee payable by the Company of 3% of the equity value of the Company in the event of entry by the Company into a superior proposal, among other fee triggers, and a termination fee of 1.5% of the equity value of the Company in the event of entry by the Company into a superior proposal with any bidder making a qualified proposal during the go-shop period, (2) a “reverse” termination fee payable by Parent of 5% of the equity value of the Company in the event Parent did not complete the transaction at the time it would otherwise be required to or the Merger Agreement were to be terminated based on other material breaches by Parent, and (3) a 45-day go-shop period, with the Cut-Off Time ending 15 days thereafter.

On August 2, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland to review the August 1 Proposal. Mr. Kaufthal informed the Board of Directors of his conversation with Permira the day before. Representatives of Kirkland reviewed with the Board the material terms in Skadden’s revised markup of the Merger Agreement, noting that the draft contained a “go-shop” provision and a reduced termination fee associated therewith. Representatives of Morgan Stanley reviewed with the Board Morgan Stanley’s preliminary financial analysis of the Company and reported to the Board of Directors the inquiry it received from Party C on July 31, 2019, together with its response to Party C. The Board of Directors discussed the August 1 Proposal, the financial analysis presented by Morgan Stanley and the positions to take with respect to the material terms in the Merger Agreement. The Board of Directors also discussed whether and how to respond to Party C’s outreach in light of the value to the Company stockholders presented by the August 1 Proposal, the relatively short period of time within which a transaction with Permira could be entered into, and the “go-shop” process contemplated in Skadden’s revised markup of the Merger Agreement. Following these discussions, the Board determined that the Company and Kirkland should continue to work with Permira to progress towards a transaction with Permira in the coming days and that, in the event the Company entered into a transaction with Permira, Morgan Stanley should contact Party C promptly after the announcement and invite Party C to participate in the go-shop process.

Subsequently on August 2, 2019, representatives of Kirkland negotiated open points in the Merger Agreement with representatives of Skadden.

On August 3, 2019, Kirkland sent a revised draft of the Merger Agreement to Skadden. Kirkland’s revised draft of the Merger Agreement contemplated, among other things, (1) a termination fee payable by the Company of 3% of the equity value of the Company in the event of entry by the Company into a superior proposal, among other fee triggers, and a termination fee of 1% of the equity value of the Company in the event of entry by the Company into a superior proposal with any bidder making a qualified proposal during the go-shop period, (2) a “reverse” termination fee payable by Parent of 7% of the equity value of the Company in the event Parent did not complete the transaction at the time it would otherwise be required to consummate the transaction or the Merger Agreement were to be terminated based on other material breaches by Parent, and (3) a 45-day go-shop period, with the Cut-Off Time ending 30 days thereafter.

On August 4, 2019, Mr. Kaufthal and a representative of Permira negotiated final open points of the Merger Agreement, including with respect to the amount of the termination fees and reverse termination fee, the duration of the go-shop, and the scope of Parent’s matching right.

Later on August 4, 2019, Skadden sent a revised draft of the Merger Agreement to Kirkland. Skadden’s revised draft of the Merger Agreement reflected Mr. Kaufthal’s discussion with the representative of Permira and contemplated, among other things, (1) a termination fee payable by the Company of 3% of the equity value of the Company in the event of entry by the Company into a superior proposal, among other fee triggers, and a termination fee of 1.25% of the equity value of the Company in the event of entry by the Company into a superior proposal with any bidder making a qualified proposal during the go-shop period, (2) a “reverse” termination fee payable by Parent of 6% of the equity value of the Company in the event Parent did not complete the transaction at the time it would otherwise be required to consummate the transaction or the Merger Agreement were to be terminated based on other material breaches by Parent, (3) a 45-day go-shop period, with the Cut-Off Time ending 15 days thereafter, and (4) one matching right per alternative proposal in favor of Permira.

From August 4, 2019 to August 6, 2019, representatives of Kirkland and Skadden continued to negotiate the final terms of the Merger Agreement and related transaction documents, and the parties finalized the due diligence process.

On August 6, 2019, the Board of Directors held a meeting attended by the Company’s management and representatives of Morgan Stanley and Kirkland. A representative of Kirkland reviewed with the Board of Directors its fiduciary duties in the context of a potential transaction with Permira, provided an update on the status of the transaction documents and described the material terms of the latest drafts of the transaction documents. Morgan Stanley reviewed its financial analysis of the proposed transaction and rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of August 6, 2019 and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of the common shares of the Company pursuant to the Merger Agreement other than holders of excluded shares, was fair, from a financial point of view, to such holders. For more information about Morgan Stanley’s opinion, see below under the caption “—Opinion of the Company’s Financial Advisor.”

After discussing potential factors in favor of and against the proposed transaction, and after reviewing the key terms of the Merger Agreement and the other transaction documents, the Board of Directors determined that the Merger Agreement and the Merger were fair to and in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the Merger Agreement. The Board of Directors approved the Merger Agreement and recommended that the Company’s stockholders vote to adopt the Merger Agreement at a meeting of stockholders to be called for the purposes of acting thereon. The Board of Directors then reviewed the go-shop process and determined that the ad hoc committee would assist the Board of Directors in managing the go-shop process.

Subsequent to the meeting of the Board of Directors, Kirkland and Skadden exchanged final drafts of the Merger Agreement and other transaction documents.

On August 7, 2019, the parties announced the execution of the Merger Agreement and the go-shop period commenced. On the same day, at the direction of the ad hoc committee, representatives of Morgan Stanley began contacting potential counterparties, including Party C, for an alternative transaction with the Company in connection with the go-shop period.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

After careful consideration, the Board of Directors: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and declared that it is advisable to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement and the Fee Funding Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) to recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting (the “Company Board Recommendation”).

The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” any Adjournment Proposal.

Due to his role as an advisor for Permira and the chairman of one of Permira’s portfolio companies, Mr. Claes Glassell recused himself from board discussions regarding the Merger and abstained from voting as a member of the Board of Directors to approve the Merger Agreement and the Merger.

Reasons for the Merger

In evaluating the Merger Agreement and the Merger contemplated thereby, the Board of Directors consulted with the Company’s management and legal and financial advisors. In the course of making the determination that the Merger Agreement and the Merger contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders and to recommend that stockholders adopt the Merger Agreement, the Board of Directors considered numerous factors, including the following material factors and benefits of the Merger:

•

Compelling Value. The Board of Directors believed that the Per Share Merger Consideration of $60.00 cash consideration provides stockholders with attractive and compelling value for their shares of Company Common Stock. The Board of Directors considered the current and historical market prices of Company common stock, including the market performance of the common stock, in light of current industry conditions, the competitive landscape, publicly available analyst expectations, and other factors. The Board of Directors noted that Per Share Merger Consideration of  $60.00 per share in cash represents a substantial premium to the Company’s stock price across various measurement dates, including a premium of 48% to the closing price of the Company Common Stock on August 5, 2019, the last trading day prior to the Board of Directors’ approval of the Merger Agreement, and 37% to the 60-day volume weighted average closing price ending on August 5, 2019. The Board of Directors noted that the aggregate merger consideration represents an implied multiple of 15.1x the Company’s 2019 estimated EBITDA based on the Case A Projections and 16.0x the Company’s 2019 estimated EBITDA based on the Case B Projections and the fact that these multiples compare favorably to EBITDA multiples in precedent transactions. The Board of Directors also noted that, based on a discounted cash flow analysis performed by Morgan Stanley, the Per Share Merger Consideration is well within the range of projected per share value projected by such analysis of $47-$63 (based on Case A Projections) and $54-$72 (based on Case B Projections).

•

Best Alternative for Maximizing Stockholder Value. The Board of Directors believed that the Per Share Merger Consideration was more favorable to the Company’s stockholders than the likely value that would result from other potential transactions or from remaining a standalone public company. This belief was based on, among other things, the Board of Directors’ assessment of:

•

the Company’s business and industry, financial condition, historical financial performance, competitive position and assets and prospects, as well as current industry, economic and market conditions and trends in the market in which the Company competes;

•

the prospects of the Company and management’s projections and strategic plan for the Company, taking into account the potential benefits, risks and uncertainties associated therewith, including risks associated with the expected decreasing sales of the Company’s largest product for an anti-viral drug to one of the Company’s significant customers, as previously disclosed in the Company’s public filings, the risks associated with integrating the Company’s two recent acquisitions, and general execution risks associated with achieving the Company’s ongoing business strategy;

•

the potential strategic alternatives reasonably available to the Company, including the results of the strategic alternatives process previously explored by the Company with the assistance of its financial advisor as described in the section of this proxy statement entitled “ —Background of the Merger,” and the directors’ assessment and management’s views of the industry landscape, industry participants and other potential interested acquirers;

•

that the Per Share Merger Consideration of $60.00 represents the high end of the range of prices derived from the LBO analysis conducted by Morgan Stanley based on the Case B Projections and the perspective that a key reason why Permira was willing to offer merger consideration of $60.00 per share to the Company’s stockholders was because of the strategic nature of the proposed transaction for Permira;

•

the course and history of competitive negotiations between the Company and Permira and the Board of Directors’ belief that it had obtained Permira’s best and final offer after multiple rounds of negotiations and consideration of the likelihood that any other party would be willing to acquire the Company at a higher price, with the understanding that the Company negotiated the ability in the Merger Agreement to seek such a higher price post-signing if an interested counterparty emerged;

•

the perspective that the Company’s stock price was not likely to trade at or above the Per Share Merger Consideration for any extended period in the foreseeable future based on a consideration of all of the factors enumerated above; and

•

the possibility of continuing to operate the Company as a standalone enterprise, the financial value of which was evaluated with the assistance of Morgan Stanley, based on the projections proposed by or at the direction of the Company, and determined to be less favorable to the Company’s stockholders than the Merger given the potential risks, rewards and uncertainties associated with remaining a standalone enterprise;

•

Financial Advisor Opinion. The Board of Directors considered the financial presentation and opinion, rendered by Morgan Stanley on August 6, 2019 to the Board of Directors, which was subsequently confirmed in writing, as to the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than shares of Company Common Stock held in treasury or held by Parent or any of its subsidiaries (including Merger Sub) or as to which dissenters’ rights have been perfected) of the $60.00 per share consideration to be received pursuant to the Merger Agreement, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, as further described under the heading “ —Opinion of the Company’s Financial Advisor”;

•

Right and Opportunity to Solicit and Receive Higher Offers and Alternative Proposals, to Terminate the Merger Agreement to Accept a Superior Proposal and to Change its Recommendation. The Board of Directors considered the Company’s rights under the Merger Agreement to solicit higher offers and alternative proposals during the go-shop period, and to consider, negotiate and accept certain higher offers and alternative proposals thereafter and the perspective that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a superior proposal, including:

•

The Company’s right to solicit offers with respect to acquisition proposals during a 45-day go-shop period, and another 15-day period thereafter to negotiate with the Excluded Parties, and the Company’s right to terminate the merger agreement to enter into an agreement with respect to a superior proposal during such period, subject to Parent’s right to receive payment of a termination fee of $25,666,846;

•

The Company’s right, after the end of the go-shop period and prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, to respond to, and negotiate with respect to, certain unsolicited acquisition proposals and, subject to Parent’s right to receive payment of a termination fee of $61,600,430, to enter into a definitive agreement relating to a superior proposal in specified circumstances;

•	Parent’s ability to exercise only one matching right per acquisition proposal; and

•	The Board of Directors’ rights to change its recommendation to stockholders under certain other circumstances specified in the Merger Agreement.

•	Likelihood and Speed of Consummation. The Board of Directors considered the likelihood that the Merger would be completed by the end of the fourth quarter of 2019 based on, among other things:

•	the limited and otherwise customary conditions to consummation of the Merger, including the commitments made by Parent and Merger Sub to obtain all required regulatory approvals;

•	the fact that the regulatory clearances or termination of the waiting period, including under the HSR Act, is anticipated in a reasonable period;

•	the fact that Parent and Merger Sub had obtained debt and equity financing commitments for the Merger, the limited number and nature of the conditions to the debt and equity financings, the reputation of the financing sources and the obligation of Parent to use, and to cause its affiliates to use, their reasonable best efforts to obtain the Debt Financing, each of which, in the reasonable judgment of the Board of Directors, increases the likelihood of such financings being completed; and

•	the business reputation of Permira and the Permira Funds, including their available financial resources and track record of consummating proposed transactions.

•

Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, as more fully described in this section of this proxy statement (captioned “The Merger”) and the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement.” Certain provisions of the Merger Agreement that the Board of Directors considered important included:

•

Specific Performance and Monetary Damages. If Parent breaches the Merger Agreement or fails to complete the Merger when required to do so, the Company will be entitled, subject to the limitations and conditions in the Merger Agreement, to seek specific performance or monetary damages. In the event the transactions contemplated by the Merger Agreement are not consummated in certain circumstances, Parent will be required to pay the Company a termination fee of $123,200,859 for such failure to consummate the Merger. The Permira Funds are obligated to fund such obligation pursuant to the Fee Funding Agreement; and

•

Appraisal Rights. Appraisal rights under the DGCL will be available to the stockholders of the Company who do not vote in favor of adoption of the Merger Agreement and who properly demand appraisal of their shares of Company Common Stock and comply with the required procedures under the DGCL to perfect their appraisal rights, including the fact that such stockholders will have the right to demand appraisal and payment of the “fair value” of their shares of Company Common Stock as determined by the Delaware Court of Chancery (see “—Appraisal Rights”).

•	Negotiation of Merger Agreement. The Board of Directors and the ad hoc committee considered the fact that the Merger Agreement was negotiated extensively at arm’s length with Permira.

In the course of their deliberations, the Board of Directors also considered various risks and other countervailing factors related to entering into the Merger Agreement, including:

•

Risk of Non-Consummation. The Board of Directors considered the possibility that the Merger might not be consummated and that (a) the price of the Company Common Stock would likely decrease since the current market price may reflect a market assumption that the Merger will be consummated and (b) the Company, in certain circumstances, may be required to pay Parent a termination fee of $61,600,430 million (or $25,666,846 in the event of entry by the Company into an alternative superior proposal with any bidder making a qualified proposal during the go-shop period);

•

Future Growth. The Board of Directors considered the fact that, subsequent to the completion of the Merger, the Company would no longer exist as an independent public company and that stockholders will have no ongoing equity interest in the Surviving Corporation and cease to participate in any future earnings or growth or to benefit from any potential future appreciation in value of the Company;

•

Transaction Costs. The Board of Directors considered the fact that the Company has incurred and will continue to incur transaction costs and expenses in connection with the Merger, regardless of whether consummated, and the fact that the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger;

•

Possible Disruption of Business. The Board of Directors considered the possible disruption and effects of the public announcement of the Merger, including effects on the Company’s sales, employees, customers, operating results and the Company’s ability to attract and retain key management, sales and marketing personnel during the pendency of the Merger;

•

Regulatory Approval and Risk of Other Events. The Board of Directors considered the fact that completion of the Merger would require regulatory clearances and approvals and the satisfaction of certain other closing conditions, including that no Company Material Adverse Effect has occurred, that are not entirely within the Company’s control, and that there is no order or legal restraint preventing the consummation of the Merger.

•

Financing Failure. The Board of Directors considered the risk that the Merger might not be completed due to failure of Parent to obtain the Debt Financing required for the Merger, including the fact that the obligation of the Permira Funds to fund the equity commitment is subject to the receipt of debt financing;

•

Business Restrictions. The Board of Directors considered the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, the requirement that the Company conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued; and

•

Parent and Merger Sub. The Board of Directors considered the fact that Parent and Merger Sub are newly formed corporations with no assets other than the the Equity Commitment Letter and the Fee Funding Agreement and that the Company’s monetary remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is capped at an amount equal to the Parent Termination Fee of $123,200,859, plus, if applicable, any Reimbursement Obligations.

The foregoing discussion of reasons for the Board of Directors’ determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interest of the Company and its stockholders and to recommend that stockholders adopt the Merger Agreement is not meant to be exhaustive but addresses the principal information and factors considered by the Board of Directors. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors collectively reached the conclusion to approve the Merger, based on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

In considering the recommendation of the Board of Directors that stockholders vote in favor of adoption of the Merger Agreement, stockholders of the Company should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, other stockholders. The Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. For more information on these interests see the section of the proxy statement captioned “—Interests of the Company’s Directors and Executive Officers in the Merger.”

Management Projections

The Company’s management prepared certain non-public financial projections as to the potential future performance of the Company for the calendar years 2019 through 2024. The Case A projections (the “Case A Projections”) were developed by the Company’s management as part of the Company’s annual strategic planning process during the first half of 2019 and were presented to the Board of Directors on May 23, 2019 and then again on June 25, 2019. The Case B projections (“Case B Projections”) were developed by the Company’s executive management in connection with the strategic process described in this proxy statement, reflecting certain assumptions different from the Case A Projections as described below, and were presented to the Board of Directors on June 25, 2019. Both the Case A Projections and the Case B Projections were used by the Board of Directors in connection with its consideration of the Merger and were used by Morgan Stanley in connection with its financial analyses of the transaction and its fairness opinion delivered to the Board of Directors. Only the Case B Projections were provided to Permira to assist with its due diligence review. The Case A Projections and the Case B Projections are collectively referenced herein as the “Management Projections.”

Case A Projections

	2019E	2020E	2021E	2022E	2023E	2024E
Net Revenue	677	695	789	876	974	1,023
Adj. EBITDA(1)	166	165	205	238	278	301
Capex	(66)	(88)	(100)	(80)	(79)	(64)
Unlevered Free Cash Flow(2)	57	14	57	109	132	160

(1)

Adjusted EBITDA is earnings before interest expense, income taxes, depreciation and amortization, facility closure expenses, acquisition and integration expenses and purchase accounting charges related to acquisitions.

(2)	Unlevered free cash flow means Adjusted EBITDA, less (i) GAAP taxes, (ii) capital expenditures and (iii) change in net working capital.

In the Case A Projections, net revenue is projected to grow at a compounded annual growth rate (“CAGR”) of 8.6% from 2019 to 2024 based on the forecasts of each business segment as follows: (a) the net revenue of the Drug Substance segment is projected to grow at a CAGR of 6.5% from 2019 to 2024; (b) the net revenue of the Drug Product segment is projected to grow at a CAGR of 11.2% from 2019 to 2024, and (c) the net revenue of the Early Stage Development & Testing segment is projected to grow at a CAGR of 13.6% from 2019 to 2024.

In the Case A Projections, the Adjusted EBITDA is projected to grow at a CAGR of 12.7% from 2019 to 2024 based on the following assumptions: (A) consolidated gross margins growing in the range of mid-30%; and (B) consolidated operating expenses increasing by 3.5% annually.

Finally, the Case A Projections assume that the total capital expenditure from 2019 to 2024 will be in the amount of approximately $480 million.

Case B Projections

	2019E	2020E	2021E	2022E	2023E	2024E
Net Revenue	668	695	789	876	974	1,023
Adj. EBITDA(1)	157	166	207	248	292	315
Capex	(66)	(79)	(96)	(72)	(73)	(55)
Unlevered Free Cash Flow(2)	57	23	63	123	149	180

(1)

Adjusted EBITDA is earnings before interest expense, income taxes, depreciation and amortization, facility closure expenses, acquisition and integration expenses and purchase accounting charges related to acquisitions.

(2)	Unlevered free cash flow means Adjusted EBITDA, less (i) GAAP taxes, (ii) capital expenditures and (iii) change in net working capital.

In the Case B Projections, net revenue is projected to grow at a CAGR of 8.9% from 2019 to 2024 based on the forecasts of each business segment as follows: (a) the net revenue of the Drug Substance segment is projected to grow at a CAGR of 6.5% from 2019 to 2024; (b) the net revenue of the Drug Product segment is projected to grow at a CAGR of 11.8% from 2019 to 2024, and (c) the net revenue of the Early Stage Development & Testing segment is projected to grow at a CAGR of 14.8% from 2019 to 2024.

In the Case B Projections, the Adjusted EBITDA is projected to grow at a CAGR of 15% from 2019 to 2024 based on the following assumptions: (A) consolidated gross margins growing in the range of mid-30%; and (B) consolidated operating expenses increasing by 3.3% annually.

Finally, the Case B Projections assume that the total capital expenditure from 2019 to 2024 will be in the amount of approximately $440 million.

The Management Projections were developed by the Company’s management without giving effect to the Merger or the other transactions contemplated by the Merger Agreement or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger or costs related to other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context.

While the Company has from time to time provided full-year financial guidance in its regular earnings press releases and other investor materials, the Company’s management team has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. The Management Projections are included herein because (1) they were made available to Morgan Stanley by the Company’s management and were approved by the Board of Directors for use in connection with its financial analysis as described in the section of this proxy statement captioned “—Opinion of the Company’s Financial Advisor,” (2) they were made available to the Board of Directors in connection with its consideration of the Merger and other strategic alternatives available to the Company, and (3) Case B Projections were made available to Permira in connection with its due diligence review. The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of the Company’s management, the Management Projections have been reasonably prepared by the Company’s management on bases reflecting the best available information at the time of preparation and judgments of the Company’s management of the future financial performance of the Company and other matters covered thereby. However, the information contained in the Management Projections is not fact and should not be relied upon as being necessarily indicative of future results.

Although the Management Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover several years and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change. The Management Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that the Company, Morgan Stanley, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections herein should not be deemed an admission or representation by the Company that the Company views such Management Projections as material information. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by the Company or any other person regarding the Management Projections or the Company’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical consolidated financial statements and other information contained in the Company public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

Neither the Company’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Adjusted EBITDA, Capex and Unlevered Free Cash Flow contained in the Management Projections set forth above, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The summary of such information above is included solely to give stockholders access to the information that was made available to Morgan Stanley, the Board of Directors and Permira, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the Company Common Stock.

In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Opinion of the Company’s Financial Advisor

Morgan Stanley was retained by the Board of Directors to act as its financial advisor in connection with a potential sale of the Company. The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the Company’s industry and its knowledge and understanding of the business and affairs of the Company. On August 6, 2019, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Per Share Merger Consideration to be received by the holders of Company Common Stock, other than holders of the Excluded Shares, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of the Company Common Stock.

The full text of the written opinion of Morgan Stanley delivered to the Board of Directors, dated August 6, 2019, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The Company’s stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board of Directors and addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of Company Common Stock, other than holders of the Excluded Shares, pursuant to the Merger Agreement.

Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the Merger Agreement and did not address any other aspects or implications of the Merger. Morgan Stanley’s opinion was not intended to, and does not constitute advice or a recommendation as to how the Company’s stockholders should vote at any stockholders’ meeting to be held in connection with the Merger or to take any other action with respect to the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company as further described in the section of this proxy statement captioned “—Management Projections”;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company Common Stock;

•

compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company and Permira and their financial and legal advisors;

•

reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form as of August 6, 2019 and the draft equity commitment letter among the Permira Funds, Parent and Merger Sub and the other parties thereto substantially in the form as of August 4, 2019 (the “Commitment Letters”) and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the then best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. Morgan Stanley expressed no view as to such financial projections nor the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent and Merger Sub will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley did not express any view on, and its opinion did not address, any term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, other than with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than Excluded Shares) in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of August 6, 2019. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might have been available to the Company, nor did it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 5, 2019, which was the last full trading day prior to the meeting of the Board of Directors to approve and adopt the Merger Agreement and the transactions contemplated thereby, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and is not necessarily indicative of current market conditions.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Case A Projections and the Case B Projections provided by the Company’s management and referred to in this proxy statement (and defined in the section captioned “—Management Projections”).

Public Trading Comparable Companies Analysis

Morgan Stanley performed a public trading comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for the Company with comparable publicly available equity analyst research estimates for certain selected companies (the “Comparable Companies”) that Morgan Stanley determined, upon the application of its professional judgment and experience with companies in the CDMO industry, to be similar to the Company’s current and anticipated operations for purposes of this analysis. The following list sets forth the Comparable Companies that were reviewed in connection with this analysis:

•	Consort Medical plc

•	Recipharm Limited

•	Siegfried Group

For purposes of this analysis, Morgan Stanley analyzed:

•

the ratio of aggregate value (“AV”) (calculated as fully diluted market capitalization plus debt, preferred equity and non-controlling interest (as applicable) less cash, cash equivalents and marketable securities) to estimated Adjusted EBITDA (calculated as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation and amortization, burdened by stock-based compensation, and, for the Company, excluding integration costs for Halo and Avista) (the “AV / EBITDA Ratio”), for each of calendar year 2019 and calendar year 2020. For purposes of this analysis of the Comparable Companies, Morgan Stanley utilized publicly available market data of EBITDA as of August 5, 2019.

Results of the analysis were presented for the Comparable Companies, as indicated in the following tables:

AV / EBITDA Ratios:

	CY2019E AV / EBITDA	CY2020E AV / EBITDA
Consort Medical plc	8.2x	7.9x
Recipharm Limited	9.9x	8.9x
Siegfried Group	13.2x	11.8x

Based on its analysis of the relevant metrics for each of the Comparable Companies and upon the application of its professional judgment, Morgan Stanley selected representative ranges of the AV / EBITDA Ratio for each of the calendar years 2019 and 2020 and applied these ranges of multiples to the corresponding Company statistic as set forth in the Case A Projections and Case B Projections. Based on the outstanding shares of Company Common Stock on a fully diluted basis of 34 million shares as of August 5, 2019 calculated using the treasury stock method and net debt of $448 million as of June 30, 2019, in each case per Company management, Morgan Stanley calculated an estimated implied value per share of Company Common Stock, rounded to the nearest $1.00, as follows:

	Selected Comparable Company Multiple Ranges	Implied Value Per Share
Case A Projections
CY2019E AV / EBITDA	8.5x – 13.0x	$28.00 – $50.00
CY2020E AV / EBITDA	8.0x – 12.0x	$26.00 – $45.00

Case B Projections
CY2019E AV / EBITDA	8.5x – 13.0x	$26.00 – $47.00
CY2020E AV / EBITDA	8.0x – 12.0x	$26.00 – $46.00

No company utilized in the public trading comparable companies analysis is identical to the Company and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Precedent Transactions Analysis

Precedent Multiples Analysis:

Morgan Stanley performed a precedent transactions analysis, which implies a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley compared publicly available statistics for transactions involving businesses that Morgan Stanley judged to be similar in certain respects to the Company’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience, occurring since January 2007. Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger, most notably because they were in the CDMO industry and each had a transaction AV of at least $200 million. For each transaction, Morgan Stanley noted the ratio of the AV of the transaction to each of the target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction (“LTM EBITDA,” and the ratio of AV to LTM EBITDA, the “AV / LTM EBITDA Ratio”). The following is a list of the transactions reviewed, based on the abovementioned criteria, and the AV / LTM EBITDA ratio for each transaction:

Date Announced	Acquirer	Target	AV / LTM EBITDA
January 25, 2007	The Blackstone Group	Cardinal Health PTS (Catalent)	10.3x
April 4, 2011	Kohlberg Kravis Roberts & Co L.P.	Capsugel S.A.	10.9x
May 9, 2011	Alkermes plc	Elan Drug Technologies	9.8x
August 22, 2011	Catalent Pharma Solutions, Inc.	Aptuit LLC, Clinical Trial Supplies Business	10.3x
August 6, 2012	BC Partners, The Carlyle Group L.P.	Aenova	11.2x
December 24, 2012	Mitsubishi Chemical Holdings	Qualicaps	10.3x
July 29, 2013	RoundTable Healthcare Partners	Santa Cruz Nutritionals	10.5x
October 2, 2013	Nordic Capital / Avista Capital Partners / Ardian	Acino Holding AG	11.8x
July 28, 2014	PCI Pharma Services	Penn Pharmaceutical Services Limited	16.2x
September 30, 2014	Consort Medical plc	Aesica Pharmaceuticals Limited	11.5x
May 5, 2015	AMRI Global	Prime European Therapeuticals S.p.A.	13.3x
June 1, 2016	Partners Group	PCI Pharma Services	~10.5x
December 15, 2016	Lonza Group AG	Capsugel S.A.	15.1x
May 15, 2017	Thermo Fisher Scientific Inc.	Pantheon N.V.	17.3x
June 6, 2017	GTCR, LLC, The Carlyle Group L.P.	Albany Molecular Research, Inc.	13.6x
July 23, 2018	Cambrex Corporation	Halo Pharmaceutical, Inc.	15.7x
November 20, 2018	Cambrex Corporation	Avista Pharma Solutions, Inc.	16.8x

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment, Morgan Stanley then selected representative ranges of the AV / LTM EBITDA Ratio multiples and applied an AV / LTM EBITDA range of 10.0x – 16.0x to the Company’s projected LTM EBITDA as of June 30, 2019 of $153 million, burdened by stock based compensation expenses and excluding integration costs for Halo and Avista, as provided by the Company’s management.

Based on the outstanding shares of Company Common Stock on a fully diluted basis of 34 million shares as of August 5, 2019 calculated using the treasury stock method and net debt of $448 million as of June 30, 2019, in each case per Company management, Morgan Stanley calculated an estimated implied present value per share of Company Common Stock, rounded to the nearest $1.00, of $32.00 to $59.00.

Precedent Premiums Paid Analysis:

Morgan Stanley considered, based on publicly available information, premiums paid in bids for control of U.S. public targets with an aggregate value of $1.0 billion or more announced on or before March 31, 2019 involving all cash, all stock and cash/stock mix consideration, but excluding outliers, terminated transactions, ESOPs, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. For each transaction, Morgan Stanley reviewed the percentage premiums paid over the unaffected stock price, defined to mean the stock price four weeks prior to the earliest of deal announcement, announcement of a competing bid and market rumors.

Based on the review of the premiums paid in the selected transactions summarized above, Morgan Stanley then selected a representative range of premiums paid and applied that range to the applicable price per share of Company Common Stock as of August 5, 2019, to calculate an implied value per share of Company Common Stock, rounded to the nearest $1.00, as follows:

	Premia Range	Implied Present Value Per Share
Precedent Premiums	20% – 45%	$49.00 – $59.00

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

Morgan Stanley used estimates from the Management Projections for purposes of the discounted cash flow analysis, as more fully described below. Morgan Stanley first calculated the estimated unlevered free cash flows, which is defined as adjusted earnings before interest, taxes, depreciation and amortization, less (1) cash taxes and (2) capital expenditures, and less or plus, as applicable, (3) changes in net working capital. Morgan Stanley calculated the present value of the estimated unlevered free cash flows for the Company for the last two quarters of 2019 and calendar years 2020 through 2024. Morgan Stanley also calculated a range of terminal values for the Company by applying a perpetual growth rate ranging from 2.0% to 2.5% to the normalized unlevered free cash flows of the Company for calendar year 2024. Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2019 using a range of discount rates from 7.5% to 8.4%, which range of discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect the Company’s estimated weighted average cost of capital (“WACC”).

Based on the above-described analysis, Morgan Stanley derived the following ranges of implied values per share of Company Common Stock, rounded to the nearest $1.00:

Implied Value Per Share Range
Case A Projections	$47.00 – $63.00
Case B Projections	$54.00 – $72.00

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board of Directors, including the following.

Illustrative Leveraged Buyout Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might affect a leveraged buyout of the Company under current market conditions. Morgan Stanley based its analysis on the Management Projections. Morgan Stanley assumed a transaction date of June 30, 2019, and a 5.5 year investment period ending December 31, 2024. Morgan Stanley also made certain other assumptions, including (i) a multiple of 7.2x of gross debt to leverageable Company EBITDA (adjusted for certain non-recurring items and unburdened by stock based compensation expense and integration costs for the acquisition of each of Halo and Avista) of $157 million, which debt financing consisted of a first lien term loan representing 5.6x leverageable EBITDA and a second lien term loan representing 1.6x leverageable EBITDA, (ii) debt financing and transaction expenses based on prevailing market terms at the time of the analysis (including (x) an interest rate on the first lien term loan of LIBOR plus 4.00% and (y) an interest rate on the second lien term loan of LIBOR plus 7.00%), (iii) a range from 10.0x to 12.0x of AV/NTM EBITDA exit multiples and (iv) a target range of annualized internal rates of return for the financial sponsor of 15.0%. Morgan Stanley selected the leverageable EBITDA, leverage multiple, financing terms, exit multiple and target internal rate of return based upon the application of its professional judgment and experience. Based on these calculations, this analysis indicated a range of implied equity value per share of Company Common Stock, rounded to the nearest $1.00, of (x) $49.00 to $57.00 per share for the Case A Projections and (y) $52.00 to $60.00 per share for the Case B Projections.

Equity Research Analysts’ Price Targets

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed the future public market trading price targets for the shares of Company Common Stock prepared and published by equity research analysts as of August 5, 2019. These targets reflected each analyst’s estimate as of the date of publication of the future public market trading price of the shares of Company Common Stock. The range of undiscounted analyst price targets for the shares of Company Common Stock, rounded to the nearest $1.00, was $44.00 to $55.00. In order to better compare the equity analysts’ stock price targets with the Per Share Merger Consideration, based on its professional judgment and experience, Morgan Stanley also discounted each analyst’s price target to present value by applying, for a one year discount period, a discount rate of 8.7%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect the Company’s cost of equity. This analysis resulted in a discounted analyst price target range for the Company Common Stock, rounded to the nearest $1.00, of $40.00 to $51.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company Common Stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Historical Trading Range

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of the shares of Company Common Stock for the period commencing on August 5, 2018, and ending on August 5, 2019. Morgan Stanley observed that, during this period, the high and low closing prices of the Company Common Stock, rounded to the nearest $1.00, were $36.00 and $68.00 per share, respectively.

General

In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock, and in connection with the delivery of its opinion to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company Common Stock might actually trade.

The Per Share Merger Consideration was determined through arm’s-length negotiations between the Company and Permira and was approved by the Board of Directors. Morgan Stanley acted as financial advisor to the Board of Directors during these negotiations but did not, however, recommend any specific form or amount of consideration to the Company or the Board of Directors, nor did Morgan Stanley opine that any specific form or amount of consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how the Company’s stockholders should vote at any stockholders’ meeting that may be held in connection with the Merger, or whether the stockholders should take any other action in connection with the Merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which shares of Company Common Stock will trade at any time.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in deciding to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the consideration pursuant to the Merger Agreement or of whether the Board of

Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Board of Directors retained Morgan Stanley based on Morgan Stanley’s qualifications, experience and expertise and its familiarity with the Company. Morgan Stanley, together with its affiliates, is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Permira and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and the Company has agreed to pay Morgan Stanley a fee of approximately $20.5 million for its financial advisory services, approximately $1.5 million of which was payable in connection with the delivery of the fairness opinion and approximately $19.0 million of which is contingent upon consummation of the Merger. the Company has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with this engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement and to reimburse certain expenses relating to such indemnity.

In the two years prior to the date of its opinion, Morgan Stanley has provided financing services for Permira or its affiliates and has received fees in connection with such services in the amounts of approximately $[●] million. In the two years prior to the date of its opinion, except for its current engagement as financial advisor to Cambrex, Morgan Stanley has not provided financial advisory or financing services to Cambrex or its affiliates and has not received any fee for such services during such time. Morgan Stanley may also seek to provide financial advisory and financing services to Permira and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed or were contemplated at the time. These interests are described in more detail and, where applicable, are quantified in the narrative below.

Current Relationship with Permira

Mr. Glassell serves as an advisor for Permira and is the chairman of one of Permira’s portfolio companies. Due to these roles, Mr. Glassell recused himself from board discussions regarding the Merger and abstained from voting as a member of the Board of Directors to approve the Merger Agreement and the Merger.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company or one or more of its affiliates following the Effective Time. Prior to and following the closing of the Merger, however, certain of our executive officers may have discussions with, and following the closing of the Merger, may enter into agreements with, Parent, its subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company or one or more of its affiliates.

Ad Hoc Committee Compensation

In consideration of the ad hoc committee’s time and contribution to the transaction process, the Board of Directors determined that a fee of $250,000 should be paid to Mr. Kaufthal, $75,000 should be paid to Mr. Grabowsky and $75,000 should be paid to Mr. Yanai. The compensation was approved by the Board of Directors after its approval of the Company’s execution of the Merger Agreement in a session at which Messrs. Kaufthal, Grabowsky and Yanai were not present, and the compensation was not, and is not, contingent upon the approval by stockholders of the proposal to adopt the Merger Agreement and completion of the Merger and the transactions contemplated thereby or any other transaction involving the Company and Permira.

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that the Surviving Corporation and its subsidiaries shall, and Parent shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill the obligations of the Company and any of its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the Effective Time), on the other hand, with respect to such acts or omissions occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of the Company and its subsidiaries, to the fullest extent permitted by law, in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) the fact that an indemnified person is or was a director, officer, employee or agent of the Company or its subsidiaries or other affiliates; (2) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company or its subsidiaries or other affiliates, or taken at the request of the Company or such subsidiary or affiliate as a director, officer, employee, agent, trustee or fiduciary of another person, regardless of whether such action or omission, or alleged action or omission, occurred prior to, or at the Effective Time; and (3) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto. The Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, unless the Company has purchased a “tail” policy prior to the Effective Time (which the Company may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums paid by the Company in the last full fiscal year), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance on terms that are equivalent to the Company’s current directors’ and officers’ insurance policies, for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such annual premiums exceed 300% of the aggregate annual premiums paid by the Company in the last full fiscal year, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Treatment of Company Options, Company RSUs and Company PSUs

As described below under the caption “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Options, Company RSUs and Company PSUs,” outstanding Company equity-based awards will be treated as follows at the Effective Time:

•

each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of (1) the Per Share Merger Consideration, less the exercise price per share attributable to such Company Option, multiplied by (2) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled for no consideration;

•

each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the total number of shares of Company Common Stock subject to such Company RSU; and

•

each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at the greater of (x) target levels of performance and (y) actual levels of performance, without pro-ration.

Summary of Outstanding Equity Awards

The table below sets forth, for each of the Company’s executive officers and non-executive directors, (i) the number of outstanding unvested Company Options, (ii) the number of outstanding unvested Company RSUs, and (iii) the number of outstanding unvested Company PSUs (assuming target achievement of the applicable performance goals), held by such executive officer or non-executive director (as applicable), in each case, as of September 1, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement. These numbers do not forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

The table below also sets forth, for each of the Company’s named executive officers and non-executive directors, (i) the amount payable at the closing of the Merger in respect of the outstanding unvested Company Options, Company RSUs and Company PSUs and (ii) the total amount payable at the closing of the Merger in respect of such Company equity-based awards, in each case based on the treatment of such awards as described above, assuming the Merger was consummated on September 1, 2019 for these purposes. The amounts are calculated: (i) in the case of Company Options, by multiplying the number of Company Options by the Per Share Merger Consideration, less the applicable exercise price per share attributable to such Company Option, and (ii) in the case of Company RSUs and Company PSUs, by multiplying the number of shares of Company Common Stock subject to such Company RSU or Company PSU, as applicable, by the Per Share Merger Consideration. As described above under “—Treatment of Company Options, Company RSUs and Company PSUs,” pursuant to the Merger Agreement, any performance-based vesting conditions will be deemed achieved at the greater of target levels of performance and actual levels of performance; accordingly, because the number of outstanding Company PSUs in the table below assumes target levels of achievement with respect to applicable performance goals, the value of such amounts payable in respect of the Company PSUs could be greater than the amounts reflected in the table. The estimated amount that would be payable to Dorothy Donnelly-Brienza, Senior Vice President and Chief Human Resources Officer (who is an executive officer of the Company but is not a named executive officer as determined for our most recent annual proxy statement) with respect to the settlement of her unvested equity-based awards if the Merger was consummated on September 1, 2019 is $334,324.

Name	Unvested Company Options (#)	Value of Unvested Company Options ($)	Company RSUs (#)	Value of Company RSUs ($)	Company PSUs (#)	Value of Company PSUs ($)	Total Merger Consideration ($)
Named Executive Officers(1)
Steven M. Klosk	96,000	$1,317,923	10,378	$622,680	65,500	$3,930,000	$5,870,603
Shawn P. Cavanagh	73,750	$984,744	7,264	$435,840	53,000	$3,180,000	$4,600,584
Gregory P. Sargen	61,250	$827,238	6,227	$373,620	43,500	$2,610,000	$3,810,858
Samantha M. Hanley	53,750	$701,706	1,131	$67,860	—	$—	$769,566
Tom Vadaketh	—	$—	—	$—	—	$—	$—
Non- Executive Directors
Gregory B. Brown	2,766	$55,154	2,247	$134,820	—	$—	$189,974
Claes Glassell	2,766	$55,154	2,247	$134,820	—	$—	$189,974
Louis Grabowsky	2,766	$55,154	2,247	$134,820	—	$—	$189,974
Bernhard Hampl.	2,983	$59,481	2,247	$134,820	—	$—	$194,301
Kathryn R. Harrigan	2,766	$55,154	2,247	$134,820	—	$—	$189,974
Ilan Kaufthal	3,850	$76,769	2,247	$134,820	—	$—	$211,589
Shlomo Yanai	2,766	$55,154	2,247	$134,820	—	$—	$189,974
Rosina Dixon	—	$—	—	$—	—	$—	$—
Peter Tombros	—	$—	—	$—	—	$—	$—

(1)

Our “named executive officers” are our chief executive officer, chief financial officer and two other most highly compensated executive officers, as determined for purposes of our most recent annual proxy statement. Tom Vadaketh resigned from his position as Executive Vice President and Chief Financial Officer effective September 4, 2018.

Employment Agreements

On August 6, 2019, the Company entered into employment agreements with Steven M. Klosk (President & Chief Executive Officer) and Samantha Hanley (Vice President, General Counsel & Corporate Secretary), as well as amended and restated employment agreements with Shawn P. Cavanagh (Executive Vice President & Chief Operating Officer) and Gregory P. Sargen (Executive Vice President, Chief Financial Officer) (collectively, the “Employment Agreements”). Each of Messrs. Klosk, Cavanagh, and Sargen and Ms. Hanley is hereinafter referred to as an “Executive.”

The Employment Agreements become effective (the “Agreement Effective Date”) upon the date that a “Change of Control” (as such term is defined in the Employment Agreements) occurs, or if (i) the Executive’s employment is terminated by the Company prior to the date on which a Change of Control occurs, and such termination is either (1) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) in connection with or anticipation of a Change of Control or (ii) the Executive’s employment is terminated by the Company other than for “Cause” (as defined below) prior the date on which a

Change of Control occurs, and such termination is within twelve months after, among other things, the execution of a definitive merger agreement, then, provided such Change of Control actually occurs, the Employment Agreements will be effective upon the date immediately prior to the Date of Termination (as defined in the Employment Agreements). The Employment Agreements each have a term that commences as of the Agreement Effective Date and ends on the second anniversary of such date (the “Employment Period”). The Effective Time will qualify as a “Change of Control” under the Employment Agreements.

The Employment Agreements provide each Executive with the following compensation and benefits during the Employment Period:

•

Annual base salary at a monthly rate at least equal to the highest monthly base salary paid or payable to the Executive during the twelve-month period immediately preceding the month in which the Agreement Effective Date occurs; and

•

Annual bonus opportunity (the “Annual Bonus”) for each fiscal year of the Employment Period, payable in cash, restricted stock, restricted stock units or other forms of remuneration on the same bases as with respect to the fiscal year immediately preceding the Agreement Effective Date; provided that, the Executive’s Annual Bonus as of the start of the fiscal year that includes a Change of Control will be the Executive’s target bonus.

In the event that the Executive’s employment is terminated by the Company without “Cause” or the Executive terminates his or her employment for “Good Reason” (each as defined below) during the Employment Period, the Executive will be entitled to receive the following amounts, payable in a lump sum within thirty days after the Date of Termination, as applicable, subject to the Executive’s compliance with certain non-competition covenants:

•

the Executive’s full base salary through the Date of Termination at the rate in effect on such date or, if higher, at the highest rate in effect at any time from the ninety-day period preceding the Agreement Effective Date through the Date of Termination (the “Highest Base Salary”);

•

the product of (x) the highest Annual Bonus earned by the Executive during the two fiscal years immediately preceding the Date of Termination, or, if higher, the Executive’s target bonus opportunity after the Agreement Effective Date until two Annual Bonuses have actually been earned and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

•	two times the Executive’s Highest Base Salary;

•

two times the Executive’s highest Annual Bonus earned by the Executive during the two fiscal years immediately preceding the Date of Termination, provided that Executive’s Annual Bonus as described herein after the date of Employment Agreement shall be the Executive’s target bonus opportunity until an Annual Bonus has actually been earned;

•

in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with accrued interest thereon, if any) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company;

•

for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them as if the Executive’s employment had not been terminated, in accordance with the most favorable employee benefit plans of the Company and its subsidiaries (including health insurance and life insurance) during the ninety-day period immediately preceding the Agreement Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key employees and their families; and

•	all outstanding equity awards held by the Executive shall immediately vest and, as applicable, become exercisable, and all outstanding options or stock appreciation rights shall remain outstanding and exercisable for the two-year period following the Date of Termination or, if earlier, the expiration date indicated in the respective equity award agreement (if any).

“Cause” is defined in the Employment Agreements as the Executive’s (i) personal dishonesty or breach of fiduciary duty involving personal profit; (ii) the commission of a criminal act related to the performance of duties, or the furnishing of proprietary confidential information about the Company to a competitor, or potential competitor or third party whose interests are adverse to those of the Company; (iii) habitual intoxication by alcohol or drugs during work hours; or (iv) conviction of a felony.

“Good Reason” is defined in the Employment Agreements as the occurrence of any of the following: (i) a relocation of the principal place at which the Executive’s duties are to be performed to a location more than thirty-five (35) miles from the principal place where the Executive’s duties were performed during the ninety-day period immediately preceding the Agreement Effective Date; (ii) a substantial reduction in the Executive’s base salary or target bonus, or in the benefits or perquisites provided the Executive from those which pertained during the ninety-day period immediately preceding the Agreement Effective Date; (iii) a substantial reduction in the Executive’s responsibilities, authorities or functions from those which pertained during the ninety-day period immediately preceding the Agreement Effective Date; (iv) a substantial adverse change in the Executive’s work conditions from those which pertained during the ninety-day period immediately preceding the Agreement Effective Date; or (v) the Company’s failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Mr. Sargen’s Employment Agreement, as amended, continues to provide that any termination by Mr. Sargen during the thirty-day period immediately following the first anniversary of the Agreement Effective Date shall be deemed to be a termination for Good Reason.

The Employment Agreement with Mr. Sargen, as amended, continues to provide that to the extent any payments or benefits received by Mr. Sargen would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (the “Excise Tax”), Mr. Sargen will be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in the amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payments. However, the Company’s Compensation Committee has reserved the right to provide certain individuals (including the Executives) with an excise tax gross-up to the extent that, following the Company’s efforts to mitigate any Excise Taxes, the payments and benefits received by certain individuals in connection with the Merger would trigger Excise Taxes. The amount of such excise tax gross-ups will not exceed $1 million in the aggregate.

The Employment Agreements also provide that the Executive may not disclose or use any confidential information of the Company during or after the Employment Period. During the Executive’s employment with the Company and for a period of one year thereafter, the Executive is also precluded from engaging or becoming associated in any business which is in competition with the Company.

280G Mitigation Actions

While the Company will be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), the Board of Directors has not yet approved any specific actions to mitigate the expected impact of Section 280G of the Code on the Company and any disqualified individuals, other than the arrangements contained in the Employment Agreements, as described above in the section captioned “—Employment Agreements.”

Payments Upon Termination At or Following Change in Control

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to the Company’s named executive officers (i.e., our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as determined based on our most recent annual proxy statement), which compensation is subject to an advisory vote of the Company’s stockholders on the Compensation Proposal, as described below under the caption “Proposal 2: The Company’s Compensation Proposal.” The table assumes the consummation of the Merger occurred on September 1, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement, and that the employment of each named executive officer is terminated without “Cause” or for “Good Reason” on such date. The value of any equity-based awards was calculated by multiplying (i) the number of Company Options by the excess, if any, of the Per Share Merger Consideration ($60.00) over the exercise price of such Company Option, and (ii) the number of shares of Company Common Stock underlying each Company RSU and Company PSU by the Per Share Merger Consideration ($60.00).

The calculations in the table below do not include amounts the named executive officers were already entitled to receive or amounts in which the named executive officers were vested, in each case, as of the date hereof nor amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company. Based on the Company’s preliminary Section 280G analysis, the payments and benefits received by the named executive officers in connection with the Merger will not trigger Excise Taxes, and therefore, no gross-up amounts were included herein.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement and before the Effective Time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

Potential Change-in-Control Payments to Named Executive Officers

Name	Cash Severance ($)(1)	Equity ($)(2)	Health and Welfare Benefits ($)(3)	Total ($)(4)
Steven M. Klosk	$5,389,334	$5,870,603	$28,700	$11,288,637
Shawn P. Cavanagh	$4,401,365	$4,600,584	$28,700	$9,030,649
Gregory P. Sargen	$4,108,394	$3,810,858	$28,700	$7,947,952
Samantha M. Hanley	$2,275,157	$769,566	$28,700	$3,073,423

(1)

The amounts in this column represent the value of cash severance payments payable to the Executives pursuant to their employment agreements upon a termination of employment without “Cause” or for “Good Reason” following the Effective Time. As described above in the section captioned “—Employment Agreements,” the cash payments to the Executives consist of (i) two times the Executive’s Highest Base Salary, (ii) two times the Executive’s highest annual bonus earned over the two immediately preceding fiscal years and (iii) a pro-rata annual bonus based on the highest annual bonus earned by the Executive during the two fiscal years prior to termination.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “cause” or for “good reason” following the Effective Time, as described above. The amounts shown in this column are based on the compensation and benefit levels in effect on September 1, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above.

The cash payments described in this column (1) include the following components:

Name	Two Times Highest Base Salary ($)	Two Times Highest Annual Bonus ($)	Pro-Rata Annual Bonus ($)	Total ($)
Steven M. Klosk	$1,566,000	$2,859,492	$963,842	$5,389,334
Shawn P. Cavanagh	$1,200,000	$2,401,846	$799,519	$4,401,365
Gregory P. Sargen	$1,000,000	$2,332,094	$776,300	$4,108,394
Samantha M. Hanley	$820,000	$1,091,742	$363,415	$2,275,157

(2)

The amounts in this column represent the value attributable to the acceleration, and payment to be received upon cancellation of, outstanding and unvested Company Options, Company RSUs and Company PSUs. The value of the Company PSUs is determined based on achievement of applicable performance-based vesting requirements at target payout levels, as further described above in the section captioned “—Treatment of Company Options, Company RSUs and Company PSUs.” As described above under “—Treatment of Company Options, Company RSUs and Company PSUs,” pursuant to the Merger Agreement, any performance-based vesting conditions will be deemed achieved at the greater of target levels of performance and actual levels of performance; accordingly, the value of such amounts payable in respect of the Company PSUs could be greater than the amounts reflected in the table.

The amounts shown do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following the date of this proxy statement. In accordance with the Merger Agreement, the equity-based payments are “single-trigger” in nature as they will become payable immediately upon the Effective Time.

The equity payments described in this column (2) include the following components:

Name	Company Options ($)	Company RSUs ($)	Company PSUs ($)	Total ($)
Steven M. Klosk	$1,317,923	$622,680	$3,930,000	$5,870,603
Shawn P. Cavanagh	$984,744	$435,840	$3,180,000	$4,600,584
Gregory P. Sargen	$827,238	$373,620	$2,610,000	$3,810,858
Samantha M. Hanley	$701,706	$67,860	$—	$769,566

(3)

The amounts in this column represent health and welfare benefits to the Executives consisting of two years of health and welfare benefits continuation, as described above in the section entitled “—Employment Agreements.”

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “Cause” or for “Good Reason” following the Effective Time, as described above. The amounts in the column above reflect health and benefits rates in effect for 2019; therefore, if benefits levels change between the date of this proxy statement and the closing of the Merger, such amounts may be higher or lower than the values set forth in this column.

(4)

The amounts in this column represent the total of all compensation in columns (1), (2) and (3). The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

Name	Single-Trigger Payments($)	Double-Trigger Payments ($)
Steven M. Klosk	$5,870,603	$5,418,034
Shawn P. Cavanagh	$4,600,584	$4,430,065
Gregory P. Sargen	$3,810,858	$4,137,094
Samantha M. Hanley	$769,566	$2,303,857

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

It is anticipated that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $2,560 million in cash.

The Equity Commitment, the Debt Financing, and unrestricted cash at the Company will be available (i) to fund the aggregate purchase price, (ii) to repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to the Company’s existing credit agreement, (iii) for working capital and other general corporate purposes and (iv) to pay all fees and expenses required to be paid at the closing of the Merger by Parent, Merger Sub and the Company contemplated by, and subject to the terms and conditions of, the Merger Agreement. Upon the terms and subject to the conditions of the Equity Commitment Letter, the Company has a contractual right to enforce the Equity Commitment Letter against the Permira Funds and, under the terms and subject to the conditions of the Merger Agreement, the Company has the right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the Debt Financing. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Specific Performance.”

Equity Financing

In connection with the financing of the Merger, the Permira Funds, Parent, Merger Sub and certain affiliates of Parent and Merger Sub have entered into an equity commitment letter, dated August 7, 2019 (the “Equity Commitment Letter”). Pursuant to the Equity Commitment Letter, the Permira Funds have agreed to provide Parent with the Equity Commitment of an amount in euro which is equal to $1,382 million in cash. The Equity Commitment Letter provides, among other things, that the Company is an express third-party beneficiary thereof in connection with the Company’s exercise of its rights related to specific performance under the Merger Agreement.

Debt Financing

In connection with the financing of the Merger, Merger Sub also has obtained the Debt Commitment Letter from Royal Bank of Canada, as Arranger, pursuant to which the Arranger has committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, the First Lien Credit Facilities consisting of a senior secured first lien term loan facility in a principal amount equal to $875 million and a $135 million senior secured first lien revolving credit facility, and the Second Lien Facility in a principal amount equal to $250 million. We refer to the financing described above as the “Debt Financing.” Subsequent to the entry into the Merger Agreement, (i) on August 23, 2019, Merger Sub entered into a supplement to commitment letter and fee letter to add Barclays Bank PLC as an additional financing source and to reallocate a portion of the debt commitments of the Arranger under the Debt Commitment Letter, (ii) on August 25, 2019, Merger Sub entered into a supplement to commitment letter and fee letter to add Société Générale as an additional financing source and to reallocate a portion of the debt commitments of the Arranger under the Debt Commitment Letter, (iii) on August 26, 2019, Merger Sub entered into a supplement to commitment letter and fee letter to add UBS Securities LLC and UBS AG, Stamford Branch as additional financing sources and to reallocate a portion of the debt commitments of the Arranger under the Debt Commitment Letter and (iv) on August 27, 2019, Merger Sub entered into a supplement to commitment letter and fee letter to add Mizuho Bank, Ltd. as an additional financing source and to reallocate a portion of the debt commitments of the Arranger under the Debt Commitment Letter.

The proceeds of the Debt Financing will be used, among other things, (i) to finance, in part, the payment of the amounts payable under the Merger Agreement, (ii) for working capital and other general corporate purposes and (iii) to pay the fees and expenses incurred in connection with the Merger and obtaining Debt Financing.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions.

If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions in any fee letter) contemplated in the Debt Commitment Letter and the related fee letter, Parent and Merger Sub will promptly notify the Company and use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources on terms, conditions and costs not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letter and the related fee letter and in an amount at least equal to the Debt Financing or such unavailable and required portion thereof, as the case may be, and (ii) obtain one or more new financing commitment letters with respect to such alternate debt financing.

Fee Funding Agreement

Pursuant to the Fee Funding Agreement delivered by the Permira Funds in favor of the Company, the Permira Funds have agreed to fund the following payment obligations of Parent and Merger Sub under the Merger Agreement, which are subject to an aggregate cap equal to the sum of all such payment obligations: (i) monetary damages, including all or a portion of the Parent Termination Fee ($123,200,859) if required, on the terms and subject to the limitations set forth in the Merger Agreement; (ii) the Reimbursement Obligations, representing any amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, as specified in the Merger Agreement; (iii) the Interest Expenses, representing any interest on the Parent Termination Fee required to be paid by Parent to the Company, as specified in the Merger Agreement; and (iv) the Enforcement Expenses, representing any amounts in respect of certain out-of-pocket costs and expenses (including attorneys’ fees) related to the Company’s efforts to obtain payment of the Parent Termination Fee, as specified in the Merger Agreement.

Subject to specified exceptions, the Fee Funding Agreement will terminate upon the earliest of: (i) the consummation of the Merger and (ii) the later to occur of (A) the valid termination of the Merger Agreement under circumstances in which Parent would not be obligated to pay or cause to be paid the Parent Termination Fee and (B) the payment by Parent of its obligations (if any) under the Reimbursement Obligations, any other monetary damages required to be paid after the termination of this agreement, or under the Confidentiality Agreement referred to in the Merger Agreement.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the fourth business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time as Parent, Merger Sub and the Company mutually agree in writing; provided, however that the closing of the Merger cannot occur before September 21, 2019.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of Company Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Company Common Stock unless otherwise expressly noted herein. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of shares of Company Common Stock who: (1) submit a written demand for appraisal of their shares; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, the Company believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder (or any person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting its shares.

Filing Written Demand

Any holder of shares of Company Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of Company Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or to abstain from voting on the adoption of the Merger Agreement. Voting against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal is in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand for appraisal. A stockholder’s failure to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of the Company stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock must be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Cambrex Corporation

Attention: Samantha Hanley, Vice President, General Counsel and Corporate Secretary

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Any holder of shares of Company Common Stock who has delivered a written demand to the Company and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Company Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of shares of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure of a holder of Company Common Stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of Company Common Stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of Company Common Stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger and the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Company Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This summary is general in nature and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address tax consequences that may be applicable to:

•

holders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; certain former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of the Company Common Stock (by vote or value);

•	controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax; and pass-through entities, or investors in such entities;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

•

holders that received their shares of Company Common Stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants (including under any of the Company Equity Plans);

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	holders who hold their Company Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; or

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Company Common Stock being taken into account in an “applicable financial statement” (as defined in the Code).

This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, such as the U.S. federal estate, or gift tax or the alternative minimum tax. In addition, this summary does not address the Medicare tax on net investment income.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of Company Common Stock that is, for U.S. federal income tax purposes, not a U.S. Holder.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•

the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Company Common Stock (the “Relevant Period”) and, if shares of Company Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of the Company Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under those rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specially defined under those rules) unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Recently released proposed Treasury Regulations (upon which taxpayers may rely until final Treasury Regulations are issued) eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Company Common Stock under FATCA. Holders of Company Common Stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Company Common Stock pursuant to the Merger.

Regulatory Approvals Required for the Merger

General

The Company (to the extent required), Parent and Merger Sub have agreed to (and to cause their respective affiliates, as applicable to) (i) file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act within ten business days following the date of the Merger Agreement; and (ii) as promptly as practicable following the date of the Merger Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any governmental authority as are required by other applicable antitrust laws in connection with the Merger, and, subject to certain limitations, to take all action necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other applicable antitrust laws and obtain any required consents pursuant to the HSR Act or any applicable antitrust law, in each case as promptly as practicable and, in any event, prior to the Termination Date.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the DOJ and the FTC, and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is 30 calendar days, unless the waiting period is terminated earlier or extended by a second request for additional information. The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until the Company and Permira file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Permira made the necessary filings with the FTC and the DOJ on August 21, 2019 and made a request for early termination of the HSR Act waiting period, and on September 3, 2019, the FTC granted early termination of the applicable waiting period under the HSR Act.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the Company (or its subsidiaries), or Parent or Merger Sub (or their respective controlled affiliates). Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

European Commission Merger Regulation

On August 27, 2019, Permira made a referral request to the Commission requesting that the Commission assume jurisdiction to review the Merger in lieu of certain Member States. Following a pre-notification period and the formal filing of the referral request, the Member States have 15 working days within which to state their objection. The Non-Opposition Period ends on [●].

Unless a Member State objects during the Non-Opposition Period (in which case the Merger will remain subject to review by certain Member States), the Commission will assume jurisdiction. Following a pre-notification period, the Commission has 25 working days to clear the Merger, either unconditionally or subject to accepted remedies (in which case the review period will be extended to 35 working days), or to open an in-depth investigation.

Other Factors

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made solely for the benefit of the parties to the Merger Agreement and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk among the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned direct subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A attached to the Merger Agreement and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving

Corporation), until thereafter amended. Following the completion of the Merger, the Company Common Stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the fourth business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “—Conditions to the Closing of the Merger”), other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time as Parent, Merger Sub and the Company mutually agree in writing; provided, however that the closing of the Merger can only occur after September 21, 2019. On the date of the closing of the Merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Merger Consideration

Company Common Stock

At the Effective Time, and without any action required by any stockholder, each share of Company Common Stock (other than Excluded Shares, which include, for example, shares of Company Common Stock owned by stockholders who have properly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive the Per Share Merger Consideration, without interest thereon.

Outstanding Company Options, Company RSUs and Company PSUs

The Merger Agreement provides that outstanding equity awards of the Company will be treated as follows at the Effective Time:

•

each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of (1) the Per Share Merger Consideration, less the exercise price per share attributable to such Company Option, multiplied by (2) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled for no consideration;

•

each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the total number of shares of Company Common Stock subject to such Company RSU; and

•

each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive an amount in cash, without interest thereon, equal to the product of: (1) the Per Share Merger Consideration, multiplied by (2) the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at the greater of (x) target levels of performance and (y) actual levels of performance, to be measured, without any pro-ration, by the Company’s Compensation Committee as of immediately prior to the Effective Time.

Consideration payable to holders of Company Options, Company RSUs and Company PSUs (collectively, the “Equity Awards”) will be made no later than five business days following the closing of the Merger, through the payroll system or payroll provider of the Company or the Surviving Corporation, net of any required withholding of taxes and, to the extent any such amounts relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts which will accrue interest at the applicable federal rate from and following the Closing Date at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU or Company PSU that will not trigger a Tax or penalty under Section 409A of the Code.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a nationally recognized bank or trust company reasonably acceptable to the Company (the “Payment Agent”) to act as payment agent for the Merger. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Payment Agent cash sufficient to pay the aggregate consideration to which holders of Company Common Stock (other than holders of Dissenting Company Shares) become entitled pursuant to the Merger Agreement.

Promptly following the Effective Time (and in any event within three business days), the Payment Agent will send to each holder of record of one or more certificates that represent issued and outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of Company Common Stock represented by such holder’s certificates in exchange for the Per Share Merger Consideration payable in respect of such shares. No holder of record of uncertificated shares of Company Common Stock will be required to deliver a certificate or an executed letter of transmittal to the Payment Agent in order to receive the Per Share Merger Consideration payable in respect of such shares.

If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed five years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any holder (and their successors, assigns or personal representatives) previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, effect, condition, development, state of facts or circumstance that, individually or in the aggregate, when taken together with any other change, event, effect, condition, development, state of facts or circumstance, has a material adverse effect on (A) the assets, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Merger and any other transaction contemplated by the Merger Agreement prior to the Termination Date; provided that none of the following, and no changes, events, effects or circumstances arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect under clause (A) above or will be taken into account when determining whether a Company Material Adverse Effect under clause (A) above has occurred or may, would or could occur (subject to the limitations set forth below):

(i)	changes in general economic conditions, or changes in conditions in the United States, global, international or regional economy generally;

(ii)	changes in conditions in the financial markets, credit markets, capital markets or international trade, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)	changes in conditions in the industries in which the Company and its subsidiaries conduct business;

(iv)	changes in regulatory, legislative or political conditions;

(v)

any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a governmental authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi)	earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics and other force majeure events;

(vii)

any change, event, effect, condition, development, state of facts or circumstance to the extent resulting from the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business partners, employees or vendors, except in relation to the representations and warranties set forth in Section 3.5 and Section 3.6 of the Merger Agreement;

(viii)	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to the Merger Agreement;

(ix)	any action taken or refrained from being taken, in each case to the extent Parent has expressly approved, consented to or requested in writing following August 7, 2019;

(x)	changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(xi)

changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)

any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv)

any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board of Directors arising out of the Merger or the transactions contemplated by the Merger Agreement; and

(xv)

the identity of, or any facts or circumstances relating to, the Sponsors, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x) above, to the extent that such changes, events, effects, conditions, developments, states of facts or circumstances has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•

corporate power and authority of the Company to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, the Company’s organizational documents and the Company’s contracts;

•	the organizational documents of the Company and its subsidiaries;

•	the necessary approval of the Board of Directors;

•	the rendering of Morgan Stanley’s opinion to the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts or laws applicable to the Company or its subsidiaries or the resulting creation of any lien upon any properties or assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Company Common Stock or equity or voting interests of the Company or any of its subsidiaries;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•	the accuracy and required filings of the Company’s SEC filings and financial statements since January 1, 2017;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•

the conduct of the business of the Company and its subsidiaries is, in all material respects, in the ordinary course since March 31, 2019, and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect since March 31, 2019;

•

the existence and enforceability of specified categories of the Company’s material contracts, and the absence of any breach or default by the Company and its subsidiaries in relation to such material contracts;

•	real property owned or leased by the Company and its subsidiaries;

•	environmental matters;

•	intellectual property matters and compliance with information privacy and security laws;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	the Company’s compliance with laws, including with respect to certain regulatory matters;

•	the absence of litigation or orders;

•	insurance matters; and

•	payment of fees to brokers in connection with the Merger.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•

Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts or applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s properties or assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation or orders;

•	ownership of Company Common Stock;

•	payment of fees to brokers in connection with the Merger;

•	operations of Parent and Merger Sub;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of the Fee Funding Agreement;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of agreements or arrangements between Parent and members of the Board of Directors or Company management; and

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except: (1) as expressly contemplated by the Merger Agreement; (2) as set forth in the confidential disclosure letter to the Merger Agreement; (3) as required by applicable law; or (4) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to:

•	conduct its business in all material respects in the ordinary course of business consistent with past practice; and

•

preserve intact in all material respects its current business organization, ongoing businesses and its significant relationships with commercial counterparties, and keep available the services of its current officers and key employees.

In addition, the Company has also agreed that, except: (1) as expressly contemplated by the Merger Agreement; (2) as set forth in the confidential disclosure letter to the Merger Agreement; (3) as required by applicable law; or (4) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between August 7, 2019 and the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend or waive any provision of any organizational documents of the Company or its subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

issue, sell, encumber, deliver, grant options or rights to purchase or receive, pledge, dispose of or deliver or agree or commit to issue, sell or deliver any securities of the Company, subject to certain exceptions;

•

reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its or its subsidiaries’ capital stock or other equity or voting interest, subject to certain exceptions;

•

declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, subject to certain exceptions;

•	incur, assume or suffer any indebtedness or issue any debt securities, subject to certain exceptions;

•

except as required by the terms of any employee benefit plan in effect as of August 7, 2019, (i) enter into, adopt, amend or modify in any material respect, or terminate, any material employee benefit plan, other than in conjunction with annual renewal or plan design changes for health or other welfare benefit plans that, in each case, are in the ordinary course of business consistent with past practice and which do not materially increase the cost to the Company or its subsidiaries, (ii) increase the compensation or benefits of any current or former director, officer, employee or other individual service provider other than increases in base salary or wage rate in the ordinary course of business consistent with past practice to any current employee with annual base compensation less than $200,000 or (iii) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee or other individual service provider (other than reasonable payments or benefits in the ordinary course of business consistent with past practice);

•

enter into, adopt, renew, extend or amend any collective bargaining agreement or recognize or certify any labor organization or group of employees as the bargaining representative for any employees of the Company or its subsidiaries;

•

other than in the ordinary course of business, terminate the employment of any employee of the Company or any of its subsidiaries with an annual base salary in excess of $200,000 (other than for cause) or hire any individual as an employee of the Company or any of its subsidiaries with an annual base salary in excess of $200,000;

•	settle any pending or threatened legal proceeding, subject to certain exceptions;

•	change the Company’s financial methods or principles or any accounting period in any material respect, subject to certain exceptions;

•

(i) make, change or revoke any material tax election or change any material aspect of its method of tax accounting, (ii) settle or compromise any material tax claim or assessment, (iii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material tax or request any material tax ruling or (iv) surrender a right to a material tax refund;

•	incur or commit to incur certain capital expenditures, subject to certain exceptions;

•

assign, waive any material right, materially modify or amend in a manner adverse to the Company, or terminate any material contract or lease, or enter into any contract that would constitute a material contract or lease of the Company if entered into on the date of the Merger Agreement, subject to certain exceptions;

•	enter into any contract that involves, establishes or governs a material joint venture, profit sharing, partnership, joint development, strategic alliance or other similar agreement;

•	unless replaced with a comparable coverage, terminate or fail to use reasonable best efforts to exercise renewal rights with respect to any material insurance policy;

•

engage in any transaction with, or enter into any contract, agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effectuate any action that would trigger notice obligations under the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local or foreign law;

•

acquire any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned subsidiary of the Company, (ii) in the ordinary course of business or (iii) that do not exceed $2,000,000 individually or $10,000,000 in the aggregate;

•

sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any lien on (other than any “Permitted Lien” as defined in the Merger Agreement), or otherwise dispose of, any of the Company’s or its subsidiaries’ assets (other than intellectual property), subject to certain exceptions;

•	sell, assign, license, lease, transfer, abandon, dedicate to the public, or otherwise dispose of any rights to any material intellectual property, subject to certain exceptions;

•	waive the restrictive covenant obligations of any officer or employee of the Company or any of its subsidiaries whose annual base compensation in excess of $200,000; or

•	enter into agreements, authorize, or commit to do any of the foregoing.

The “Go Shop” Period—Solicitation of Other Offers

Under the Merger Agreement, from August 7, 2019 until 12:01 a.m., New York City time, on September 22, 2019 (the “No-Shop Period Start Date”), the Company and its representatives have the right to, among other things: (1) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company or any of its subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries to any person that has entered into an Acceptable Confidentiality Agreement, and (2) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or other efforts that could reasonably be expected to lead to an Acquisition Proposal) and cooperate with or assist any such inquiries, proposals or other efforts to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals.

Any non-public information provided to any person regarding an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal must also be provided to Parent and Merger Sub to the extent not previously made available. If such person is a competitor of the Company and its subsidiaries, any commercially sensitive non-public information must be shared in accordance with “clean room” or other similar procedures.

If the Company terminates the Merger Agreement for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the Cut-Off Time, the Company is required to pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement under any other circumstance for the purpose of entering into an agreement in respect of a Superior Proposal, the Company is required to pay a termination fee of $61,600,430 to Parent for such termination. For more information, please see the section of this proxy statement below captioned “—Termination Fees.”

From August 7, 2019 until the No-Shop Period Start Date, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if the Company, any of its subsidiaries or any of their respective representatives receive any written or verbal Acquisition Proposal. In addition, within 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of each person that the Company considers to be an Excluded Party as of the No-Shop Period Start Date.

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing terms no less restrictive in any material respect on the Company’s counterparty (and its affiliates and representatives) than those contained in the Confidentiality Agreement referred to in the Merger Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

“Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

1.

any direct or indirect purchase or other acquisition by any third party person or group, whether from the Company or any other person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

2.

any direct or indirect purchase or other acquisition by any third party person or group, or stockholders of any such person or group, of more than 20% of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

3.

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any third party person or group, or stockholders of any such person or group, would hold shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

“Excluded Party” means any person or group that includes any person or group from whom the Company and its affiliates or any of their respective representatives has received an Acquisition Proposal after the execution and delivery of the Merger Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with outside legal and financial advisors, is, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that any person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Acquisition Proposal submitted by such person is withdrawn or terminated or the Board of Directors determines that such Acquisition Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal; provided, further, that any group and any member of such group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, those persons who were members of such group immediately prior to the No-Shop Period Start Date, together with any affiliates of such persons, cease to constitute at least 25% of the equity financing of such group.

“Superior Proposal” means any Acquisition Proposal on terms that the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) would reasonably be expected to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to the Company’s stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Board of Directors considers relevant and any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

The “No-Shop” Period—No Solicitation of Offers

From the date of the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries shall not, and shall not permit their representatives to:

1.

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal;

2.

furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

3.

participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal); or

4.

enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than certain permitted confidentiality agreements; or

5.	agree or resolve to take, or take, any of the actions prohibited by clauses 1-4 above.

In addition, the Company has agreed to request, with 48 hours of the No-Shop Period Start Date, the return or destruction of all non-public information concerning it or its subsidiaries furnished to any person with whom a confidentiality agreement was entered into in connection with its consideration of making an Acquisition Proposal and will cease providing any further information with respect to the Company or any Acquisition Proposal to any such persons or their respective Representatives and will cease all discussions, and terminate all access granted to any data room, with any such persons.

Notwithstanding these restrictions, the Company and its representatives may continue to engage in the activities described in section of this proxy statement captioned “—The “Go Shop” Period—Solicitation of Other Offers”

with respect to any Excluded Party until the earlier of 12:01 am on October 7, 2019 and the time that such Excluded Party ceases to be an Excluded Party in accordance with such definition.

In addition, under certain circumstances and notwithstanding these restrictions, after the No-Shop Period Start Date and prior to the adoption of the Merger Agreement by Company stockholders, the Company may, among other things, provide information to, and engage or participate in negotiations or discussions with, a person in respect of an unsolicited Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from any material breach of the Company’s obligations, as described in the immediately preceding paragraph) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law.

From the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if the Company, any of its subsidiaries or any of their respective representatives (i) receive any Acquisition Proposal or any bona fide inquiries, offers or proposals that could reasonably be expected to lead to an Acquisition Proposal, (ii) are requested to provide any non-public information in connection with an Acquisition Proposal or (iii) are requested to participate in any discussions or negotiations with respect to an Acquisition Proposal. Such notice must include the identity of the person or group making such Acquisition Proposal or bona fide inquiries, offers, proposals or requests; and the material terms and conditions of such offers or proposals (including, if applicable, copies of any written requests, proposals or offers, including proposed contracts, term sheets or letters of intent). The Company must keep Parent reasonably informed, on a prompt basis, of the status and material change to the terms of any such Acquisition Proposal or bona fide inquiries, offers, proposals or requests (including any material amendments thereto) and the status of any related substantive discussions or negotiations.

If the Company terminates the Merger Agreement for the purpose of entering into an agreement with an Excluded Party in respect of a Superior Proposal prior to the Cut-Off Time, the Company is required to pay a termination fee of $25,666,846 to Parent. If the Company terminates the Merger Agreement under any other circumstance for the purpose of entering into an agreement in respect of a Superior Proposal, the Company is required to pay a termination fee of $61,600,430 to Parent for such termination. For more information, please see the section of this proxy statement below captioned “—Termination Fees.”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Company Common Stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change (as defined below) except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not take any action described in the following:

•

withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within ten business days of such public announcement providing that the Board of Directors reaffirms the Company Board Recommendation);

•

adopt, approve or recommend, or publicly declare advisable to the Company’s stockholders an Acquisition Proposal or adopt, approve or recommend, or publicly declare advisable or publicly propose to enter into, an any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement entered into in compliance with the Merger Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”) or publicly adopt, approve or recommend (or publicly propose to adopt, approve or recommend) an Acquisition Proposal;

•	fail to include the Company Board Recommendation in this proxy statement (together with the foregoing two clauses, each a “Company Board Recommendation Change”);

•	cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change (1) in response to an Intervening Event (as defined below) if the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its directors’ fiduciary duties under applicable law; or (2) the Company has an Acquisition Proposal that the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal.

The Board of Directors may only effect a Company Board Recommendation Change for an Intervening Event if:

•

the Company has provided prior written notice to Parent at least three business days in advance to the effect that the Board of Directors so intends, which notice must specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;

•

prior to effecting such Company Board Recommendation Change, (1) the Company and its representatives, during such three business day period, must have negotiated with Parent and its representatives in good faith (to the extent Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of the Merger Agreement and the Equity Commitment Letter and the Debt Commitment Letter (the “Financing Letters”) in such a manner that would obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event, and (2) the Board of Directors has taken into account any adjustments to the terms and conditions of the Merger Agreement or the Financing Letters proposed by Parent and other information provided by Parent in response to the notice described in clause (1) above;

The Board of Directors may only effect a Company Board Recommendation Change for a Superior Proposal, or cause the Company to terminate the Merger Agreement pursuant to its terms to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case, if:

•

the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its directors’ fiduciary duties under applicable law;

•

the Company has complied in all material respects with its go-shop obligations, no-shop obligations and the obligations to effect a Company Board Recommendation Change, in each case, pursuant to the Merger Agreement; and

•

(i) the Company has provided prior written notice to Parent at least three business days in advance to the effect that the Board of Directors intends to effect such Company Board Recommendation Change or terminate the Merger Agreement and the basis therefor, including the identity of the person or group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements and documents relating to such Acquisition Proposal; (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its representatives, during the three business day period, must have negotiated with parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of the Merger Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; and (iii) in determining whether to effect a Company Board Recommendation Change or termination, the Board of Directors has taken into account any adjustments to the terms and conditions of the Merger Agreement or the Financing Letters proposed by Parent and other information provided by Parent in response to the notice described in clause (i) above. Parent shall only be entitled to one three business day notice period for each Acquisition Proposal and no revision, amendment, update or supplement to the terms or conditions of any Acquisition Proposal from the same person or group shall be considered a new Acquisition Proposal for the purposes of this clause.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any change, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) was not known to the Board of Directors nor reasonably foreseeable by the Board of Directors on the date of the Merger Agreement (or if known by the Board of Directors, the consequences of which were not known or reasonably foreseeable by the Board of Directors as of the date of the Merger Agreement) and becomes known to the Board of Directors prior to the receipt of the required stockholder approval in respect of the Merger, and (ii) does not relate to any Acquisition Proposal or result from a breach of the Merger Agreement by the Company or any of its subsidiaries.

Employee Benefits

The Merger Agreement provides that Parent acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Company’s benefit plans, as applicable, will occur as of the Effective Time. Further, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the terms of the Company’s benefit plans and compensation and severance arrangements following the Merger in accordance with their terms as in effect immediately prior to the Effective Time; provided that nothing will prohibit the Surviving Corporation from amending or terminating any such benefit plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable law.

In addition, for a period of one year following the Effective Time, each employee who continues employment following the Merger (a “Continuing Employee”) will be provided with (i) a base salary or wage rate that is no less than the base salary or wage rate in effect for such Continuing Employee immediately before the Effective Time, (ii) target cash incentive opportunities that are substantially comparable to the target cash incentive opportunities in effect for such Continuing Employee immediately before the Effective Time, (iii) other employee benefits (excluding any equity or equity-based compensation) that are no less favorable, in the aggregate, than the employee benefits (excluding any equity or equity-based compensation) provided to such Continuing Employee immediately before the Effective Time and (iv) severance and termination benefits that are substantially comparable to those applicable to such Continuing Employee upon a similar termination of employment immediately before the Effective Time.

With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) grant to such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and determination of the level of benefits (but not for purposes of benefit accruals), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company employee benefit plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its subsidiaries will cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the Surviving Corporation and its subsidiaries will credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan.

Notwithstanding anything in the Merger Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a collective bargaining agreement will be governed by the applicable collective bargaining agreement until such collective bargaining agreement otherwise expires pursuant to its terms or is modified by the parties thereto. Prior to the Closing Date, the Company and its subsidiaries will use their respective reasonable best efforts to satisfy all pre-Closing legal or contractual requirements to provide notice or information to, or to enter into any consultation procedure with, any labor organization that represents any employee of the Company or its subsidiaries in connection with the transactions contemplated by the Merger Agreement.

Parent agrees that it will, or will cause the Surviving Corporation, to provide each participant in an annual cash incentive plan who remains employed with the Surviving Corporation or its subsidiaries through the end of the year during which the Effective Time occurs, with an annual cash incentive award for such year based on the actual performance for such year in accordance with the terms of such plans as in effect on August 7, 2019.

Efforts to Close the Merger

Under the Merger Agreement, Parent, Merger Sub and the Company have each agreed to use reasonable best efforts to take all actions, do all things and assist and cooperate with the other parties, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement.

Each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment under the HSR Act and any other laws, including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub or of the Company; (ii) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Parent and Merger Sub or of the Company; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub or of the Company; and (iv) any other restrictions on the activities of Parent and Merger Sub or of the Company. However, none of the Company, Parent and Merger Sub is required to take any action, or agree or commit to take any action, or agree to any condition or limitation contemplated above that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

Cooperation with Debt Financing

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), the Company has agreed that it will, and will cause its subsidiaries and management of the Company to, use its reasonable best efforts to provide Parent and Merger Sub with all customary cooperation as is reasonably requested by Parent or Merger Sub to arrange, syndicate and obtain the Debt Financing, including using its reasonable best efforts to, among other things:

•	participate in a reasonable number of meetings, presentations, bank meetings and sessions with rating agencies;

•	provide reasonably and customary assistance with the preparation of customary rating agency presentations and bank information memoranda required in connection with the Debt Financing;

•

assist Parent in connection with the preparation, execution and delivery of any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or its debt financing sources;

•

furnish Parent and its debt financing sources with the certain financial statements of the Company and such other information as reasonably requested by Parent in the preparation of a customary confidential information memorandum;

•	assist in the taking of all corporate and other actions necessary to permit the consummation of the Debt Financing on the Closing Date; and

•

furnish to Parent and its financing sources at least three business days prior to the closing of the Merger with all customary documentation and other information about the Company required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations.

Notwithstanding the foregoing, the Company and its subsidiaries are not required to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the closing of the Merger (other than customary authorization letters required for the syndication of the Debt Financing); (iii) give any indemnities that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its subsidiaries, breach any confidentiality obligations or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its subsidiaries.

In addition, other than with respect to customary authorization letters required for the syndication of the Debt Financing, no action, liability or obligation of the Company or any of its subsidiaries or any of its or their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument related to the Debt Financing that is not contingent on the occurrence of the closing of the Merger or that must be effective prior to the Effective Time. None of the Company, its subsidiaries or its and their respective representatives shall be required to approve, execute or perform any financing or other agreements or pledge any collateral with respect to any debt financing that is not conditioned on the Effective Time (other than with respect to customary authorization letters required for the syndication of the Debt Financing), take any other action pursuant to the cooperation requirements described herein and in the Debt Commitment Letter that could reasonably be expected to result in personal liability, incur any liability or deliver any legal opinion or solvency certificate prior to the Effective Time.

In addition, Parent shall (a) reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its subsidiaries and its and their respective representatives in connection with the cooperation requirements described herein and in the Debt Commitment Letter and (b) indemnify the Company, its subsidiaries, and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation described herein and in the Debt Commitment Letter.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries shall, and Parent shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill the obligations of the Company and any of its subsidiaries or other affiliates pursuant to any indemnification agreements listed in the confidential disclosure letter between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the Effective Time), on the other hand, with respect to such acts or omissions occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries shall (and Parent shall cause the Surviving Corporation and its subsidiaries to) cause the organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of the Company and its subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) the fact that an indemnified person is or was a director, officer, employee or agent of the Company or its subsidiaries or other affiliates; (2) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company or its subsidiaries or other affiliates, or taken at the request of the Company or such subsidiary or affiliate as a director, officer, employee, agent, trustee or fiduciary of another person, to the extent that such action or omission, or alleged action or omission, occurred prior to, or at the Effective Time; and (3) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto. The Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, unless the Company has purchased a “tail” policy prior to the Effective Time (which the Company may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums paid by the Company in the last full fiscal year), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance on terms that are equivalent to the Company’s current directors’ and officers’ insurance policies, for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such annual premiums exceed 300% of the aggregate annual premiums paid by the Company in the last full fiscal year, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount.

Other Covenants

Special Meeting

The Company will establish a record date for, duly call and hold the Special Meeting as promptly as practicable, and use reasonable best efforts to duly call and hold the Special Meeting on the 20th business day following the mailing of this proxy statement to Company stockholders. The adoption of the Merger Agreement shall be the only matter (other than matters of procedure, including adjournment or postponement thereof, and matters required by law to be voted on by the Company stockholders in connection with the adoption of the Merger Agreement) that the Company shall propose to be acted on by the Company stockholders at the Special Meeting (other than with the consent of Parent). The Company shall use its reasonable best efforts, subject to certain exceptions, to solicit proxies to obtain the requisite affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger.

Stockholder Litigation

The Company will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to the status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Parent with respect to the defense, settlement or prosecution of such litigation. The Company may not compromise or settle any such litigation without Parent’s prior written consent, except as permitted under the Merger Agreement.

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger;

•	the expiration or termination of the applicable waiting period under the HSR Act and the requisite approvals under European Commission Merger Regulation have been obtained; and

•

the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited or prevented by any law or order issued by any court of competent jurisdiction or other governmental authority.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of the Company relating to organization, good standing, corporate power, enforceability, the Board of Directors’ approval of the Merger Agreement and the Merger, anti-takeover laws and the transaction and brokers that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers, being true and correct in all material respects and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers, being true and correct in all respects, in each of (A) and (B), as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time;

•

the representations and warranties of the Company relating to certain aspects of its capitalization and the ownership of its subsidiaries being true and correct in all respects as of the date of the Merger Agreement and the date on which the closing of the Merger occurs, except for any failure to be true and correct that is de minimis in nature;

•

the other representations and warranties of the Company set forth elsewhere in the Merger Agreement being true and correct (without giving effect to any materiality to Company Material Effect qualifications set forth therein) as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time, except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;

•

the receipt by Parent and Merger Sub of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions described in the preceding four bullets have been satisfied; and

•

since the date of the Merger Agreement, there has not been any change, event, effect, condition, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) as of the date of the Merger Agreement and the date on which the closing of the Merger occurs as if made at and as of such time, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the closing of the Merger; and

•

the receipt by the Company of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (unless otherwise stated below) in the following ways (subject to certain specified exceptions and qualifications set forth in the Merger Agreement):

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent if:

•

(1) any permanent injunction, other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Merger has not been consummated by 11:59 p.m., New York City time, on the Termination Date; or

•	stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof (a “Stockholder Vote Termination”);

•	by the Company if:

•

Parent or Merger Sub has breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would result in a failure of a condition of closing of the Merger applicable to Parent or Merger Sub (refer to the section of this proxy statement captioned “—Conditions to the Closing of the Merger.”) as of the date of termination, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate the Merger Agreement if the breach has been cured within 45 days of written notice of such breach by the Company to Parent (a “Parent Breach Termination”);

•

prior to the adoption of the Merger Agreement by stockholders in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal, if (i) the Company has complied in all material respects with the obligations set forth in the sections of this proxy statement captioned “—The “No-Shop” Period—No Solicitation of Offers” and “—The Board of Directors’ Recommendation; Company Board Recommendation Change,” and (ii) the Company pays or causes to be paid to Parent in immediately available funds the Company Termination Fee (a “Superior Proposal Termination”); or

•

all conditions of the Company set forth in the Merger Agreement have been satisfied and the Company has notified Parent in writing that it is ready, willing and able to consummate the Merger, but Parent and Merger Sub fail to consummate the Merger within three business days following notice by the Company of its intent to consummate the Merger (a “Closing Failure Termination”); and

•	by Parent if:

•

the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would result in a failure of a condition of closing of the Merger applicable to the Company (refer to the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) as of the Termination Date, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement if the breach has been cured within 45 days of written notice of such breach by Parent to the Company (a “Company Breach Termination”); or

•	the Board of Directors has effected a Company Board Recommendation Change (a “Recommendation Change Termination”).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, no termination of the Merger Agreement will relieve any party from any liability for fraud or any intentional breach of the Merger Agreement by such party prior to termination (subject to certain limitations on liability). In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Permira and the Company, the Fee Funding Agreement or the Financing Letters, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Parent will be entitled to receive a $61,600,430 termination fee (the “Company Termination Fee”) from the Company if:

•

(i) the Merger Agreement is terminated because it has not been consummated by the Termination Date, a Stockholder Vote Termination occurs or a Company Breach Termination occurs; (ii) following execution of the Merger Agreement and prior to such matters in clause (i), an Acquisition Proposal has been made to the Company or the Board of Directors or any person has publicly announced or otherwise publicly communicated to Company stockholders an Acquisition Proposal and not withdrawn or otherwise abandoned such Acquisition Proposal prior to such termination; and (iii) within 12 months of such termination of the Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (provided that, for purposes of this bullet, all references to “20%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);

•	a Recommendation Change Termination occurs; or

•

a Superior Proposal Termination occurs; provided that if a Superior Proposal Termination arises in connection with the Company entering into a definitive agreement prior to the Cut-Off Time with respect to a Superior Proposal from an Excluded Party, the Company Termination Fee is $25,666,846.

The Company will be entitled to receive a $123,200,859 termination fee (the “Parent Termination Fee”) from Parent if:

•	a Parent Breach Termination occurs;

•	a Closing Failure Termination occurs; or

•

the Merger Agreement is terminated because it has not been consummated by the Termination Date and at such time the Company could have terminated the Merger Agreement due to a Parent Breach Termination or a Closing Failure Termination.

Specific Performance

Parent, Merger Sub and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

However, the Company’s right to an injunction, specific performance or other equitable remedy to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that:

•

all of the conditions to the closing of the Merger (as described under the caption “—Conditions to the Closing of the Merger”), other than those conditions that by their terms are to be satisfied at the closing of the Merger, have been satisfied at the time the closing of the Merger is required to be consummated;

•	the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger;

•

Parent and Merger Sub fail to complete the closing of the Merger when required to do so in accordance with the terms of the Merger Agreement (as described under the caption “—Closing and Effective Time”); and

•

the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take actions that are required of it under the Merger Agreement to cause the closing of the Merger to occur.

Sole Remedy

The sole and exclusive remedies of the Company against Parent, Merger Sub, the Permira Funds and the financing sources who have committed to provide the Debt Financing or any alternate debt financing is, subject to certain exceptions, an amount equal to $123,200,859, plus, if applicable, any Reimbursement Obligations, Interest Expenses, and/or Enforcement Expenses (taking into account any payment of the Parent Termination Fee, Reimbursement Obligations, Interest Expenses and/or Enforcement Expenses).

The sole and exclusive remedy of Parent and Merger Sub against the Company in respect of the Merger Agreement is, subject to certain exceptions, Parent’s receipt of the Company Termination Fee (to the extent owed) and or certain out-of-pocket costs and expenses (including attorneys’ fees) related to Parent’s efforts to obtain payment of such Company Termination Fee.

Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and the Company may be entitled to an injunction, specific performance or other equitable remedies as provided in the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

Vote Required and Board of Directors Recommendation

Approval the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have will have the same effect as a vote against the proposal to adopt the Merger agreement, (ii) abstentions will have the same effect as a vote against the proposal to adopt the Merger Agreement and (iii) broker “non-votes” (if any) will have the same effect as a vote against the proposal to adopt the Merger Agreement. Shares of Company Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Company stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Company Common Stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPANY’S COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement. The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.””

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on the Company. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, and is not contingent on the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Company Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Company stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Company Common Stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board of Directors Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. A failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Adjournment Proposal and broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of Company Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Company stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Company Common Stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA

The Company Common Stock is listed on the NYSE under the symbol “CBM.” As of September 4, 2019, there were 34,924,499 shares of Company Common Stock outstanding held by approximately 45 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. We have not declared or paid any cash dividends on the Company Common Stock since 2007.

On September 4, 2019, the latest practicable trading day before the filing of this proxy statement, the closing price for the Company Common Stock on the NYSE was $59.70 per share. You are encouraged to obtain current market quotations for the Company Common Stock.

Following the Merger, there will be no further market for the Company Common Stock and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Class A Common Stock as of September 4, 2019 by:

•	each person or group of affiliated persons, who we know to beneficially own more than 5% of the Class A Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current named executive officers and directors as a group.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Shares Outstanding(2)
Greater than 5% Stockholders:
BlackRock, Inc.(3)	4,885,273	14.50%
The Vanguard Group(4)	3,399,704	10.09%
William Blair Investment Management, LLC(5)	2,588,798	7.69%
Named Executive Officers and Directors:
Gregory B. Brown(6)	9,015	*
Shawn Cavanagh(7)	91,139	*
Claes Glassell(8)	14,097	*
Louis J. Grabowski(9)	10,195	*
Bernhard Hampl(10)	11,947	*
Samantha Hanley(11)	46,250	*
Kathryn R. Harrigan(12)	82,863	*
Ilan Kaufthal(13)	62,668	*
Steven M. Klosk(14)	217,328	*
Gregory P. Sargen(15)	81,198	*
Shlomo Yanai(16)	35,796	*
Tom Vadaketh(17)	—	—
All directors and executive officers as a group (12 persons)(18)	662,496	1.95%

*	Represents beneficial ownership of less than 1% of the Class A Common Stock outstanding.
(1)

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise noted, reported share ownership is as of September 4, 2019. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by such person.

(2)

For the purpose of this table, the percent of issued and outstanding shares of Class A Common Stock held by each beneficial owner has been calculated on the basis of (i) 33,686,564 shares of Class A Common Stock issued and outstanding on September 4, 2019, and (ii) all shares of Class A Stock underlying equity awards that are held by such beneficial owner and are exercisable within 60 days of September 4, 2019.

(3)

Based on information as of December 31, 2018, obtained from an amended Schedule 13G filed with the SEC on January 24, 2019, by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 4,804,687 shares and sole dispositive power with respect to 4,885,273 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in BlackRock’s amended Schedule 13G.

(4)

Based on information as of December 31, 2018, obtained from an amended Schedule 13G filed with the SEC on January 10, 2019, by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 48,197 shares, shared voting power with respect to 4,624 shares, sole dispositive power with respect to 3,349,859 shares, and shared dispositive power with respect to 49,845 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in Vanguard’s amended Schedule 13G.

(5)

Based on information as of December 31, 2018, obtained from an amended Schedule 13G filed with the SEC on February 13, 2019, by William Blair Investment Management, LLC (“William Blair”). William Blair reported sole voting power with respect to 2,329,790 shares and sole dispositive power with respect to 2,588,798 shares. William Blair’s address is 150 North Riverside Plaza, Chicago, IL 60606. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in William Blair’s amended Schedule 13G.

(6)	The number of shares reported includes 5,106 shares issuable upon exercise of Company Options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(7)	The number of shares reported includes 66,250 shares issuable upon exercise of Company Options granted under the Company’s stock option plans.
(8)	The number of shares reported includes 7,936 shares issuable upon exercise of Company Options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(9)	The number of shares reported includes 5,353 shares issuable upon exercise of Company Options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(10)	The number of shares reported includes 6,856 shares issuable upon exercise of Company Options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(11)	The number of shares reported includes 46,250 shares issuable upon exercise of Company Options granted under the Company’s stock option plans.
(12)	The number of shares reported includes 21,310 shares issuable upon exercise of Company Options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(13)	The number of shares reported includes 21,903 shares issuable upon exercise of Company Options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(14)	The number of shares reported includes 114,000 shares issuable upon exercise of Company Options granted under the Company’s stock option plans.
(15)	The number of shares reported includes 55,000 shares issuable upon exercise of Company Options granted under the Company’s stock option plans.
(16)	The number of shares reported includes 20,310 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(17)	Tom Vadaketh resigned effective September 4, 2018, and does not own any shares of the Class A Common Stock.
(18)	The number of shares reported includes 369,274 shares issuable upon exercise of options granted under the Company’s stock option plans.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of the Company. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

The Company will hold the regular annual meeting of its stockholders in 2020 only if the Merger is not completed.

To be eligible for inclusion in the Company’s proxy statement for the 2020 annual meeting (if held), stockholder proposals must be received by the Company’s Corporate Secretary at One Meadowlands Plaza, East Rutherford, New Jersey 07073 no later than the close of business on November 13, 2019. Proposals must satisfy certain eligibility requirements established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Please note that if we hold our regular annual stockholders meeting in 2020, and we do so more than 30 days before or after April 24, 2020 (the one-year anniversary date of the 2019 annual meeting of stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

Under the Company’s bylaws, any stockholder wishing to present a nomination for the office of director before the 2020 annual meeting (if held) for a vote or to bring a proposal or other business before the 2020 annual meeting (if held) for a vote must give the Company not less than 60 days (February 24, 2020) nor more than 90 days (January 25, 2020) advance notice prior to the anniversary date of the 2019 annual meeting. Any such notices must meet certain other requirements as stated in the Company’s bylaws. Any stockholder interested in making such a nomination or proposal should request a copy of such bylaw provisions from the Corporate Secretary of the Company. If the Company does not receive notice of a stockholder’s proposal within this time frame, the individuals named in the proxies solicited by the Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal. Please note, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC are available to the public from commercial document retrieval services and at www.sec.gov.

If you have any questions about this proxy statement, the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Call Toll-free: (888) 750-5834

Banks and Brokers Call: (212) 750-5833

This proxy statement contains references to the availability of certain information from our website, ir.cambrex.com. By making such references, we do not incorporate into this proxy statement the information included on our website.

MISCELLANEOUS

The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement and the annexes to this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CATALOG INTERMEDIATE INC.,

CATALOG MERGER SUB INC.

and

CAMBREX CORPORATION

Dated as of August 7, 2019

A-i

(cont’d)

A-ii

(cont’d)

A-iii

(cont’d)

EXHIBITS

Exhibit A	Certificate of Incorporation of the Company

Exhibit B	Form of Certificate of Merger

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 7, 2019, by and among Catalog Intermediate Inc., a Delaware corporation (“Parent”), Catalog Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cambrex Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Permira VII L.P.1 and Permira VII L.P.2 SCSp (collectively, the “Sponsors”) are entering into a fee funding arrangement (the “Fee Funding Arrangement”) in favor of the Company and pursuant to which the Sponsors agree, subject to the terms and conditions contained in the Fee Funding Arrangement, to fund certain payment obligations of Parent and Merger Sub under this Agreement; and

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement containing terms no less restrictive in any material respect on the Company’s counterparty (and its Affiliates and Representatives)

than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any third party Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any third party Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any third party Person or Group, or stockholders of any such Person or Group, would hold shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, that except in the case of Article IV and Section 6.2(d), the term “Affiliate” shall not include any portfolio company of any of the Sponsors or of any of their Affiliates.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2018 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 13, 2019.

(g) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h) “Code” means the U.S. Internal Revenue Code of 1986.

(i) “Company Board” means the Board of Directors of the Company.

(j) “Company Common Stock” means, collectively, the Company Voting Common Stock and the Company Non-Voting Common Stock.

(k) “Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 2, 2019, as amended from time to time, among the Company, the Subsidiary borrowers party thereto, the

Subsidiary guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto from time to time, and all pledge, security and other agreements and documents related thereto.

(l) “Company Indebtedness” means the debt outstanding under the Company Credit Agreement.

(m) “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(n) “Company Material Adverse Effect” means any change, event, effect, condition, development, state of facts or circumstance that, individually or in the aggregate, when taken together with any other change, event, effect, condition, development, state of facts or circumstance, has a material adverse effect on (A) the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Transaction prior to the Termination Date; provided that none of the following, and no changes, events, effects or circumstances arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect under clause (A) above or will be taken into account when determining whether a Company Material Adverse Effect under clause (A) above has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the United States, global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets, capital markets or international trade, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(iv) changes in regulatory, legislative or political conditions;

(v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, pandemics and other force majeure events;

(vii) any change, event, effect, condition, development, state of facts or circumstance to the extent resulting from the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees or vendors (it being understood and agreed that this clause (vii) shall not apply to Section 3.5 or Section 3.6);

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to this Agreement;

(ix) any action taken or refrained from being taken, in each case to the extent Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation; and

(xv) the identity of, or any facts or circumstances relating to, Sponsors, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such changes, events, effects, conditions, developments, states of facts or circumstances has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(o) “Company Non-Voting Common Stock” means the Class B common stock, par value $0.10 per share, of the Company.

(p) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(q) “Company Preferred Stock” means the preferred stock, par value $0.10 per share, of the Company.

(r) “Company PSUs” means performance vesting restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(s) “Company RSUs” means awards of time-vesting restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(t) “Company Stock Plans” means the Company’s 2009 Long Term Incentive Plan, the Company’s 2012 Equity Incentive Plan for Non-Employee Directors and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(u) “Company Stockholders” means the holders of shares of Company Common Stock.

(v) “Company Termination Fee” means, (i) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(h) in order for the Company to enter into a definitive agreement prior to the Cut-Off Date with respect to a Superior Proposal made by an Excluded Party, an amount equal to $25,666,846, and (ii) if payable in any other circumstance, an amount equal to $61,600,430.

(w) “Company Voting Common Stock” means the Class A common stock, par value $0.10 per share, of the Company.

(x) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(y) “Contract” means any binding written arrangement, contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guarantee, commitment, purchase order or other binding agreement.

(z) “DOJ” means the United States Department of Justice or any successor thereto.

(aa) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, stock option, stock purchase or other equity-based compensation, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, severance, termination, retention, change of control, and other similar plan, policy, arrangement or agreement, in each case, that is maintained, sponsored, participated in, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Service Provider, other than any such plan, scheme or arrangement that the Company or any of its Subsidiaries is required by Law to maintain or contribute.

(bb) “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of human health (with respect to exposure to Hazardous Substances) or the environment (including ambient air, surface water, groundwater, natural resources or land) or pollution.

(cc) “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ee) “Exchange Act” means the Securities Exchange Act of 1934.

(ff) “Excluded Party” means any Person or Group that includes any Person or Group from whom the Company and its Affiliates or any of their respective Representatives has received an Acquisition Proposal after the execution and delivery of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with outside legal and financial advisors, is, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Acquisition Proposal submitted by such Person is withdrawn or terminated or the Company Board determines that such Acquisition Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal; provided, further, that any Group and any member of such Group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, those Persons who were members of such Group immediately prior to the No-Shop Period Start Date, together with any Affiliates of such Persons, cease to constitute at least 25% of the equity financing of such Group.

(gg) “Financing Sources” means the Persons that have committed to provide the Debt Financing pursuant to the Debt Commitment Letter or otherwise and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each other Person that commits to provide or otherwise provides the Alternate Debt Financing in accordance with this Agreement, together with their Affiliates and Representatives involved in the Debt Financing or Alternate Debt Financing and their successors and assigns.

(hh) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect at the applicable time of measurement.

(jj) “Governmental Authority” means any government, political subdivision, governmental, administrative, Tax, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(kk) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(ll) “Group” has the meaning as used in Section 13 of the Exchange Act.

(mm) “Hazardous Substance” means any chemical, pollutant, contaminant, waste, toxic, radioactive or hazardous material, substance or waste defined or regulated under Environmental Laws due to their adverse effect on human health or the environment.

(nn) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(oo) “Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person (including, in each case, any interest thereon); (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument; (iii) all reimbursement obligations in respect of all drawn amounts owing under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness described in the other clauses of this definition of any other Person; (v) all obligations of such Person to pay the deferred purchase price of equity or property (other than trade accounts payable in the ordinary course of business of such Person); or (vi) all obligations in respect of interest rate protection agreements, forward contract, foreign currency hedge or other similar financial contracts and other similar obligations.

(pp) “Intellectual Property” means all intellectual property and rights associated with such intangible assets, including the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all works of authorship, copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, logos, slogans, trade dress rights, Internet domain names and similar designations of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in trade secrets, know-how, processes, methodologies, inventions and confidential information; and (v) rights in computer programs, algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation related thereto (“Software”).

(qq) “Intervening Event” means any change, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) was not known to the Company Board nor reasonably foreseeable by the Company Board on the date of this Agreement (or if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval and (ii) does not (A) relate to any Acquisition Proposal or (B) result from a breach of this Agreement by the Company or any of its Subsidiaries.

(rr) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and the persons set forth on Section 1.1(rr) of the Company Disclosure Letter.

(ss) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(tt) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(uu) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) to which the Company or any of its Subsidiaries is a party;

(ii) any Contract with (A) respect to the sale or distribution of each of the top 16 products of the Company and (B) each of the ten largest commercial vendors of the Company, in each case as determined by aggregate revenues generated or amounts expended, respectively, over the last twelve months;

(iii) any Contract containing any covenant limiting the right of the Company or any of its Subsidiaries to engage in, or to compete with any Person in, any line of business that is material to the Company, other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(iv) any Contract under which the Company has continuing obligations and (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries in the past 3 years with a fair market value in excess of $10,000,000; (B) pursuant to which the Company or any of its Subsidiaries acquired in the past 3 years or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, with such ownership interest having a fair market value in excess of $10,000,000;

(v) any Contract that (A) contains a “most favored nations” term, (B) establishes any exclusive sale or exclusive purchase obligation with respect to any product or geographic area or (C) requires the Company or any of its Subsidiaries to purchase all of its requirements for a given product from any Person, in each case, which provides for aggregate payments to or by the Company or any of its Subsidiaries in excess of an aggregate of $5,000,000 over the last 12 months;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness, in each case in excess of $10,000,000 other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice; (B) loans to Subsidiaries of the Company; (C) extensions of credit to customers in the ordinary course of business; and (D) intercompany agreements entered into in the ordinary course of business consistent with past practice;

(vii) any Contract that is an agreement in settlement of a Legal Proceeding or other dispute that imposes material obligations on the Company involving (A) a payment in excess of $10,000,000 entered into in the past 3 years or (B) any material ongoing non-monetary restrictions on the Company, in each case, after the date hereof;

(viii) any Contract that involves a material joint venture, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $10,000,000 during the four consecutive fiscal quarters ended June 30, 2019;

(ix) any Collective Bargaining Agreements;

(x) any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted by a third party a license or other right to use any material Intellectual Property, other than (A) commercially available Software available to the public generally, (B) assignments or other grants of Intellectual Property by Service Providers or other contractors or consultants, (C) non-exclusive licenses or other rights granted by or to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, or (D) non-disclosure or confidentiality agreements; or

(xi) any Contract to agree to do any of the foregoing.

(vv) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(ww) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

(xx) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses for the occupation of real property (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the value or current use of the applicable property; (viii) non-exclusive licenses and other grants of rights (including options to be granted a license) with respect to any Intellectual Property entered into in the ordinary course of business consistent with past practice; (ix) liens pursuant to any Company Indebtedness; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any Lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) matters that would be disclosed by an accurate survey or inspection of the Real Property; or (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(yy) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(zz) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications and Internet domain names); and (iii) registered Copyrights and applications for Copyright registration.

(aaa) “Regulatory Authority” means any Governmental Authority with authority over the development, testing, investigation, manufacture, storage, distribution, marketing, or sale of the Company’s or any of its Subsidiaries’ products.

(bbb) “Reimbursement Obligations” means Parents’ obligations pursuant to Sections 6.6(f) and 6.6(g).

(ccc) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ddd) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(eee) “Securities Act” means the Securities Act of 1933.

(fff) “Service Provider” means any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries.

(ggg) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(hhh) “Superior Proposal” means any Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) would reasonably be expected to be consummated in accordance with its terms and would be more favorable, from a financial point of view, to the Company Stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board considers relevant and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(iii) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(jjj) “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(kkk) “Transaction” means the Merger and any other transaction contemplated by this Agreement; provided that when used in relation to the Company and its obligations herein, the reference to “other transaction” shall be deemed to exclude Financing.

(lll) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction, other than any Legal Proceedings among the Parties related to this Agreement or the Financing Letters.

(mmm) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Law.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptable Confidentiality Agreement	1.1(a)
Acquisition Proposal	1.1(b)
Acquisition Transaction	1.1(c)
Affiliate	1.1(d)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(b)
Antitrust Authorities	6.2(a)
Antitrust Law	1.1(e)
Audited Company Balance Sheet	1.1(f)
Business Day	1.1(g)
Bylaws	3.1(b)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	3.1(b)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Code	1.1(h)
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company Board	1.1(i)
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)

Term	Section Reference
Company Common Stock	1.1(k)
Company Credit Agreement	1.1(j)
Company Disclosure Letter	III
Company Indebtedness	1.1(l)
Company Intellectual Property	1.1(m)
Company Material Adverse Effect	1.1(n)
Company Non-Voting Common Stock	1.1(o)
Company Options	1.1(p)
Company Preferred Stock	1.1(q)
Company PSUs	1.1(r)
Company Related Parties	8.3(f)(ii)
Company RSUs	1.1(s)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stock Plans	1.1(t)
Company Stockholder Meeting	6.4(a)
Company Stockholders	1.1(u)
Company Voting Common Stock	1.1(w)
Confidentiality Agreement	9.4
Continuing Employees	1.1(x)
Contract	1.1(y)
Copyrights	1.1(qq)
Cut-Off Date	5.3(b)
D&O Insurance	6.10(c)
Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DOJ	1.1(z)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Employee Plan	1.1(aa)
Environmental Law	1.1(bb)
Environmental Permits	1.1(cc)
Equitable Exceptions	3.2
Equity Award Consideration	2.8(c)
Equity Award Holders	2.8(d)
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ERISA	1.1(dd)
Exchange Act	1.1(ee)
Excluded Party	1.1(ff)
Fee Funding Arrangement	Recitals
Fee Letter	4.11(a)
Financing	4.11(a)
Financing Letters	4.11(a)
Financing Sources	1.1(gg)
FTC	1.1(ii)
GAAP	1.1(jj)
GDPR	3.17

Term	Section Reference
Governmental Authority	1.1(kk)
Governmental Authorization	1.1(ll)
Group	1.1(mm)
Hazardous Substance	1.1(nn)
HSR Act	1.1(oo)
Indebtedness	1.1(pp)
Indemnified Person	6.10(a)
Indemnified Persons	6.10(a)
Intellectual Property	1.1(qq)
Intervening Event	1.1(rr)
Knowledge	1.1(ss)
Labor Organization	3.20(a)
Law	1.1(tt)
Lease	3.14
Leased Real Property	3.14
Legal Proceeding	1.1(uu)
Marks	1.1(qq)
Material Contract	1.1(vv)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.19(b)
New Debt Commitment Letters	6.5(d)
New Plan	6.11(d)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(3)
NYSE	1.1(ww)
Old Plans	6.11(d)
Option Consideration	2.8(a)
Organizational Documents	1.1(xx)
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14
Parent	Preamble
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(qq)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	2.7(a)(ii)
Permitted Communications	6.13
Permitted Liens	1.1(yy)
Person	1.1(zz)
Proxy Statement	6.3(a)
PSU Consideration	2.8(c)
Real Property	3.14
Registered Intellectual Property	1.1(aaa)
Regulatory Authority	1.1(bbb)

Term	Section Reference
Reimbursement Obligations	1.1(ccc)
Representatives	5.3(a)
Required Approvals	7.1(b)
Requisite Stockholder Approval	3.4
RSU Consideration	2.8(b)
Sarbanes-Oxley Act	1.1(ddd)
SEC	1.1(eee)
Securities Act	1.1(fff)
Service Provider	1.1(ggg)
Software	1.1(qq)
Sponsors	Recitals
Subsidiary	1.1(hhh)
Superior Proposal	1.1(iii)
Surviving Corporation	2.1
Tax Return	1.1(kkk)
Termination Date	8.1(c)
Transaction	1.1(lll)
Transaction Litigation	1.1(mmm)
Uncertificated Shares	2.9(c)
WARN	1.1(nnn)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) With respect to the determination of any period of time, the word “from” means “from and including.”

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.intralinks.com; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case at least twenty-four hours prior to the execution and delivery of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”.

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such other time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the fourth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided, that the Closing Date shall not occur prior to the date that is 45 days following the date of this Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $60, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”), will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to direct and control all negotiations and Legal Proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Any payments contemplated by Section 2.7 delivered to the Payment Agent pursuant to Section 2.9(b) to pay for any shares that are Dissenting Company Shares shall be returned to Parent upon demand.

2.8 Equity Awards.

(a) Company Options. Other than as agreed to between Parent and a holder of Company Options, at the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon, equal to the product of (i) the number of shares of Company Common Stock for which such Company Option has not been exercised and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option (the “Option Consideration”). Each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect thereof.

(b) Company RSUs. Other than as agreed to between Parent and a holder of Company RSUs, at the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon, equal to (i) the Per Share Price multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU (the “RSU Consideration”), provided that with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time are not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Plans that will not trigger a Tax or penalty under Section 409A of the Code.

(c) Company PSUs. Other than as agreed to between Parent and a holder of Company PSUs, at the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon, equal to (i) the Per Share Price multiplied by (ii) the number of shares of Company Common Stock subject to such Vested Company PSU assuming the greater of (x) target levels of performance and (y) actual levels of performance, in both cases, are achieved, to be measured, without any pro-ration, by the Company’s Compensation Committee as of immediately prior to the Effective Time (the “PSU Consideration”, together with the RSU Consideration and the Option Consideration, the “Equity Award Consideration”), provided that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time are not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Plans that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Equity Award Consideration owed to all holders of Company Options, Company RSUs and Company PSUs (collectively, the “Equity Award Holders”). As promptly as reasonably practicable but, in any event, no later than five Business Days after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Company Options, Company RSUs and Company PSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12; provided that to the extent any such amounts relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts which will accrue interest at the applicable federal rate from and following the Closing Date at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU or Company PSU that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Company Options, Company RSUs and Company PSUs upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Prior to any such action, drafts of, and a reasonable opportunity to comment upon, all such resolutions shall be made available to Parent. No later than three Business Days prior to the date that the Company provides its calculations as to the achievement of the performance metrics applicable to the Company PSUs to the Company Board or a committee thereof, such calculations shall be made available to Parent. The Company shall consider in good faith any reasonable comments or adjustments to such calculations by Parent prior to providing such calculations to the Company Board or a committee thereof.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (other than holders of Dissenting Company Shares) become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a); or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7(a) for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a). Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7(a).

(c) Payment Procedures. Promptly following the Effective Time (and, in any event, within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. The Payment Agent will accept such Certificates and Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for surrender and transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid to such holder in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such share of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports on or after January 1, 2017 and prior to the date of this Agreement ((i) without giving effect to any amendment to any such Company SEC Reports filed on or after the date of this Agreement, (ii) and only to the extent that the relevance of any such disclosure as an exception to (or a disclosure for purposes of) a representation or warranty set forth in this Article III is reasonably apparent on the face of such disclosure, other than with respect to any matters required to be disclosed for purposes of Sections 3.1, and 3.7, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter and (iii) other than any disclosures (other than historical facts) contained or referenced therein under the captions “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” or in any “forward-looking statements” disclaimer, or any other disclosures that are predictive, cautionary or forward-looking in nature); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority is not, or would not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true, correct and complete copies of the amended and restated certificate of incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to the date hereof. The Company is not in violation of any provision of the Charter or the Bylaws and neither the Company nor any of its Subsidiaries is in violation of any provisions of their Organizational Documents, as applicable, except (other than with respect to the Certificate of Incorporation) for any violation of any provisions of the Bylaws or the Organizational Documents of any Subsidiary of the Company that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement and all of the documents and agreements contemplated hereby to which the Company is a party; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transaction. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction have been duly authorized and approved by the Company Board, and except for obtaining the Requisite Stockholder Approval and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Equitable Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. At a meeting duly called and held prior to the execution of this Agreement, the Company Board has (i) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”) and approved the inclusion of the Company Board Recommendation in the Proxy Statement, which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Fairness Opinion. The Company Board has received the opinion of its financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”), to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the consideration to be received by the holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws or otherwise to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction (a) do not violate or conflict with any provision of the Organizational Documents of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to, or result in the loss of any benefit or the imposition or any additional payment or other liability under, any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are made and obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any of its Subsidiaries in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NYSE; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (v) such other Governmental Authorizations the failure of which to obtain have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Voting Common Stock; (ii) 730,746 shares of Company Non-Voting Common Stock; and (iii) 5,000,000 shares of Company Preferred Stock. As of 4:00 p.m., New York City time, on August 5, 2019 (such time and date, the “Capitalization Date”), (A) 34,924,499 shares of Company Voting Common Stock were issued and outstanding; (B) no shares of Company Non-Voting Common Stock were issued and outstanding; (C) no shares of Company Preferred Stock were issued and outstanding; and (D) 1,264,109 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights and are or will be free of, and were not or will not be issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar rights, in each case, granted by the Company.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 737,367 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 1,158,823 shares of Company Common Stock with a weighted average exercise price of $41.40 per share; (ii) 40,729 shares of Company Common Stock subject to outstanding Company RSUs; and (iii) 162,000 shares of Company Common Stock subject to outstanding Company PSUs (at target level of performance achievement). From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c) Company Securities. Except as set forth in Sections 3.7(a) and 3.7(b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or other equity or voting interest or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests or voting interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible, exchangeable or exercisable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the securities referred in Sections 3.7(a) and 3.7(b) and listed in clauses (i), (ii) and (iii) of Section 3.7(c) of the Company Disclosure Letter, collectively, the “Company Securities”).

(d) Other Rights. There are no (i) voting trusts, proxies or similar Contracts or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) Contracts, obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries (including any Company Securities) or (B) granting any preemptive rights, anti-dilutive rights, restrictions on transfer, registration rights or rights of first refusal or other similar rights or restrictions with respect to any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries (including any

Company Securities), other than the Company Securities set forth in Section 3.7(b). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any Contract that obligates it to repurchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries (including any Company Securities). There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

(e) Company Equity Award Schedule. Section 3.7(e) of the Company Disclosure Letter lists all outstanding Company Options, Company RSUs and Company PSUs as of the close of business on the Capitalization Date, including (i) the holder’s employee ID thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the exercise price, if applicable, (iv) the name of the Company Stock Plan under which the award was granted and (v) the date of grant.

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any Subsidiary of the Company owns capital stock or other equity interest that has a book value in excess of $20,000,000. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights and are free of, and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar rights, in each case, granted by such Subsidiary, and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), in each case of this Section 3.8(c), that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

3.9 Company SEC Reports. Since January 1, 2017 and through the date of this Agreement, the Company has filed all forms, reports, statements, certificates and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to or at the time so required (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP and the applicable accounting requirements and published rules and regulations of the SEC during the periods and at the date indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein).

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, no events, facts or circumstances have occurred such that management has not been able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and not been able to conclude, after any such assessment, that such system was effective. Since January 1, 2018, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since January 1, 2018, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries; or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing matters in clauses (i) and (ii).

(c) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising in connection with the Transaction or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business since January 1, 2019; and (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since March 31, 2019 through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action that if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under, clause (e), (k), (r) or (s) of Section 5.2.

(b) Since December 31, 2018, there has not been any change, event, effect, condition, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party. A copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Real Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good, marketable and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of liens, except Permitted Liens; (b) the Company and its Subsidiaries have a good, subsisting and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”) is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (d) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property and material Leased Real Property.

3.15 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits, (ii) no written, or to the Knowledge of the Company, oral, notice or other communication of potential, alleged or actual violation of, or obligation or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the subject of which has not been resolved, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against the Company or any of its Subsidiaries under any Environmental Law, and (iv) no conditions of Hazardous Substance contamination caused or created by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other Person, exist on or under Real Property owned or operated by the Company or any of its Subsidiaries, in each case, that are required to be investigated, remediated, monitored or assessed (including as a result of the Transaction) by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no other past or present release, emission, discharge, presence or disposal of, or exposure of any Person to, any Hazardous Substance, in each case, that would reasonably be expected to result in any future material cost or liability for the Company or any of its Subsidiaries. The Company has made available to Parent all material assessments, reports, data, results of investigations, audits and any information relating to any pending or threatened Legal Proceedings in the possession or reasonable control of the Company or any of its Subsidiaries regarding any environmental matters that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.16 Intellectual Property.

(a) The Company has maintained all Registered Intellectual Property in the ordinary course consistent with reasonable business practices and all such Intellectual Property is subsisting, and if registered, is valid and enforceable, except for any such failure to maintain, subsist or be valid and enforceable that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all material Registered Intellectual Property owned by the Company and its Subsidiaries as of the date hereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns all Company Intellectual Property free and clear of all liens other than Permitted Liens, or is licensed or otherwise possesses valid rights to use all other Intellectual Property used or held for use in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.16(b) shall not constitute or be deemed or construed as any representation or warranty with respect to any infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is exclusively addressed in Section 3.16(d) below.

(c) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries (i) alleging infringement, misappropriation or violation of any Intellectual Property of any Person or (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or violate any Intellectual Property of any Person, and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries take commercially reasonable measures designed to protect the security of the computer and other information technology systems owned by the Company or any of its Subsidiaries and the confidentiality of the trade secrets and material confidential information owned by the Company or any of its Subsidiaries, (ii) there has not been any unauthorized disclosure of or access to such trade secrets or confidential information, and (iii) to the Knowledge of the Company, since January 1, 2017, there have been no disruptions, malfunctions or failures of such computer or information technology systems, or cybersecurity incidents impacting such computer or information technology systems, in each case that have not been remedied in all material respects.

3.17 Data Protection & Cybersecurity. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have implemented reasonable policies and procedures designed to comply in all respects with data protection or privacy Laws applicable to the processing of personal data (including the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR) and monitor internally compliance with such policies and procedures; and (ii) to the Knowledge of the Company, since January 1, 2017, neither the Company nor any of its Subsidiaries has suffered any personal data breaches (as defined in the GDPR) and/or cybersecurity incidents, or received any pending claims, warnings, investigations or any other Legal Proceedings from data subjects (as defined in the GDPR) or any Governmental Authority in relation to the Company and its Subsidiaries’ processing (as defined in the GDPR) of personal data.

3.18 Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by them and all such Tax Returns are true, correct and complete;

(b) The Company and each of its Subsidiaries have paid, or have adequately reserved for the payment of, all Taxes that are required to be paid by them;

(c) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired;

(d) No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing by any Governmental Authority;

(e) No deficiency for Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries;

(f) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law);

(g) There are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens;

(h) Within the last two years, none of the Company or any of its Subsidiaries has been a party to any transaction intended to qualify as tax-free under Section 355 of the Code; and

(i) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

3.19 Employee Benefits.

(a) Employee Plans. Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. With respect to each material Employee Plan, the Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Employee Plan and all amendments thereto (including a written description of the material provisions of each unwritten Employee Plan), (ii) each trust or other funding contract for any such Employee Plan, (iii) the most recent financial statements and actuarial or other valuation reports and (iv) the most recent summary plan description and any summary of material modification thereto.

(b) Absence of Certain Plans. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries maintains, sponsors, participates in, contributes to, or is required to contribute to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) or (iv) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan.

(d) Employee Plan Legal Proceedings. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) None of the execution and delivery of this Agreement or the consummation of the Transaction (alone or in conjunction with any other event) shall (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Employee Plan to any Service Provider, (iii) increase the amount of any compensation or benefits to any Service Provider or (iv) result in any payment or benefit made by the Company or any of its Subsidiaries that could be characterized as a parachute payment within the meaning of Section 280G of the Code, in the case of each of clauses (g)(i), (g)(ii) and (g)(iii), except as set forth in Section 3.18(g) of the Company Disclosure Letter.

3.20 Labor Matters.

(a) Union Activities. Section 3.20 of the Company Disclosure Letter sets forth the collective bargaining agreements, labor union contracts, trade union agreements, works council agreements, or any similar labor-related Contracts (each, a “Collective Bargaining Agreement”) to which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any labor or trade union, works council, employee representative body or labor organization (“Labor Organization”) to organize or represent any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company as of the date of this Agreement, threatened directly against the Company or any of its Subsidiaries, except where such strike, lockout, slowdown or work stoppage has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Employment Law; Immigration; Proper Classification. The Company and its Subsidiaries are in compliance with applicable Laws with respect to employment and employment practices (including applicable Laws regarding wage and hour requirements, immigration status, discrimination, employee health and safety, and collective bargaining), except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each employee of the Company and its Subsidiaries has all legally-required work and immigration permits, visas and other work authorizations and the Company and its Subsidiaries have properly classified its employees and independent contractors in accordance with applicable Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No Sexual Harassment. None of the Company or any of its Subsidiaries is a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of Vice President or above, except as would not be material to the Company and its Subsidiaries, taken as a whole. Except as would not be material to the Company and its Subsidiaries, taken as a whole, in the last three years, no allegations of sexual harassment have been made against (i) any officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of Vice President or above.

3.21 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the products, conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.8(a) and Section 3.10; (b) compliance with Environmental Law and other applicable Laws relating to environmental, health or safety matters, which is exclusively addressed by Section 3.15; (c) compliance with Intellectual Property Law matters, which is exclusively addressed by Section 3.16; (d) compliance with applicable Laws in respect of Taxes, which is exclusively addressed by Section 3.18 and, to the extent applicable, Section 3.19; (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.19; or (f) compliance with employment Law matters, which is exclusively addressed by Section 3.20.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2016 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or violation or breach of any such Governmental Authorization or applicable Law, the substance of which has not been resolved.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date of this Agreement, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any present or former officer or director of the Company in such individual’s capacity as such.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any order of any kind or nature that would prevent or impair or delay the consummation of the Transaction or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23 Regulatory Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) since January 1, 2017, neither the Company nor any of its Subsidiaries have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the U.S. Food and Drug Administration to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Regulatory Authority to invoke any similar policy; (b) since January 1, 2017, neither the Company nor any of its Subsidiaries has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to any Regulatory Authority, or experienced any material diversion of controlled substances or listed chemicals or any material breaches of the security systems and procedures required under any applicable Laws governing the Company and its Subsidiaries’ development, testing, investigation, manufacture, storage, distribution, marketing or sale of products; (c) since January 1, 2017, no product distributed or sold by the Company or any of its Subsidiaries has been seized, withdrawn, recalled or detained and, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) a change in the labeling, design or manufacture of any such products outside the ordinary course of business, (ii) a seizure, denial, withdrawal, recall, detention, material field notification, material field correction or safety alert relating to any such product or (iii) a termination, seizure or suspension of marketing of any such product; (d) the Company and its Subsidiaries have not been, and to the Knowledge of the Company, no employees or other persons material to the businesses of the Company and its Subsidiaries that are engaged by the Company or any of its Subsidiaries have been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b) or any similar Law), (ii) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Law), (iii) convicted of a crime for which a person can be debarred or excluded, (iv) threatened to be debarred or excluded, or (v) been subject to any equivalent sanction described in this Section 3.23 in any foreign jurisdiction; or (e) neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or other similar written agreements, in each case, entered into with or imposed by any Governmental Authority, including the FDA.

3.24 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, there is no claim pending under such insurance policies as to which coverage has been questioned, denied or disputed and no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such questions, denials, disputes or defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.25 Anti-Corruption Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director or employee of the Company or its Subsidiaries has, since January 1, 2016, directly or indirectly, taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anticorruption Laws, (b) to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by any Governmental Authority in relation to any alleged breach of the FCPA, UK Bribery Act 2010 or any other applicable anti-corruption Law, and (c) neither the Company nor any of its Subsidiaries has received from any Governmental Authority any inquiry in relation to compliance with the FCPA, UK Bribery Act 2010 or any other applicable anti-corruption Law.

3.26 Brokers. Except as set forth in Section 3.26 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transaction. The Company has made available to Parent a copy of the engagement letter relating to the Transaction between the Company or any of its Subsidiaries and any Person set forth on Section 3.26 of the Company Disclosure Letter.

3.27 Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein to the extent based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.28 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any documents or certificate contemplated by this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or, (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transaction. Except for the representations and warranties expressly set forth in Article IV or in any document or certificate contemplated by this Agreement, the Company and its Subsidiaries hereby acknowledge and agree that neither Parent nor Merger Sub, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business or operations, including with respect to any information provided or made available to Company, its Subsidiaries or any of their respective Representatives or any information developed by Company, its Subsidiaries or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and Merger Sub, taken as a whole. Neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement and all of the documents and agreements contemplated hereby; (b) perform its covenants and obligations hereunder; and (c) consummate the Transaction. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transaction have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub, and no additional actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transaction. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Equitable Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transaction (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to or other result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 4.4 are made and obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound; or (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent or Merger Sub in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Governmental Authorizations the failure of which to obtain have not had, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, as of the date of this Agreement, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transaction or that would, individually or in the aggregate, have a Parent Material Adverse Effect.

4.6 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Common Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and prior to the Effective Time, neither Parent nor Merger Sub shall have engaged in any other business activities and shall have incurred no liabilities or obligations other than as contemplated by the Financing Letters, the Fee Funding Arrangement and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Transaction under applicable Law or its Organizational Documents.

4.10 Fee Funding Arrangement. Concurrently with the execution of this Agreement, the Sponsors have delivered to the Company a true, correct and complete copy of the Fee Funding Arrangement, duly executed by the Sponsors in favor of the Company. The Fee Funding Arrangement is in full force and effect and constitutes a legal, valid and binding obligation of the Sponsors, enforceable against the Sponsors in accordance with its terms, subject to the Equitable Exceptions. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of the Sponsors under the Fee Funding Arrangement.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a duly executed equity commitment letter, dated as of the date of this Agreement, by the Sponsors and the other Persons party thereto (collectively, the “Equity Commitment Letter”) pursuant to which the Sponsors have committed, subject to the terms and conditions in the Equity Commitment Letter, to provide Parent, directly or indirectly, equity financing for the Transaction in the aggregate amount set forth therein (the “Equity Financing”) and which Equity Commitment Letter provides that the Company is a third party beneficiary thereof and is entitled to enforce each such agreement; and (ii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Parent, Merger Sub and the Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter and the Fee Letters referenced below, the “Financing Letters”) and any other agreements related thereto, pursuant to which the Financing Sources thereto have committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (including the repayment, prepayment or discharge of the outstanding Company Indebtedness) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted solely with respect to the fee amounts, provisions related to the market flex and other economic terms set forth therein, in each case, which do not affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) in connection with the Debt Commitment Letter (any such letter, a “Fee Letter”).

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified; (ii) to the knowledge of Parent, no such amendment or modification is contemplated; and (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect, and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. There are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Financing, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof.

(c) Sufficiency of Financing. Assuming the satisfaction of the conditions set forth in Section 7.2 (including the accuracy of the Company’s representations and warranties set forth in Article III), the Financing, together with available cash of the Company and its Subsidiaries as of the Closing, is sufficient to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness;

and (iii) pay all fees and expenses required to be paid by the Company, Parent or Merger Sub in connection with the Merger and the Financing.

(d) Validity. The Financing Letters (in the forms delivered by Parent to the Company on or prior to the date of this Agreement) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, subject to the Equitable Exceptions. Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing. Each of Parent and Merger Sub has no reason to believe that it or any other party to the Financing Letters will be unable to satisfy on a timely basis any term or condition therein. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters, or (B) result in the failure of any condition to the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.2 (including the accuracy of the Company’s representations and warranties set forth in Article III in accordance with Section 7.2(a)), Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition of the Financing, or (ii) the Financing completed by the Financing Letters will not be available to Parent on the Closing Date. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

(e) No Exclusive Arrangements. None of the Sponsors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case, in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

4.12 Stockholder and Management Arrangements. As of the date of this Agreement, none of the Sponsors, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Sponsors or any of their Affiliates in its capacity as such), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts due and payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith) and assuming (a) the accuracy of the representations and warranties set forth in Article III (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), (b) the performance by the Company and its Subsidiaries of the covenants set forth in Section 5.1 and Section 5.2 and (c) the satisfaction or waiver of the conditions set forth in Section 7.2(a) and Section 7.2(b), (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured, taking into account refinancing alternatives; (ii) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged immediately following the Effective Time; and (iii) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their debts as they mature, taking into account refinancing alternatives.

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain and business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction).

4.15 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.16 Certain Competing Businesses. Except as set forth on Schedule 4.16, as of the date of this Agreement, none of Parent, Parent’s Affiliates or Merger Sub owns more than ten percent (10%) of the voting securities of or controls or operates any business engaged in, or that competes with, any of the lines of business in which the Company or any of its Subsidiaries is engaged.

4.17 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any document or certificate contemplated by this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice; and (ii) (A) preserve intact in all material respects its current business organization, ongoing businesses and its significant relationships with commercial counterparties; and (B) keep available the services of its current officers and key employees; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2.

5.2 Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend, waive any provision under, or otherwise change the Organizational Documents of the Company or any of its Subsidiaries (other than immaterial waivers under the By-Laws and any waivers or amendments to the Organizational Documents of any wholly owned Subsidiary of the Company that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, encumber, deliver, grant options or rights to purchase or receive, pledge, dispose of or deliver or agree or commit to issue, sell or deliver any Company Securities, except (i) as required by the terms of any Employee Plan in effect as of the date of this Agreement or (ii) upon the exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each case, outstanding as of the date of this Agreement or granted after the date hereof in compliance with this Agreement;

(d) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its or its Subsidiaries’ capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the settlement of Company RSUs or Company PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs and Company PSUs in connection with the forfeiture of such awards, in each case, in accordance with their terms as of the date of this Agreement;

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; or (ii) pledge or encumber any shares of its or its Subsidiaries’ capital stock or other equity or voting interest;

(f) (i) incur, assume endorse, guarantee, or otherwise become liable for any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (A) for trade payables incurred in the ordinary course of business consistent with past practice; (B) for loans or advances to or from any Subsidiaries of the Company; (C) for short-term indebtedness or revolving credit indebtedness under the Company Credit Agreement to fund operations of the business in the ordinary course of business consistent with past practice, provided that the Company shall not be permitted to increase the borrowing capacity as of the date of this

Agreement under such agreement; and (D) hedging in compliance with the hedging strategy of the Company in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business consistent with past practice; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto; or (iv) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), except for mortgages and pledges granted under Company Indebtedness outstanding as of the date hereof;

(g) except as required by the terms of any Employee Plan in effect on the date of this Agreement, (i) enter into, adopt, amend or modify in any material respect, or terminate any material Employee Plan (or any plan, agreement or arrangement that would be a material Employee Plan if in effect on the date of this Agreement), other than in conjunction with annual renewal or plan design changes for those Employee Plans that provide health or other welfare benefits that, in each case, are in the ordinary course of business consistent with past practice and do not materially increase the cost to the Company or any of its Subsidiaries; (ii) increase the compensation or benefits provided to any Service Provider other than increases in base salary or wage rate in the ordinary course of business consistent with past practice to any current employee with annual base compensation less than $200,000; or (iii) grant or provide any severance or termination payments or benefits to any Service Provider (other than reasonable payments or benefits in the ordinary course of business consistent with past practice);

(h) (i) enter into, adopt, renew, extend or amend any Collective Bargaining Agreement; or (ii) recognize or certify any Labor Organization or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(i) (i) other than for cause, terminate the employment of any employee of the Company or any of its Subsidiaries with an annual base salary in excess of $200,000 or (ii) hire any individual as an employee of the Company or any of its Subsidiaries with an annual base salary in excess of $200,000, in each case, other than in the ordinary course of business and consistent with past practice.

(j) settle, release, waive or compromise any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding that (i) is solely for monetary payments by the Company or any of its Subsidiaries of no more than $1,000,000 individually and $3,000,000 in the aggregate, in each case, net of any right of recovery under any insurance in relation to such Legal Proceeding and does not impose any non-monetary obligations on the Company or its Affiliates (including Parent and its Affiliates following the Closing); or (ii) is settled in compliance with Section 6.14;

(k) change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period in any material respect, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(l) (i) make, change or revoke any material Tax election or change any material aspect of its method of Tax accounting; (ii) settle or compromise any material Tax claim or assessment; (iii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), with respect to any material Tax or request any material Tax ruling; or (iv) surrender any right to claim a material Tax refund;

(m) incur or commit to incur any capital expenditures other than (i) consistent with the capital expenditure budget for the fiscal years 2019 and 2020, set forth in Section 5.2(m) of the Company Disclosure Letter or (ii) pursuant to obligations imposed by any Material Contract in effect as of the date of this Agreement;

(n) (i) assign, waive any material right of the Company under, materially modify or amend in a manner adverse to the Company, or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract or Lease or any right under any Material Contract or Lease, or (ii) enter into any Contract that would constitute a Material Contract or Lease if entered into on the date hereof except, in each case, in the ordinary course of business consistent with past practice (other than Material Contracts of a type described in clause (ii) of the definition of “Material Contract”);

(o) enter into any Contract that involves, establishes or governs a material joint venture, profit sharing, partnership, joint development, strategic alliance or other similar agreement;

(p) unless replaced with a comparable coverage, terminate or fail to use reasonable best efforts to exercise renewal rights with respect to any material insurance policy;

(q) other than with respect to the matters set forth in Section 5.2(g), engage in any transaction with, or enter into any Contract or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r) effectuate any action that would trigger notice obligations under WARN;

(s) acquire any interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company, (ii) in the ordinary course of business or (iii) that do not exceed $2,000,000 individually or $10,000,000 in the aggregate;

(t) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any lien on (other than any Permitted Lien), or otherwise dispose of, any of the Company’s or its Subsidiaries’ assets (other than Intellectual Property), other than such sales, assignments, licenses, leases, transfers, liens or other dispositions that (i) are in the ordinary course of business or (ii) have neither a fair market value of the assets nor an aggregate purchase price that exceeds $2,500,000 individually or $10,000,000 in the aggregate;

(u) sell, assign, license, lease, transfer, abandon, dedicate to the public, or otherwise dispose of any rights to any material Company Intellectual Property (except for non-exclusive licenses or rights granted in the ordinary course of business and other than the license of the Company’s enzyme portfolio in the ordinary course of business consistent with past practice);

(v) waive the restrictive covenant obligations of any officer or employee of the Company or any of its Subsidiaries whose annual base compensation in excess of $200,000; or

(w) enter into, authorize any of, agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. on the 46th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources of such Person) that has entered into an Acceptable Confidentiality Agreement; provided, that the Company shall provide access to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub concurrently with the time it is provided to such Person or, with respect to such information conveyed verbally, promptly thereafter; provided, further, that if such Person is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(a) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information and (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board.

(b) No Solicitation or Negotiation. Subject to the final two sentences of this Section 5.3(b), and subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall not permit their Representatives to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3; (D) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.3(c) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (E) agree or resolve to take, or take, any of the actions prohibited by the foregoing clauses (A) through (D). Subject to the following two sentences of this Section 5.3(b), and subject to the terms of Section 5.3(c) and except with respect to an Excluded Party, at the No-Shop Period Start Date, the Company shall immediately, and shall cause each of its Subsidiaries and cause its and their respective Representatives to immediately, (1) cease any solicitations, discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal by such Person or a proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, in each case that exists as of the No-Shop Period Start Date, (2) terminate all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transaction and (3) inform the Persons referred to in clauses (1) and (2) of the obligations undertaken in this Section 5.3(b) and promptly (and in any event within 48 hours of the No-Shop Period Start Date) request from each Person other than an Excluded Party that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its directors’ fiduciary duties under applicable Law; provided, the Company promptly advises Parent in writing within 48 hours of making such determination that it is taking such action and the identity of the party or parties with respect to which it is taking such action. Notwithstanding the foregoing and the occurrence of the No-Shop Period Start Date, the Company and its Affiliates and their respective Representatives may continue to engage in the activities described in Section 5.3(a) with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date until the earlier of (x) 12:01 a.m. on the 61st day after the date of this Agreement (the “Cut-Off Date”) and (y) the time that such Excluded Party ceases to be an Excluded Party in accordance with the proviso in the definition thereof and, for clarity, at the earlier of (x) and (y) the provisions of Section 5.3(b) and Section 5.3(c) will apply.

(c) Superior Proposals. Notwithstanding anything to the contrary in this Agreement, at any time following the No-Shop Period Start Date and prior to the time of the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that was not the result of a material breach of Section 5.3(b) and the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) that the failure to take such action would be inconsistent with its directors’ fiduciary duties and (ii) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; provided that, the Company shall provide access to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub concurrently with the time it is provided to such Person or, with respect to such information conveyed verbally, promptly thereafter; provided, further, that if the Person making such Acquisition Proposal is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(c) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(e) or Section 5.3(g), the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve or recommend, or publicly declare advisable to the Company Stockholders an Acquisition Proposal or adopt, approve or recommend, or publicly declare advisable or publicly propose to enter into, an Alternative Acquisition Agreement; or (C) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (C), a “Company Board Recommendation Change”); provided that, none of (1) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal; or (2) the delivery by the Company of any notice contemplated by Sections 5.3(e)(i)(1) or 5.3(e)(ii)(3) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its directors’ fiduciary duties under applicable Law; provided that the Company Board shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event; and

(2) prior to effecting such Company Board Recommendation Change, (A) the Company and its Representatives, during such three-Business Day period, has negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change and (B) the Company Board has taken into account any adjustments to the terms and conditions of this Agreement or the Financing Letters proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(e)(i); or

(ii) if the Company has received an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its directors’ fiduciary duties under applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal; and

(3) (i) the Company has provided prior written notice to Parent three Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (A) or (B) of Section 5.3(e)(ii) and the basis therefor, including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements and documents relating to such Acquisition Proposal; (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination and (iii) in determining whether to effect a Company Board Recommendation Change or termination, the Company Board has taken into account any adjustments to the terms and conditions of this Agreement or the Financing Letters proposed by Parent and other information provided by Parent in response to the notice described in clause (i) of this Section 5.3(e)(ii)(3), as applicable. For the avoidance of doubt, (x) Parent shall only be entitled to one Notice Period for each Acquisition Proposal and (y) no revision, amendment, update or supplement to the terms or conditions of any Acquisition Proposal from the same Person or Group shall be considered a new Acquisition Proposal for the purposes of this Section 5.3(e)(ii)(3).

(f) Notice.

(i) From the date of this Agreement until the No-Shop Period Start Date, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receive any written or verbal Acquisition Proposal. Within 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of each Person that the Company considers to be an Excluded Party as of the No-Shop Period Start Date. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 5.3(f).

(ii) From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives (i) receive any Acquisition Proposal or any bona fide inquiries, offers or proposals that could reasonably be expected to lead to an Acquisition Proposal, (ii) are requested to provide any non-public information in connection with an Acquisition Proposal or (iii) are requested to participate in any discussions or negotiations with respect to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such Acquisition Proposal or bona fide inquiries, offers, proposals or requests; and (B) the material terms and conditions of such offers or proposals (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts, term sheets or letters of intent). Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and material change to the terms of any such Acquisition Proposal or bona fide inquiries, offers, proposals or requests (including any material amendments thereto) and the status of any related substantive discussions or negotiations.

(g) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making any legally required disclosure to the Company Stockholders pursuant to applicable securities Laws with regard to the Transaction or an Acquisition Proposal; provided that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement; provided, further, this Section 5.3(g) shall not be deemed to permit the Company or the Company Board to effect a Company Board Recommendation Change except in accordance with Section 5.3(e).

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)), Parent and Merger Sub shall, on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transaction, including by

(i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Transaction.

(b) No Consent Fee. Prior to the Closing, the Company will use, and will cause its Subsidiaries to use, reasonable best efforts to cooperate with Parent to obtain consents or deliver notices required under the Contracts set forth on Section 3.5, of the Company Disclosure Letter that have not been obtained or delivered (as applicable); provided, however, notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Limitations. Section 6.1(a) shall not apply to matters under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall, and shall cause each of their respective Affiliates to, on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws in connection with the Merger in accordance with Schedule 6.2(a) (the Governmental Authorities in clauses (i) and (ii), collectively, the “Antitrust Authorities”). Each of Parent and the Company shall, and solely for the purposes of the following clauses (A) through (C), shall cause each of their respective Affiliates to (A) cooperate and coordinate with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or reasonably requested by the Antitrust Authorities; and (D) take all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain any required consents pursuant to any HSR Act or Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and, in any event, prior to the Termination Date. Each of Parent and Merger Sub shall, on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any communication from any Antitrust Authority regarding the Merger. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Antitrust Authority or any other Antitrust Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided that no Party may extend any waiting period or enter into any agreement or understanding with any Antitrust Authority without the permission of the other Parties, which shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent may, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), withdraw the Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act one or more times and shall refile on a date agreed upon between outside counsel for Parent and the Company.

(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Laws applicable to the Merger as promptly as practicable and, in any event, prior to the Termination Date, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment under the

HSR Act and any other Laws, including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub or of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent and Merger Sub or of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent and Merger Sub or of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub or of the Company and its Subsidiaries, including the freedom of action of Parent and Merger Sub or of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement. Parent shall secure all necessary authorizations, consents, orders, approvals, licenses, permits, and waivers of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and to oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents applicable to the Merger, including by defending through litigation any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall be borne by Parent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company, Parent, Merger Sub or any of their respective Affiliates to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, (A) enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is unrelated to the Merger or is not conditioned on the Closing or (B) take any action, or agree or commit to take any action, or agree to any condition or limitation contemplated by this Section 6.2 that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify each other Party of and, if in writing, furnish the others with copies of (or in the case of oral communications, advise the others of the contents of) any material communication received by such Person from any Antitrust Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to an Antitrust Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Antitrust Authority in connection with the Merger and any developments, meetings or discussions with any Antitrust Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Antitrust Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Antitrust Authority in respect of the Merger without giving the other Party reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Antitrust Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Antitrust Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Antitrust Authority with another Party on an “outside counsel” only basis, and that the Company, Parent and Merger Sub shall not, in any event, be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege. The Parties acknowledge that Parent shall control and direct, and the Company will reasonably cooperate, subject to applicable Law, with such direction and control, regarding the filings (including where to file), strategies, process, negotiation of settlements (if any), and related Legal Proceedings contemplated by this Section 6.2; provided that Parent shall in good faith take into account comments or suggestions of the Company or its Representatives in relation thereto. Neither the Company nor its Subsidiaries or Affiliates shall be permitted, without the express prior written consent of Parent (in its sole discretion), to commit, agree, or submit (or offer to commit, agree, or submit) to any actions, terms or conditions with any Antitrust Authority, or effect any such actions, in each case in connection with any Antitrust Laws.

(d) Other Actions. Except as set forth on Schedule 6.2(d), Parent and Merger Sub shall not, and shall cause each of their Affiliates not to, enter into or consummate any Contracts or arrangements for (i) any co-investment or equity syndication with respect to the Transaction or (ii) an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any Person that, in each case of clauses (i) or (ii), would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the Transaction.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. As promptly as practical, and in no event later than twenty Business Days, following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, other than any Permitted Communications, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its Staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. Subject to any restrictions under applicable Law, the Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its Staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its Staff for (i) any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its Staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its Staff for additional information in connection therewith. The Company, Parent and Merger Sub shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or its Staff with respect to the Proxy Statement or any Other Required Company Filing.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and no later than four Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement; provided that in no event shall the Company be obligated to mail the Proxy Statement prior to the earlier of (x) the Cut-Off Date and (y) the first date from and after the No-Shop Period Start Date when there is no Person that qualifies as an Excluded Person.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Following the clearance of the Proxy Statement by the SEC, the Company shall establish a record date and duly call and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. The Company shall use reasonable best efforts to duly call and hold the Company Stockholder Meeting on the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure, including adjournment or postponement thereof, and matters required by Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. The Company shall cooperate and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) if the Company reasonably believes, after consultations with Parent, it is necessary or advisable to solicit additional votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its Staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to the Company Stockholders at the Company Stockholder Meeting even if the Company Board has effected a Company Board Recommendation Change.

6.5 Financing.

(a) No Amendments to Financing Letters. Each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Financing Letters or the definitive agreements relating to the Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or expand the information required to be provided by the Company or expand the information required to be provided by the Company; (iii) expand, amend or modify any other terms to the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur in any respect; or (iv) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto (including any right to seek or obtain specific performance of the Financing Letters). Parent shall promptly furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters or any definitive agreements relating to the Financing; provided that, notwithstanding the foregoing, Parent may amend, supplement or modify the Debt Commitment Letter and the related Fee Letter to add agents, arrangers, lenders and other parties thereto and to confer titles on and assign roles to such Persons.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its, and shall cause their respective Affiliates to use their, respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis (but, in any event, no later than the Effective Time) on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) set forth in the Financing Letters, including using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions therein until the consummation of the Transaction or, if earlier, the termination of this Agreement; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letter on a timely basis on the terms and subject only to the conditions (including any “flex” provisions in the related Fee Letter) set forth in the Debt Commitment Letter and related Fee Letter; (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions to the Debt Financing contained in the Debt Commitment Letter and such definitive agreements related thereto and in the Equity Commitment Letter on or prior to the Effective Time to be satisfied by Parent or Merger Sub; (iv) subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), consummate the Financing at or prior to the Closing; (v) comply with its covenants or other obligations pursuant to the Financing Letters and the definitive documents relating to the Financing on or prior to the Effective Time; and (vi) take all actions within Parent and Merger Sub’s control to enforce its rights pursuant to the Financing Letters, including by commencing an appropriate Legal Proceeding against any such breaching Financing Source to compel such breaching Financing Source to provide its portion of the Debt Financing at or prior to the time Closing should occur pursuant to Section 2.3 hereof. Parent and Merger Sub shall pay, or cause to be paid, all commitment or other fees required to be paid pursuant to the Financing Letters as and when they become due.

(c) Information. Parent shall (i) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain the Financing; and (ii) provide the Company with complete, correct and executed copies of all definitive agreements and other material documents related to the Debt Financing (which may be in customary redacted form removing all fees and other economic terms). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (but in any event, within three Business Days after the occurrence or discovery of) (A) of any breach (or threatened breach), default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Financing Letters or definitive agreements related to the Financing, of which Parent becomes aware; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any (1) actual or threatened breach, default, cancellation, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements; or (2) dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Financing (which shall not include customary negotiations with respect to the terms of the Financing); (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing; and (D) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters in an amount sufficient to consummate the Transaction. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practicable after the date that the Company delivers a written request therefor to Parent. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub shall not be required to provide any update, notice or documentation if doing so would violate any material Contract or Law to which Parent, Merger Sub or any of their respective Affiliates is a party or is subject or which it reasonably determines in good faith, upon the advice of counsel, could result in the loss of the ability to successfully assert attorney-client and work product privileges; provided that Parent and Merger Sub shall use reasonable best efforts to (i) provide extracts or summaries of such protected information, (ii) otherwise provide such protected information in a manner that does not jeopardize the applicable protection, or (iii) obtain the required consent of any third party necessary to provide such disclosure.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and related Fee Letter, Parent and Merger Sub shall promptly notify the Company in writing and use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources on terms, conditions and costs not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letter and related Fee Letter (provided that such terms, conditions and costs would not have any of the effects specified in Section 6.5(a)) and in an amount at least equal to the Debt Financing or such unavailable and required portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letter (and any fee letter in connection therewith or other agreements related thereto) to the Company. Any reference in this Agreement to (X) the “Financing Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect, (Y) the “Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (Z) the “Financing” means the financing contemplated by the Financing Letters as amended or modified in accordance with the terms of this Agreement.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that none of the obtaining of the Financing or any permitted alternative financing is a condition to the Closing, and reaffirm their obligation to consummate the Transaction irrespective and independently of the availability of the Financing or any permitted alternative financing subject to the applicable conditions set forth in Section 7.1 and Section 7.2. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transaction.

6.6 Financing Cooperation.

(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent and the Financing Sources with all customary cooperation as is reasonably requested by

Parent to arrange, syndicate and obtain the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts in:

(i) causing management of the Company to participate (including by making members of management with appropriate expertise available) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions (upon reasonable request) with rating agencies to the extent customary for the Debt Financing contemplated by the Debt Commitment Letter at times and locations to be mutually agreed upon reasonable advance notice and during normal business hours;

(ii) providing reasonably and customary assistance to Parent and the Financing Sources with the preparation of customary rating agency presentations and bank information memoranda required in connection with the Debt Financing, including executing customary authorization letters required for the syndication of the Debt Financing in connection with the distribution of such materials;

(iii) assisting Parent in connection with the preparation and, subject to the occurrence of the Effective Time, execution and delivery of any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Financing Sources with the financial statements described in paragraph H of Exhibit C to the Debt Commitment Letter and such other financial and other information as reasonably requested by Parent in the preparation of a customary confidential information memorandum or other customary information documents for the syndication of financings of the type contemplated by the Debt Commitment Letter; it being understood that Parent shall be responsible for the preparation of any pro forma financial statements and marketing materials for the Debt Financing;

(v) assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that no such corporate or other action will take effect prior to the Closing and the directors of the Company will not approve the Financing prior to the Closing Date; and

(vi) furnishing at least three Business Days prior to the Closing Date, Parent and the Financing Sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation to the extent requested at least ten Business Days prior to the Closing Date.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing (other than customary authorization letters required for the syndication of the Debt Financing); (iii) give any indemnities that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, breach any confidentiality obligations or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Other than with respect to customary authorization letters required for the syndication of the Debt Financing, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument related to the Debt Financing that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Other than with respect to customary authorization letters required for the syndication of the Debt Financing, nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing prior to the Closing that is not conditioned on the Effective Time. Nothing in this Section 6.6 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time (it being understood and agreed that all such certificate, opinion and resolution shall be delivered by any officer or board members of the Surviving Corporation immediately after the Effective Time). The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or solvency certificates prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations relating to the Debt Financing, shall be deemed satisfied, and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained as a result of the Company’s willful breach of its obligations under this Section 6.6.

(c) Company Indebtedness.

(i) The Company shall, not less than three Business Days prior to the Effective Time, with respect to the Company Indebtedness to be repaid at the Effective time, the Company shall use its reasonable best efforts to deliver to Parent payoff letters, in customary form, stating the amounts required to pay in full thereunder (and containing payment instructions) and to effect the release of any related liens or other security interests and any guarantees of the Company Indebtedness upon the payment of such amounts (subject to the payment thereof at the Effective Time). The Company shall use its reasonable best efforts to prepare, or cause to be prepared, for filing all agreements, instruments, certificates, releases, termination statements and other documents that are necessary, appropriate or advisable to evidence or effect the releases of all such liens, security interests and guarantees.

(ii) At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount set forth in such payoff letter as the amount required for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Indebtedness and upon the receipt thereof, concurrently with the Effective Time, the Company shall repay and discharge such Company Indebtedness.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings reasonably satisfactory to the Company.

(f) Reimbursement. Promptly upon request by the Company, Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the

Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith; provided that Parent and Merger Sub shall not be obligated to provide such indemnity to the extent arising from information furnished in writing by or on behalf of the Company or any of its Subsidiaries or with respect to any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts in the case of fraud or willful misconduct by the Company, its Subsidiaries or their respective Representatives.

(h) No Exclusive Arrangements. In no event will the Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person, in each case in connection with an Acquisition Proposal.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all actions within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; or (d) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; it being agreed that, in the event that the Company or any of its Subsidiaries asserts that any restrictions under clauses (a) through (d) applies, the Company and its Subsidiaries shall use reasonable best efforts to design and implement alternative disclosure arrangements to enable Parent and its Representatives to evaluate any such information without violating such restrictions (including, in the case of trade secrets, by providing access to such information pursuant to a customary clean team agreement). Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) would create an unreasonable risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) with respect to any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries or Affiliates in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer or employee of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), if such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an amount less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as reasonably available for an aggregate premium equal to the Maximum Annual Premium.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans listed on Section 3.19(a) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) base salary or wage rate that is no less than the base salary or wage rate in effect for such Continuing Employee immediately before the Effective Time; (ii) target cash incentive opportunities that are substantially comparable to the target cash incentive opportunities in effect for such Continuing Employee immediately before the Effective Time; (iii) other employee benefits (excluding any equity or equity-based compensation) that are no less favorable, in the aggregate, than the employee benefits (excluding any equity or equity-based compensation) provided to such Continuing Employee immediately before the Effective Time; and (iv) severance and termination benefits that are substantially comparable to those applicable to such Continuing Employee upon a similar termination of employment immediately before the Effective Time.

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and determination of the level of benefits (but not for purposes of benefit accruals), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the Surviving Corporation and its Subsidiaries shall credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan.

(e) Labor Agreements. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto. Prior to the Closing Date, the Company and its Subsidiaries shall use their respective reasonable best efforts to satisfy all pre-Closing legal or contractual requirements to provide notice or information to, or to enter into any consultation procedure with, any Labor Organization that represents any employee of the Company or its Subsidiaries in connection with the Transaction.

(f) Payment of Annual Cash-Based Incentive Compensation Programs. Parent agrees that it shall, or shall cause the Surviving Corporation, to provide each participant in an annual cash incentive plan (each an “Incentive Plan Participant”) who remains employed with the Surviving Corporation or its Subsidiaries through the end of the year during which the Effective Time occurs, with an annual cash incentive award for such year based on the actual performance for such year in accordance with the terms of such plans as in effect on the date hereof.

(g) 280G of the Code. Parties shall cooperate in good faith to mitigate the impact of Section 280G of the Code on the Company and the costs of any related gross-up payments.

(h) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate, any Continuing Employee; (ii) amend any Employee Plan; or (iii) create any third-party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice to the other Party as is feasible); provided that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors, investors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.13; provided, further, that the restrictions set forth in this Section 6.13 shall not apply to any release or public statement (i) made or proposed to be made by the Company solely to the extent it relates to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto in compliance with Section 5.3 or (ii) in connection with any dispute between the Parties regarding this Agreement or the Merger (such public statements in clause (i) or (ii), the “Permitted Communications”).

6.14 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Except as otherwise set forth in Section 2.7(c), the Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.17 Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. (i) The waiting periods (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated and (ii) the approvals under the competition laws set forth in Schedule 7.1(b) will have occurred, been filed, or been obtained (as applicable) (the items in clauses (i) and (ii), collectively, “Required Approvals”).

(c) No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent and Merger Sub where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) (A) on the date of this Agreement and (B) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in (a) Section 3.1(a), Section 3.2, Section 3.3(a), Section 3.3(c) and Section 3.26 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all material respects (1) on the date of this Agreement and (2) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications) (1) on the date of this Agreement and (2) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date); and (b) Sections 3.7(a) through (d) (in each case, only as it relates to the Company) shall be true and correct in all respects (except for any failure to be so true and correct that is de minimis in nature) (1) on the date of this Agreement and (2) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date (except for any failure to be so true and correct that is de minimis in nature)).

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any change, event, effect, condition, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) (i) on the date of this Agreement and (ii) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty need only be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transaction (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law or order has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

(c) by either Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on May 7, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(g); (ii) the Company if Parent has the right to terminate pursuant to Section 8.1(e) or (iii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2 as of the date of termination, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it has materially breached any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 and Section 7.3 as of the date of termination;

(f) by Parent, if at any time the Company Board has effected a Company Board Recommendation Change;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3 as of the date of termination, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it has materially breached any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2 as of the date of termination;

(h) by the Company at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal, if (i) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal and (ii) the Company pays or causes to be paid to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with, and as a condition to, such termination; or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (iii) of this Section 8.1(i) if the Closing were to occur on the date of such notice), (ii) Parent fails to consummate the transactions contemplated by this Agreement by the date that is three Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, (iii) the Company has irrevocably confirmed to Parent in writing that (A) all conditions set forth in Section 7.1 and Section 7.3 are satisfied or waived as of the date of such confirmation (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the confirmation referenced in clause (iii) of this Section 8.1(i) if the Closing were to occur on the date of such confirmation), and (B) it is ready, willing and able to consummate the Closing, and (iv) the Merger shall not have been consummated by the end of such three Business Day period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(i) if it is in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2 as of the date of termination.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, no termination of this Agreement will relieve any Party from any liability for fraud or any intentional breach of this Agreement by such Party prior to termination (subject to the limitations on liability set forth in Section 8.3). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Fee Funding Arrangement or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) (1) this Agreement is validly terminated pursuant to Section 8.1(c) or (2) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been made to the Company or the Company Board or any Person shall have publicly announced or otherwise publicly communicated to Company Stockholders an Acquisition Proposal and not withdrawn or otherwise abandoned such Acquisition Proposal prior to such termination; and (C) within 12 months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company shall, promptly (and in any event, within three Business Days) after such consummation, pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and, in any event, within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with, and as a condition to, such termination pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Payments. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), or by either Party pursuant to Section 8.1(c) and at such time the Company could have terminated pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and, in any event, within three Business Days) following such termination pay, or cause to be paid, to the Company an amount equal to $123,200,859 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger and that without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f) Sole Remedy.

(i) Subject to Section 8.2(b), (A) the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Fee Funding Arrangement with respect thereto and receive the Parent Termination Fee and any other amounts from the Sponsors to the extent expressly permitted under the terms of the Fee Funding Arrangement), (B) the Company’s receipt of payments to the extent owed by Parent pursuant to Section 8.3(e), (C) the Company’s right to enforce its rights under the Reimbursement Obligations, and (D) the Company’s right to enforce its rights under Confidentiality Agreement and the Company’s right to specific performance pursuant to Section 9.8(b) will be the sole and exclusive remedies of the Company and its Affiliates against (1) Parent, Merger Sub or the Sponsors; (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Sponsors), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Sponsors and each of their respective Affiliates (collectively, the “Parent Related Parties”) and (3) the Financing Sources in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Fee Funding Arrangement) and the transactions contemplated hereby and thereby, and upon payment of such amounts, none of the Parent Related Parties or the Financing Sources will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith

(including the Financing Letters and the Fee Funding Arrangement) and the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations, Section 8.3(a) and Section 8.3(e) and the Sponsors will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Fee Funding Arrangement to the extent expressly permitted under the terms thereof). The Parent Related Parties and the Financing Sources are intended third-party beneficiaries of this Section 8.3(f)(i).

(ii) Subject to Section 8.2(b), Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(e), as applicable). The Company Related Parties are intended third-party beneficiaries of this Section 8.3(f)(ii).

(g) Cap; Remedies. Subject to Section 9.8(b), (i) the aggregate amount of monetary remedies the Company is entitled to receive in clauses (A), (B) and (C) of Section 8.3(f)(i) shall serve as a cap on the maximum aggregate liability of the Parent Related Parties under this Agreement in the event Parent fails to effect the Closing in accordance with Section 2.3 or otherwise breaches this Agreement or fails to perform hereunder and under no circumstances shall the Company be entitled to collect, if due, more than such cap, and (ii) while the Company may pursue both a grant of specific performance in accordance with, and subject to the limitations set forth in, Section 9.8(b) and the payment of monetary damages, including all or a portion of the Parent Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.8(b) that results in a consummation of the Closing and the payment of monetary damages, including all or a portion of the Parent Termination Fee.

(h) Liquidated Damages. The Company, Parent and Merger Sub acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 8.3(f)(i), the last sentence of Section 9.6, Section 9.10(b), Section 9.11, 9.12 and this sentence in this Section 8.4 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail, by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Catalog Intermediate Inc.

c/o Permira Advisers LLC

320 Park Avenue, 28th Floor

New York, NY 10022

Attn:       Henry Minello

Email:    henry.minello@Permira.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn:      Allison R. Schneirov

              Christopher M. Barlow

   Email: allison.schneirov@skadden.com

              christopher.barlow@skadden.com

(b)	if to the Company (prior to the Effective Time) to:

Cambrex Corporation

One Meadowlands Plaza,

East Rutherford, New Jersey 07073

Attn:	Samantha Hanley
Email:	Samantha.Hanley@Cambrex.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	David Fox, P.C.
David B. Feirstein, P.C.
James Hu
Email:	david.fox@kirkland.com
david.feirstein@kirkland.com
james.hu@kirkland.com

Any notice received at the addressee’s location, or by e-mail at the addressee’s e-mail address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of its and Merger Sub’s rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; or (b) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger Sub of any of its obligations under this Agreement; (ii) affect the obligations of the parties (including Financing Sources) to the Financing Letters or the Sponsors pursuant to the Fee Funding Arrangement; or (iii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Options, Company RSUs or Company PSUs pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Permira Advisers LLC and the Company have previously executed the Confidentiality Letter Agreement, dated March 9, 2018 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub, the Company and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries and Parent, Merger Subs and the Sponsors, respectively, furnished or made available to the other Party or their respective Representatives in connection with the Transaction in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Fee Funding Arrangement and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and

(c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs or Company PSUs to receive the Per Share Price and the Equity Award Consideration, respectively, in each case after the Effective Time and (c) as set forth in or contemplated by Section 8.3(f). Notwithstanding anything set forth above, the provisions of Section 8.3(f)(i), the last sentence of Section 8.4, Section 9.10(b), Section 9.11 and this sentence in this Section 9.6, shall inure to the benefit of the Financing Sources, each of whom are intended to be third-party beneficiaries thereof.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including, subject to Section 9.8(b)(ii), any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, but subject to Sections 9.8(a) and 9.8(b)(ii), to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (C) will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (1) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (2) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. This

Section 9.8(b)(i) is not intended and shall not be construed to limit in any way the provisions of Section 8.3(f) and Section 8.3(g)(ii).

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions; provided, that such conditions to be satisfied at the Closing would be satisfied if the Closing were to occur on such date and the date on which Closing would occur if the remedy herein were granted); (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub are required to and fail to consummate the Merger on the date required pursuant to Section 2.3; and (D) the Company has irrevocably confirmed in a written notice to Parent that it is ready, willing and able to consummate the Closing and if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur and the Closing would occur.

(iii) Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.9 Governing Law. This Agreement and all Legal Proceedings (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Fee Funding Arrangement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of or relates to this Agreement, the Fee Funding Arrangement or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Fee Funding Arrangement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Fee Funding Arrangement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, this Agreement, the Merger, the Debt Financing, any agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or the performance of services hereunder or thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document upon such Party in accordance with Section 9.2 (or, in the case of the Financing Sources, by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter) will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state).

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE FEE FUNDING ARRANGEMENT, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. Without limiting Parent’s rights and remedies against the Financing Sources under the Debt Commitment Letter, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no Parent Related Parties (other than the Sponsors to the extent set forth in the Fee Funding Arrangement or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure, other than with respect to any matters required to be disclosed for purposes of Sections 3.1, and 3.7, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CATALOG INTERMEDIATE INC.

By:

/s/ Henry Minello
Name: Henry Minello
Title: President and Secretary

CATALOG MERGER SUB INC.

By:

/s/ Henry Minello
Name: Henry Minello
Title: President and Secretary

CAMBREX CORPORATION

By:

/s/ Steven M. Klosk
Name: Steven M. Klosk
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

August 6, 2019

Board of Directors

Cambrex Corporation

One Meadowlands Plaza,

East Rutherford, New Jersey 07073

Members of the Board:

We understand that Cambrex Corporation (the “Company”), Catalog Intermediate Inc. (the “Buyer”) and Catalog Merger Sub, a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 4, 2019 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of Class A common stock, par value $0.10 per share, and Class B common stock, par value $0.10 per share, of the Company (together, the “Company Common Stock”), other than shares held in treasury or held by the Buyer or any of its subsidiaries (including Acquisition Sub) or as to which dissenters’ rights have been perfected (collectively “Excluded Shares”), will be converted into the right to receive $60.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company (the “Financial Projections”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form as of August 6, 2019 and the draft equity commitment letter among Buyer and the other parties thereto substantially in the form as of August 4, 2019 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such Financial Projections nor the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We do not express any view on, and this opinion does not address, any term or aspect of the Merger Agreement or the transactions contemplated thereby, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, other than with respect to the fairness from a financial point of view of the Consideration to be received by the holders of the shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer or its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the Buyer.

B-2

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Edward A. Smith

Edward A. Smith Managing Director

B-3

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title, §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to §251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to §251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in §251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in §251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CAMBREX CORPORATION

ONE MEADOWLANDS PLAZA

ATTN: ALISA A. WISSE

EAST RUTHERFORD, NJ 07073

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KEEP THIS PORTION FOR YOUR RECORDS

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The Board of Directors recommends you vote FOR
proposals 1, 2 and 3.	For	Against	Abstain

1 To adopt the Agreement and Plan of Merger, dated as of August 7, 2019 (the “Merger Agreement”), by and among Catalog Intermediate Inc., Catalog Merger Sub Inc. and the Company.	☐	☐	☐

2   To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Companys named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.

	☐	☐	☐

3   To adjourn the Special Meeting to a later date or dates, if necessary or appropriate and permitted under the Merger Agreement, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

	☐	☐	☐

NOTE: Consummation of the transactions contemplated by the Merger Agreement is conditioned on the approval of Proposal 1 and not conditioned on Proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

0000428628_1    R1.0.1.18

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CAMBREX CORPORATION

Special Meeting of Stockholders

(—), 2019 12:00 (–)

This proxy is solicited by the Board of Directors

The undersigned stockholder of Cambrex Corporation (the “Company”) hereby appoints Steven M. Klosk, Gregory P. Sargen and Samantha Hanley, and each of them acting singly and each with power of substitution and re-substitution, attorneys and proxies of the undersigned (the “Proxies”), with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on (—), 2019 at (—), Eastern time, at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey, and any postponement(s) or adjournment(s) thereof. Directions may be obtained by calling the Company at 201-804-3000.

Shares represented by this proxy will be voted by the Proxies as specified on the reverse side hereof. If no directions are indicated, the Proxies will have authority to vote FOR proposals 1, 2, and 3.

Continued and to be signed on reverse side

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